Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202716

 Prospectus Supplement

Interests in

SBERA 401(k) PLAN AS ADOPTED BY

THE PROVIDENT BANK

Offering of Participation Interests in up to 965,677 Shares of

PROVIDENT BANCORP, INC.

Common Stock

Provident Bancorp, Inc., a Massachusetts corporation, is offering shares of common stock for sale at $10.00 per share in an initial public stock offering. In connection with the stock offering, Provident Bancorp, Inc. is allowing employees and former employees of The Provident Bank, who are participants in the SBERA 401(k) Plan as Adopted by The Provident Bank (the “401(k) Plan”) to invest all or a portion of their accounts in stock units representing an indirect ownership interest in Provident Bancorp, Inc. common stock, no par value per share. Based upon the value of the 401(k) Plan assets at December 31, 2014, the trustee of the 401(k) Plan could acquire up to 965,677 shares of Provident Bancorp, Inc. Common Stock, at the purchase price of $10.00 per stock unit. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in stock units representing an indirect ownership interest in Provident Bancorp, Inc. Common Stock at the time of the stock offering.

The prospectus of Provident Bancorp, Inc. dated May 14, 2015, is provided with this prospectus supplement. It contains detailed information regarding the stock offering of Provident Bancorp, Inc. and the financial condition, results of operations and business of Provident Bancorp, Inc. and The Provident Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 16 of the prospectus.

The interests in the 401(k) Plan and the offering of the shares of Provident Bancorp, Inc. Common Stock have not been approved or disapproved by the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This prospectus supplement may be used only in connection with offers and sales by Provident Bancorp, Inc. in the stock offering of Provident Bancorp, Inc. Common Stock acquired by the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the prospectus. Provident Bancorp, Inc., The Provident Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Provident Bancorp, Inc. Common Stock shall under any circumstances imply that there has been no change in the affairs of Provident Bancorp, Inc., The Provident Bank, or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is May 14, 2015.

THE OFFERING

Securities Offered	Provident Bancorp, Inc. is offering participants of the 401(k) Plan the opportunity to purchase stock units representing an indirect ownership interest (also referred to as a “participation interest”) in Provident Bancorp, Inc. Common Stock acquired by the 401(k) Plan. Based on the fair market value of the 401(k) Plan’s assets as of December 31, 2014, at the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 965,677 shares of Provident Bancorp, Inc. Common Stock in the stock offering.

Only employees of The Provident Bank may become participants in the 401(k) Plan and only participants, including former employees of The Provident Bank with an account balance in the 401(k) Plan, may purchase stock units representing an interest in shares of Provident Bancorp, Inc. Common Stock in the 401(k) Plan. Your investment in stock units in connection with the stock offering through an investment in the Provident Bancorp Stock Account (described below) is subject to the purchase priorities listed below under “Purchase Priorities.”

Information with regard to the 401(k) Plan and your opportunity to invest in stock units through an investment in the Provident Bancorp Stock Account is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Provident Bancorp, Inc. and The Provident Bank is contained in the accompanying prospectus. The address of the principal executive office of Provident Bancorp, Inc. and The Provident Bank is 5 Market Street, Amesbury, MA 01913. The Provident Bank’s telephone number at this address is (978) 834-8555.

All questions about this prospectus supplement and completing the Special Investment Election Form should be addressed to Tammy Medico, Vice President, Human Resources, at The Provident Bank; telephone #: (978) 834-8525, ext. 1119; email: tmedico@theprovidentbank.com.

Questions about the stock offering, the prospectus, or purchasing Provident Bancorp, Inc. Common Stock in the stock offering outside the 401(k) Plan may be directed to the Stock Information Center, at (978) 834-8505, Monday through Friday, 10:00 a.m. through 4:00 p.m., Eastern Time.

Election to Purchase Common Stock	You may elect to transfer all or a part of your 401(k) Plan account (subject to the limitations described below) to the Provident Bancorp

1

Stock Account to be used to purchase stock units representing an interest in shares of Provident Bancorp, Inc. Common Stock in the stock offering at $10.00 per share. The trustee of the 401(k) Plan will purchase Provident Bancorp, Inc. Common Stock at $10.00 per share, in accordance with your directions. However, such directions are subject to purchase priorities and purchase limitations, as described below. Following the stock offering, the shares of Provident Bancorp, Inc. Common Stock acquired by the trustee in the stock offering will held in an account in the 401(k) Plan titled the “Provident Bancorp Stock Account.”

Purchase Priorities	All 401(k) Plan participants are eligible to subscribe for stock units representing an indirect ownership interest in Provident Bancorp, Inc. Common Stock in the stock offering. However, such directions are subject to the purchase priorities in the Provident Bancorp, Inc. Plan of Stock Issuance, which provides for a subscription offering and a direct community offering. In the offering, purchase priorities, in descending order, are as follows and apply in case more shares of Provident Bancorp, Inc. Common Stock are ordered than are available for sale (an “oversubscription”):

Subscription Offering:

	(1)	Depositors of The Provident Bank with aggregate account balances of at least $50 as of the close of business on February 28, 2014, have first priority.

	(2)	The Provident Bank’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan, have second priority.

	(3)	Employees, officers, directors, trustees and corporators of The Provident Bank, Provident Bancorp, Inc. or Provident Bancorp, who do not have a higher priority to purchase, will have third priority, to the extent there are shares remaining after satisfaction of subscriptions by persons in the priority categories above.

Community Offering, if held:

	(4)	Shares of Provident Bancorp, Inc. Common Stock not purchased in the subscription offering may be offered for sale to the public in a “direct community offering,” with the following preferences: (i) natural persons (including trusts of natural persons) residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities

2

and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham and (iv) members of the general public.

If you fall into subscription offering categories (1) or (3), you have subscription rights to purchase Provident Bancorp, Inc. Common Stock in the subscription offering. If you are not eligible in the subscription offering, you may be eligible to purchase in the direct community offering, if shares remain available for sale in the direct community offering. You may use funds in the 401(k) Plan to pay for stock units representing an indirect interest in shares of Provident Bancorp, Inc. Common Stock. However, if you elect to purchase stock units through the 401(k) Plan and fall into subscription offering category (3) or are eligible in the direct community offering, your purchase order may be filled through priority category (2) reserved for The Provident Bank’s tax-qualified plans. You may place an order for the purchase of stock units representing an interest in Provident Bancorp, Inc. Common Stock through the 401(k) Plan by using the enclosed Special Investment Election Form, to be completed and submitted in the manner described below under “How to Order Common Stock in the Stock Offering through the 401(k) Plan.”

The above-listed purchase priorities will also apply to any purchase of Provident Bancorp, Inc. Common Stock outside of the 401(k) Plan. If you are eligible in the subscription offering, as listed above, you will separately receive an offering materials package in the mail, including a stock order form. You may use the stock order form to subscribe for shares outside the 401(k) Plan. Please refer to the offering prospectus for information on how to make such purchases. If you wish to subscribe for shares of Provident Bancorp, Inc. Common Stock outside the 401(k) Plan and you are not eligible to participate in the subscription offering, you may request offering materials by calling our Stock Information Center, at (978) 834-8505. Your order would be placed in the community offering, if held. Orders received in the subscription offering take precedence over the community offering orders in the event the stock offering is oversubscribed.

Purchase in the Stock Offering and Oversubscriptions	The trustee of the 401(k) Plan will purchase shares of Provident Bancorp, Inc. Common Stock in the stock offering in accordance with your investment direction set forth on the Special Investment Election Form. At the conclusion of the “401(k) Offering Period” (as defined below in the Section on “How to Order Common Stock in the Stock Offering Through the 401(k) Plan”), the amount that

3

you designate to be used to purchase stock units will be sold from your existing investment funds held in the 401(k) Plan and the proceeds transferred to a separate account maintained by the 401(k) Plan (the “Provident Bancorp Stock Account”). The proceeds transferred to the Provident Bancorp Stock Account will be held separately from all other 401(k) Plan assets pending the formal completion of the stock offering several weeks later. Prior to the completion of the stock offering, we will determine whether all, or any portion of, your order will be filled (if the offering is oversubscribed, you may not receive any, or all of, your order, depending on your purchase priority, as described above). The amount that can be used toward your order of stock units will be applied to the purchase of shares of Provident Bancorp, Inc. Common Stock.

In the event the offering is oversubscribed, i.e., there are more orders for Provident Bancorp, Inc. Common Stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase Provident Bancorp, Inc. Common Stock in the offering, the amount that cannot be invested in Provident Bancorp, Inc. Common Stock, and any interest earned on such amount, will be transferred out of the Provident Bancorp Stock Account and reinvested in the existing investment funds of the 401(k) Plan, in accordance with your then existing investment elections (in proportion to your investment direction for future contributions).

If you choose not to direct the investment of your 401(k) Plan account balance towards the purchase of Provident Bancorp, Inc. Common Stock in the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Composition of the Provident Bancorp Stock Account	Shares purchased by the 401(k) Plan in the stock offering will be held by the Provident Bancorp Stock Account. The Provident Bancorp Stock Account is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by Savings Banks Employees Retirement Association (“SBERA”), the 401(k) Plan custodian and recordkeeper, to track the shares purchased by the participants in the stock offering through the 401(k) Plan. The Provident Bancorp Stock Account will initially invest 100% of the amounts allocated to the fund (other than amounts returned to the other investment accounts due to an oversubscription) in Provident Bancorp, Inc. Common Stock and a stock unit will be initially valued at $10.00, the offering price of the Common Stock.

4

After the closing of the stock offering, as 401(k) Plan participants begin to trade their stock units or acquire new stock units, the Provident Bancorp Stock Account will maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions, such as investment transfers or distributions from the Provident Bancorp Stock Account. Following the stock offering, each day, the stock unit value of the Provident Bancorp Stock Account will be determined by dividing the total market value of the Provident Bancorp Stock Account at the end of the day by the total number of units held in the Provident Bancorp Stock Account by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the Provident Bancorp Stock Account, less any investment management fees. The market value and unit holdings of your account in the Provident Bancorp Stock Account will be reported to you on your regular participant statements.

Investment in the Provident Bancorp Stock Account involves special risks common to investments in shares of Provident Bancorp, Inc. Common Stock. For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

Election to Purchase Common Stock in the Stock Offering through the 401(k) Plan	In connection with the stock offering, the 401(k) Plan will permit you to direct the trustee to transfer all or a part of your 401(k) Plan account balance to the Provident Bancorp Stock Account for the purchase of stock units representing an ownership interest in Provident Bancorp, Inc. Common Stock. The trustee of the 401(k) Plan will subscribe for shares of the Provident Bancorp, Inc. Common Stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings. In order to purchase Provident Bancorp, Inc. Common Stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. The prospectus describes further the maximum purchase limits for investors in the stock offering.

Value of 401(k) Plan Assets	As of December 31, 2014, the market value of the assets of the 401(k) Plan was approximately $9,656,770, all of which is eligible to purchase or acquire Provident Bancorp, Inc. Common Stock in the offering. SBERA informed each participant of the value of his or her account balance under the 401(k) Plan as of December 31, 2014.

5

How to Order Common Stock in the Stock Offering Through the 401(k) Plan	Enclosed is a Special Investment Election Form on which you can elect to purchase Provident Bancorp, Inc. Common Stock in the stock offering. This is done by following the procedures described below. Please note the following stipulations concerning this election:

	•	You can elect to transfer all or a portion of your account in the 401(k) Plan to the Provident Bancorp Stock Account.

	•	Your election is subject to a minimum purchase of 25 shares, which equals $250.

	•	Your election, plus any stock order you placed outside the 401(k) Plan, are together subject to a maximum purchase of 15,000 shares, which equals $150,000, or 25,000 shares ($250,000) if you purchase in concert with an associate or a group of persons acting in concert (as more fully described in the prospectus).

	•	The election period for the 401(k) Plan purchases ends at 5:00 p.m., Eastern Time, on June 9, 2015 (the “401(k) Plan Offering Period”).

	•	Following the 401(k) Offering Period, the 401(k) Plan trustee will sell the applicable percentage of each of your investment funds that you have elected to sell in order to purchase shares in the Provident Bancorp Stock Account and will transfer the proceeds upon settlement to the Provident Bancorp Stock Account. The 401(k) Plan trustee will process such sales for all participants on a single day following the 401(k) Offering Period and before the close of the subscription offering period.

	•	During the 401(k) Plan Offering Period, you will continue to have the ability to make intra-plan transfers among the various investment funds in the 401(k) Plan. However, you will not be permitted to change the investment amounts that you designated to be transferred to the Provident Bancorp Stock Account to purchase stock in the stock offering.

	•	The amount you elect to transfer to the Provident Bancorp Stock Account will be held separately by the 401(k) Plan until the formal closing of the stock offering occurs, which will be several weeks after the completion of the 401(k) Plan Offering Period. Once transferred to the Provident Bancorp Stock Account, you will not have access to this money and

6

this money will not be available for distributions, loans or withdrawals until it is used to purchase Provident Bancorp, Inc. Common Stock.

If you wish to purchase Provident Bancorp, Inc. Common Stock in the stock offering through the 401(k) Plan, you should indicate that decision on your Special Investment Election Form. If you do not wish to make an election, you should check box D on the Special Investment Election Form. You may return the form in one of several ways: (1) using the enclosed self-addressed envelope, (2) by faxing it to (978) 352-1225, (3) by delivering it in person, (4) by email at tmedico@theprovidentbank.com or (5) by interoffice mail to Tammy Medico, Vice President, Human Resources, to be received no later than 5:00 p.m., Eastern Time, on June 9, 2015.

Special Investment Election Form Delivery Deadline	If you wish to purchase stock units representing an ownership interest in Provident Bancorp, Inc. Common Stock through the 401(k) Plan, you must return your Special Investment Election Form to Tammy Medico, Vice President of Human Resources, The Provident Bank, to be received no later than 5:00 p.m., Eastern Time, on June 9, 2015. You may return your Special Investment Election Form by hand delivery, mail (using the self-addressed envelope), email (sending it to tmedico@theprovidentbank.com), by faxing it to (978) 352-1225 or by interoffice mail, so long as it is received by the time specified.

Irrevocability of Transfer Direction	Once you make an election to purchase shares of Provident Bancorp, Inc. Common Stock in the stock offering through the 401(k) Plan, you may not change your election. Your election is irrevocable.

Future Direction to Purchase and Sell Common Stock	You will be able to purchase or sell shares of Provident Bancorp, Inc. Common Stock through the 401(k) Plan after the stock offering. In accordance with 401(k) Plan procedures, you may direct that your future contributions or your account balance in the 401(k) Plan be transferred to Provident Bancorp Stock Account to be used to purchase shares of Provident Bancorp, Inc. Common Stock. After the stock offering, to the extent that shares are available, the trustee of the 401(k) Plan will acquire shares of Provident Bancorp, Inc. Common Stock at your election in open market transactions at the prevailing price, which may be less than or more than $10.00 per share. You may change your investment allocation on a daily basis.

Special restrictions may apply to purchasing shares of Provident Bancorp, Inc. Common Stock by the participants who are subject to the provisions of Section 16(b) of the Securities

7

Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of Provident Bancorp, Inc.

Please note that if you are an officer of The Provident Bank who is restricted by the regulations of the Board of Governors of the Federal Reserve System from selling shares of Provident Bancorp, Inc. Common Stock acquired in the stock offering for one year, the Provident Bancorp, Inc. Common Stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed.

Voting Rights of Common Stock	The Provident Bancorp Stock Account is included in the SBERA Trust. The Plan Administrator, Thomas J. Forese, Jr., President of SBERA, will vote all shares of Provident Bancorp, Inc. Common Stock in the Provident Bancorp Stock Account, except for votes involving a change in control, in which case the participants and beneficiaries will vote using a pass-through arrangement. The Plan Administrator has a fiduciary obligation to vote the shares of Provident Bancorp, Inc. Common Stock, including the interests credited to your account, solely in the best interests of the Plan’s participants and beneficiaries.

DESCRIPTION OF THE PLAN

Introduction

The Provident Bank originally adopted the 401(k) Plan, effective as of February 1, 1996, and the 401(k) Plan has been restated, effective as of January 1, 2015. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Provident Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Provident Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except for the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

8

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to employees for review by filing a request with Tammy Medico, Vice President of Human Resources, The Provident Bank, 5 Market Street, Amesbury, MA 01913. Alternatively, you may also receive a copy of the Summary Plan Description to the 401(k) Plan by either going on to your account at www.sbera.com and downloading a copy or by filing a request with Tammy Medico, Vice President of Human Resources, The Provident Bank. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

Employees of The Provident Bank are eligible to participate in elective deferrals in the 401(k) Plan upon attainment of age 21 and without regard to having attained a specific period of service. However, an employee is only eligible to receive safe harbor matching contributions and employer discretionary contributions after attaining age 21 and completing one (1) year of service with The Provident Bank. Employees who satisfy the eligibility requirements are eligible to enter the 401(k) Plan on the first day of month after satisfying the eligibility requirements. The plan year (“Plan Year”) is January 1 to December 31.

As of December 31, 2014, there were approximately 87 active employee participants and 39 former employee participants with account balances in the 401(k) Plan.

Contributions under the 401(k) Plan

Elective deferrals. You are permitted to defer, on a pre-tax basis or an after-tax basis (Roth), from 1% to 75% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. For purposes of the 401(k) Plan, “compensation” means your W-2 compensation received from The Provident Bank and subject to income tax withholding at the source, with all pre-tax contributions included, but excluding any long-term incentive plan payments. In 2015, the annual compensation of each participant taken into account under the 401(k) Plan is limited to $265,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the 401(k) Plan on the first day of the beginning of the next payroll period. You may stop making contributions to the Plan at any time.

Safe Harbor Matching Contributions. The Provident Bank will make a safe harbor matching contribution to employees who satisfy the eligibility requirements for the 401(k) Plan. The safe harbor matching contribution is equal to 100% of each participant’s eligible compensation up to 6% of salary. The safe harbor matching contribution will be contributed by The Provident Bank at the end of the plan year, however, you do not have to be employed on the last day of the plan year in order to share in the safe harbor matching contribution. Each year, The Provident Bank will advise participants of its intention to make the safe-harbor matching contribution and the amount of such contribution.

9

Employer Discretionary Contributions. In its discretion, The Provident Bank may make contributions to the 401(k) Plan. The Provident Bank will advise you of the percentage of the employer discretionary contribution, if any, that will be made for a given year. You need to be employed at the end of the plan year in order to receive an allocation of the employer discretionary contribution, if made.

Rollover Contributions. You are permitted to make rollover contributions to the 401(k) Plan.

Limitations on Contributions

Limitations on Employee Elective deferrals. For the Plan Year beginning January 1, 2015, the amount of your before-tax and after-tax (Roth) contributions may not exceed $18,000 per calendar year. In addition, if you are at least 50 years old in 2015, you will be able to make a “catch-up” contribution of up to $6,000 in addition to the $18,000 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Contribution Limit. Generally, the law imposes a maximum limit on the amount of contributions you may receive under the 401(k) Plan. This limit applies to all contributions to the 401(k) Plan, including your elective deferrals and all other employer contributions made on your behalf during the year, excluding catch-up contributions, earnings and any transfers/rollovers. For the Plan Year beginning January 1, 2015, this total cannot exceed the lesser of $53,000 or 100% of your annual base compensation or, if applicable, $59,000 or 100% of your annual base compensation, including catch-up contributions.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, non forfeitable interest in the salary deferral contributions you have made to the 401(k) Plan. Employer safe harbor matching contributions, if made, are also 100% vested. Employer discretionary contributions, if made, are subject to a three-year cliff vesting schedule in which such amounts vest at the rate of 0% during the first two years of service and then become 100% vested upon the completion of three years of service. In the event of your death, disability, attainment of the normal retirement date (date of your 65th birthday) or attainment of the early retirement date (date you attain age 55 and complete at least 10 years of service), your employer contributions would immediately become fully vested.

10

Withdrawals and Distributions from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the employer.

Withdrawals upon Termination. You may request a distribution from your account following your termination of employment. Following your termination, you may elect to leave your account balance in the 401(k) Plan and defer commencement of receipt of your vested balance until no later than April 1 of the calendar year following the calendar year in which you attain age 70½.

Withdrawal upon Disability. If you are disabled in accordance with the definition of disability under the 401(k) Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.

Withdrawal upon Death. If you die while you are a participant in the 401(k) Plan, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

In-Service Distribution. While employed, you are eligible to receive an in-service distribution of your elective deferrals from your account after your attainment of age 59½. However, you may not receive an in-service withdrawal of the following contributions: safe-harbor matching contributions or vested employer discretionary contributions. You may receive an in-service withdrawal of your rollover contributions, if any, at any time.

Hardship. In the event you incur a financial hardship, you may request an in-service withdrawal of a portion of your 401(k) Plan account, in accordance with the procedures set forth in the 401(k) Plan.

Loans. You are eligible to obtain a loan from the Plan, in accordance with The Provident Bank’s established loan procedures.

Form of Distribution. The normal form of benefit under the 401(k) Plan is a lump-sum distribution. Alternatively, when you are eligible for a distribution, you can request distributions in installment payments (not to exceed the life expectancy of you and your designated beneficiary). You can also receive a partial payment from the 401(k) Plan, in an amount not less than $1,000.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the Savings Banks Employees Retirement Association Trust (the “Trust”) which is administered by SBERA. Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following investment options:

11

All Asset Account

Bond Account

The SBERA Account

Money Market Account

Index 500 Account

Equity Account

Large Cap Value Account

Small Cap Value Account

Large Cap Growth Account

Small Cap Growth Account

International Equity Account

LifePath 2020

LifePath 2025

LifePath 2030

LifePath 2035

LifePath 2040

LifePath 2045

LifePath 2050

LifePath 2055

LifePath Retirement

Performance History and Description of Funds

The following provides performance data with respect to the investment options available under the 401(k) Plan:

		Performance as of December 31, 2014
Fund	Expense Ratio* (%)	Total Return YTD (%)	Total Return 1 Yr (%)	Total Return Annualized 3 Yrs (%)	Total Return Annualized 5 Yrs (%)	Total Return Annualized 10 Yrs (%)
Money Market Account	0.19	0.00	0.00	0.02	0.06	1.59
Bond Account	0.32	1.68	5.40	3.79	5.10	5.15
Life Path Retirement	0.15	1.75	5.24	6.90	7.02	5.45
Life Path 2020	0.15	1.92	5.41	8.91	8.0	5.46
Life Path 2025	0.15	2.10	N/A	N/A	N/A	N/A
Life Path 2030	0.15	2.22	5.62	11.01	9.01	5.59
Life Path 2035	0.15	2.41	N/A	N/A	N/A	N/A
Life Path 2040	0.15	2.47	5.75	12.69	9.79	5.65
Life Path 2045	0.15	2.51	N/A	N/A	N/A	N/A
Life Path 2050	0.15	2.54	5.89	14.15	10.44	N/A
Life Path 2055	0.15	2.52	N/A	N/A	N/A	N/A
All Asset Account	0.87	-0.18	0.84	5.45	6.42	5.55
SBERA Account	0.63	2.05	3.78	12.21	9.76	6.41
Equity Account	0.51	2.54	4.76	16.97	12.44	7.22
Index 500 Account	0.05	0.92	13.61	20.33	15.42	7.69
Large Cap Growth Account	0.60	1.70	10.12	18.97	14.93	7.67
Small Cap Growth Account	1.04	7.52	-1.68	18.58	17.03	11.26
International Equity Account	0.55	3.08	-5.91	7.79	2.30	3.13
Large Cap Value Account	0.47	0.86	10.34	18.53	14.22	6.97
Small Cap Value Account	0.98	1.47	2.53	18.46	15.02	6.18

*Includes Annual Investment Management Fees and Annual Custody Fees where applicable.

12

The following is a description of each of the 401(k) Plan’s investment funds and other investments:

Money Market Account ─ Provides income consistent with preservation of principal. SBERA’s Investment Policy Statement requires the Money Market Account to be invested exclusively in U.S. Treasury or other obligations guaranteed by the U.S. Government or its agencies. All securities in this account must have a maturity of six (6) months or less.

Bond Account ─ This account seeks to match the performance of the Barclays Capital Aggregate Bond Index. This account utilizes a fund-of-funds approach to achieve its returns. The account utilizes a passive asset allocation approach which maintains a set relative percentage across the three underlying managers. The underlying managers utilize a combination of passive and active management to active their return objectives. This account is administered by the Savings Banks Employees Retirement Association.

Equity Account ─ This account seeks long-term growth of capital and income by investing in common stocks of domestic and foreign companies. This is a fund-to-funds account managed by eight underlying investment managers. The investment managers are selected by SBERA’s Board of Trustees and are subject to change periodically. Each investment manager’s allocation is rebalanced monthly with their strategic asset allocation determined by the Board.

Large Cap Value Account ─ This account seeks a superior total return with only a moderate degree of risk. The account seeks to achieve its investment objective by investing primarily in U.S. Dollar-denominated equity securities of companies with market capitalizations of at least $2 Billion. The account seeks to achieve a total return greater than the S&P 500 over a full market cycle and indices comprised of value-oriented stocks over shorter periods. The Account may invest in cash and cash equivalents.

Index 500 Account ─ This account seeks to provide long-term growth of capital and income investment results that parallel the performance of the Standard & Poor’s 500 Composite Stock Price Index. This is a passively managed low-cost index account which uses a “full replication” approach where the portfolio holds all of the 500 underlying securities in proportion to their weighting in the index thus minimizing the potential return variance from the index. This account is administered by State Street Global Advisors.

International Equity Account ─ This account seeks to match the performance of the MSCI EAFE index and thus provide long-term capital and income appreciate. This account utilizes a fund-of-funds approach to achieve its returns. The account utilizes a passive asset allocation approach which maintains a set relative percentage across the three underlying managers. The account utilizes a combination of passive and active underlying managers to achieve its returns. This account is administered by the Savings Banks Employees Retirement Association.

Small Cap Value Account ─ This account seeks to outperform the Russell 2000 Value Index. This account uses a disciplined, team-oriented approach which aims to generate consistent above-average risk-adjusted performance, focusing on valuation, fundamentals, and

13

catalyst identification as a cornerstone to successful value investing, while maintaining the integrity of its specific investment mandates. The portfolio manager emphasizes free cash flow, balance sheets and long-term market potential.

Small Cap Growth Account ─ This account seeks to outperform the Russell 2000 Growth Index. This account uses bottoms-up, research-intensive approach to identify small cap growth stocks with the greatest potential to achieve superior price appreciation over a 12 to 18 month time horizon. In general, the portfolio manager constructs a 100-120 stock portfolio consisting of companies with market capitalizations between $50M and $1.5B that have demonstrated the ability to grow earnings and sales at least 10% per year.

Large Cap Growth Account ─ This account seeks long-term returns in excess of the target benchmark by offering investors a highly disciplined, mathematical investment strategy while reducing the risk of significant under performance. The Account’s strategies are based on a rigorous mathematical theory that seeks to demonstrate by combining securities with high relative volatility, but low covariance, a portfolio could be constructed that would outperform a benchmark over the long term.

All Asset Account ─ This account seeks to produce returns which are 500 basis points above the Consumer Price Index (CPI) which measures inflation experienced by consumers in their day-to-day living expenses. The account employs an active, multi-market strategy that fundamentally seeks to provide necessary long-term real inflation-adjusted returns, along with significant asset class diversification. The strategy is designed as a fund-of-funds that allocates among a full range of strategies.

The SBERA Account ─ This account seeks to produce the results that parallel the performance of the SBERA Defined Benefit Plan Assets which is to provide investors with long-term growth of capital and income. This account is passively managed “full replication” fund-of funds approach of holding the investments of the SBERA Defined Benefit Assets. The account is rebalanced monthly. This account is administered by the Savings Bank Employees Retirement Association.

LifePath Accounts ─ The LifePath series are designed to be complete investment solutions for individuals. Each LifePath strategy is a broadly diversified portfolio, designed for both a particular risk tolerance and when the money will be needed. The LifePath series include LifePath 2055, 2050, 2045, 2040, 2035, 2030, 2025, 2020 and LifePath Retirement. The number, as in LifePath 2020, represents the approximate year when you plan to start withdrawing your money. As time goes by, the investment managers gradually adjust the portfolio’s mix to compensate for the level of risk that is appropriate for the number of years before account drawdown. LifePath Retirement is for those already in retirement and withdrawing funds.

Provident Bancorp Stock Account

In connection with the stock offering, the Plan now offers the Provident Bancorp Stock Account as an additional choice to the investment options described above. The Provident Bancorp Stock Account invests primarily in Provident Bancorp, Inc. Common Stock. In

14

connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your Plan account in the Provident Bancorp Stock Account as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your elective deferral contributions in the Provident Bancorp Stock Account; you may also elect to transfer into the Provident Bancorp Stock Account all or a portion of your accounts currently invested in other funds under the Plan.

The Provident Bancorp Stock Account consists primarily of investment in Provident Bancorp, Inc. Common Stock. After the stock offering, the trustee of the Plan will use amounts held by it in the Provident Bancorp Stock Account to purchase additional shares of common stock of the Provident Bancorp, Inc.

As of the date of this prospectus supplement, there is no established market for Provident Bancorp, Inc. Common Stock. Accordingly, there is no record of the historical performance of the Provident Bancorp Stock Account. Performance of the Provident Bancorp Stock Account depends on a number of factors, including the financial condition and profitability of Provident Bancorp, Inc. and The Provident Bank and market conditions for shares of Provident Bancorp, Inc. Common Stock generally.

Investments in the Stock Account involve special risks common to investments in the shares of common stock of Provident Bancorp, Inc. In making a decision to invest all or a part of your account balance in the Provident Bancorp Stock Account, you should carefully consider the information set forth on page 18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

An investment in any of the investment options listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. As with any investment option, there is always a risk that you may lose money on your investment in any of the investment options listed above.

Administration of the 401(k) Plan

The Trustee and Custodian. The trustee of the 401(k) Plan is the Savings Banks Employees Retirement Association (“SBERA”). SBERA serves as trustee for all the investment funds under the Plan, including during the offering period for Provident Bancorp, Inc. Common Stock. Following the offering period, SBERA will also serve as the trustee of the Provident Bancorp Stock Account.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator, SBERA. The address of the Plan Administrator is 12 Gill Street, Suite 2600, Woburn, MA 01801, telephone number (781) 938-6559. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information

15

explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to 401(k) Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of The Provident Bank to continue the 401(k) Plan indefinitely. Nevertheless, The Provident Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. The Provident Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that The Provident Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

16

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

The Provident Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59½, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans, if any, maintained by The Provident Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by The Provident Bank, which is included in the distribution.

Provident Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Provident Bancorp, Inc. Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Provident Bancorp, Inc. Common Stock; that is, the excess of the value of Provident Bancorp, Inc. at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Provident Bancorp, Inc. Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Provident Bancorp, Inc. Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Provident Bancorp, Inc. Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Provident Bancorp, Inc. Common Stock. Any gain on a subsequent sale or other taxable disposition of Provident Bancorp, Inc. Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

Federal law provides specific rights concerning investments in employer securities. Because you may in the future have investments in Provident Bancorp, Inc. Common Stock under the 401(k) Plan, you should take the time to read the following information carefully.

17

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in Provident Bancorp, Inc. Common Stock from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan administrator shown above for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of your investment in Provident Bancorp, Inc. Common Stock.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in employer common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as The Provident Bank, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest a portion of your account balance in the 401(k) Plan in Provident Bancorp, Inc. Common Stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These

18

regulations also require that your exercise of voting and similar rights with respect to Provident Bancorp, Inc. Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Provident Bancorp, Inc.. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Provident Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of Provident Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of Provident Bancorp, Inc. Common Stock by officers, directors and persons beneficially owning more than 10% of Provident Bancorp, Inc. Common Stock generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Provident Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Provident Bancorp, Inc. Common Stock resulting from non-exempt purchases and sales of Provident Bancorp, Inc. Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of Provident Bancorp, Inc. Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of Provident Bancorp, Inc. Common Stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of Provident Bancorp, Inc. Common Stock for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits at December 31, 2014, is available upon written request to the 401(k) Plan administrator at the address shown above.

19

LEGAL OPINION

The validity of the issuance of Provident Bancorp, Inc. Common Stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel in connection with Provident Bancorp, Inc.’s stock offering.

20

PROSPECTUS

(Holding Company for The Provident Bank)

Up to 4,222,800 Shares of Common Stock
(Subject to increase to up to 4,856,220 Shares)

Provident Bancorp, Inc., a Massachusetts corporation, is offering up to 4,222,800 shares of common stock for sale at $10.00 per share on a best efforts basis. The shares we are offering will represent 45.0% of our outstanding shares of common stock. We will also contribute 2.0% of our outstanding shares of common stock and $250,000 in cash to The Provident Community Charitable Organization, Inc., a charitable foundation that we are forming in connection with the stock offering. Provident Bancorp, our Massachusetts-chartered mutual holding company parent, will own the remainder of our outstanding shares of common stock and will be our majority shareholder. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “PVBC.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered in a subscription offering to eligible depositors and tax-qualified employee benefit plans of The Provident Bank. Employees, officers, trustees, directors and corporators of The Provident Bank or Provident Bancorp also have rights to purchase shares in the subscription offering, subject to the priority rights of depositors and The Provident Bank’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by The Provident Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated offering.

We may sell up to 4,856,220 shares of common stock as a result of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 3,121,200 shares in order to complete the offering.

The minimum order is 25 shares. Generally, no individual may purchase more than 15,000 shares of common stock, and no person, along with their associates and others with whom they are acting in concert, may purchase more than 25,000 shares of common stock. The subscription and community offerings are expected to expire at 5:00 p.m., Eastern Time, on June 16, 2015. We may extend this expiration date without notice to you until July 31, 2015. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond July 31, 2015, or the number of shares of common stock to be sold is increased to more than 4,856,220 shares or decreased to less than 3,121,200 shares. If the subscription and community offerings are extended past July 31, 2015, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 4,856,220 shares or decreased to less than 3,121,200 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at The Provident Bank and will earn interest at 0.15% per annum until completion or termination of the offering.

We expect our directors and executive officers, together with their associates, to subscribe for 105,300 shares of common stock. They will pay the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

Sandler O’Neill & Partners, L.P. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated offering. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of common stock that are sold in the offering.

The Secretary of the United States Treasury (or the U.S. Treasury), the holder of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, also referred to as the SBLF preferred stock, may offer and sell up to 17,145 shares of the SBLF preferred stock. The U.S. Treasury is not offering any shares of the SBLF preferred stock in connection with the offering of our common stock. If and when any sales occur, we will not receive any proceeds from the sale of the SBLF preferred stock by the U.S. Treasury. There is no established public market for the SBLF preferred stock. We will use reasonable best efforts to list, or make available for quotation, our SBLF preferred stock, if and when any shares of the SBLF preferred stock are offered and sold.

OFFERING SUMMARY
Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,121,200	3,672,000	4,222,800	4,856,220
Gross offering proceeds(1)	$31,212,000	$36,720,000	$42,228,000	$48,562,200
Estimated offering expenses, excluding selling agent fees	$1,294,750	$1,294,750	$1,294,750	$1,294,750
Selling agent fees(2)	$421,041	$471,518	$521,996	$580,046
Estimated net proceeds	$29,496,209	$34,953,732	$40,411,254	$46,687,404
Estimated net proceeds per share	$9.45	$9.52	$9.57	$9.61

(1)	Excludes the sale of shares of SBLF preferred stock. We will not receive proceeds from any sale of shares of SBLF preferred stock by the U.S. Treasury.

(2)	The amounts shown assume that all of the shares of common stock are sold in the subscription and community offerings with a fee of 1.0% payable on all shares, excluding insider purchases and shares purchased by our employee stock ownership plan, for which no selling agent fee will be paid. A fee of 5.5% will be payable on any shares sold in a syndicated offering. See “Pro Forma Data” and “The Stock Offering—Plan of Distribution; Selling Agent Compensation” for information regarding compensation to be received by Sandler O’Neill & Partners, L.P. in the subscription and community offerings and the compensation to be received by Sandler O’Neill & Partners, L.P. and the other broker-dealers that may participate in the syndicated offering. If all shares of common stock were sold in the syndicated offering, excluding insider purchases and shares purchased by our employee stock ownership plan, for which no selling agent fee will be paid, the selling agent fees would be approximately $1.5 million, $1.8 million, $2.1 million and $2.4 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 16.

Shares of our common stock and our SBLF preferred stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (978) 834-8505.
The date of this prospectus is May 14, 2015.

MAINE
Concord
95
Portsmouth
101
Manchester
Exeter
Bedford
(Scheduled to open 4th Quarter, 2015)
Hampton
101
Seabrook
93
Amesbury
Main Office, Amesbury
Newburyport
NEW HAMPSHIRE
95
MASSACHUSETTS
Boston
495
1

VT
NH
MA

Full Service Branches

★ **Main Office**
5 Market Street
Amesbury, Massachusetts

Amesbury
Corner of Main Street and Route 110
Amesbury, Massachusetts

Exeter
95 Portsmouth Avenue
Exeter, New Hampshire

Hampton
321 Lafayette Road
Hampton, New Hampshire

Newburyport
66 Storey Avenue
Newburyport, Massachusetts

Portsmouth
21 Daniel Street
Portsmouth, New Hampshire

Seabrook
1 Provident Way
Seabrook, New Hampshire

Bedford
121 South River Road
Bedford, NH
(Scheduled to open 4th Quarter, 2015)

i

SUMMARY

The following summary explains material information in this prospectus. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Provident Bancorp, Inc. and The Provident Bank unless the context indicates another meaning.

The Companies; Our Business

Provident Bancorp

Provident Bancorp, Inc.

The Provident Bank

Provident Bancorp is our Massachusetts-chartered mutual holding company parent. As a mutual holding company, Provident Bancorp is a non-stock company. Upon completion of the offering, Provident Bancorp will own a majority of Provident Bancorp, Inc.’s outstanding shares of common stock. So long as Provident Bancorp exists, it will own a majority of the voting stock of Provident Bancorp, Inc. and, through its board of trustees, will be able to exercise voting control over virtually all matters put to a vote of shareholders. Following the offering, Provident Bancorp does not intend to engage in any business activity other than those relating to owning a majority of the common stock of Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. This offering is made by Provident Bancorp, Inc. Provident Bancorp, Inc. owns all of The Provident Bank’s capital stock. At December 31, 2014, Provident Bancorp, Inc. had total assets of $658.6 million, deposits of $536.9 million and shareholder’s equity of $75.8 million on a consolidated basis. Provident Bancorp, Inc.’s executive offices are located at 5 Market Street, Amesbury, Massachusetts 01913, and the telephone number is (978) 388-0050.

The Provident Bank is a Massachusetts-chartered stock savings bank that has served the banking needs of its customers since 1828. We are the tenth oldest financial institution in the United States. We operate from our main office and two branch offices in the Northeastern Massachusetts area and four branch offices in Southeastern New Hampshire, as well as two loan production offices located in Bedford, New Hampshire and Nashua, New Hampshire. We have also leased property in Bedford, New Hampshire for the establishment of a new branch office that we expect to open in the fourth quarter of 2015. Our primary lending area encompasses Northeastern Massachusetts and Southern New Hampshire, with a focus on Essex County, Massachusetts, and Hillsborough and Rockingham Counties, New Hampshire, which are part of, and bedroom communities to, the technology corridor between Boston, Massachusetts and Concord, New Hampshire. Our primary deposit-gathering area is concentrated in Essex County, Massachusetts and Rockingham County, New Hampshire, and will expand to Hillsborough County, New Hampshire when we open our Bedford branch office. We attract deposits from the general public and use those funds to originate loans, primarily commercial real estate, construction and land development and commercial business loans, and to invest in securities.

In recent years, we have been successful in growing both deposits and loans. From December 31, 2010 to December 31, 2014, deposits have increased $157.5 million, or 41.5%, and net loans have increased $160.3 million, or 48.0%. Deposit growth was attributable to increases in both core deposits (which we define as all deposits except for certificates of deposit), which increased 40.6% during that period, and certificates of deposit, which increased 43.4%. Brokered certificates of deposit increased $50.8 million, or 313.2% during that period. Our loan and deposit growth relates to our objective to be the premier community business bank in the markets we serve, as discussed in “—Business Strategy.” Loan growth was also facilitated by the increase in our capital levels resulting from our issuing $17.1 million of preferred stock to the U.S. Treasury in March 2011 under the Small Business Lending

1

Fund. Our net income has increased to $4.6 million for the year ended December 31, 2014 from $2.2 million for the year ended December 31, 2010.

The Provident Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

Our website address is www.theprovidentbank.com. Information on this website is not and should not be considered a part of this prospectus.

Our Organizational Structure and the Proposed Stock Offering

The following diagram shows our current organizational structure.

The following diagram shows our organizational structure following the stock offering.

2

Business Strategy

Our objective is to be the premier community business bank in the markets we serve, providing a full range of banking products and services to small and medium sized commercial customers. In recent years, we have focused significant effort and invested heavily in our infrastructure to create sophisticated and competitive products and services, a strong, experienced work force and awareness of our business banking brand. Our business lending, comprised of commercial business loans, commercial real estate loans, multifamily loans and construction and land development loans, comprised 78.6% of our total loan portfolio at December 31, 2014 compared to 65.7% at December 31, 2010.

We have been effective in competing against both larger regional banks and smaller banks operating in our markets. We compete against the larger banks through our responsive and personalized service, providing our customers with quicker decision making, customized products where appropriate and access to our senior managers. Our larger capital base, highly experienced commercial bankers and a sophisticated product and service mix, including a suite of cash management services and technology solutions and support, enable us to compete effectively against smaller banks. Recent consolidation of financial institutions in and around our markets has further created opportunity for expansion in our markets.

We intend to continue our business banking focus as we seek to grow our franchise, particularly in Southern New Hampshire. To accomplish our goal, we are pursuing the following strategies:

•	Maintain a disciplined focus on targeting high growth business customers. We have developed specific parameters to identify high growth commercial customers who will value our products and services. High growth customers who use multiple products and services offer us greater profitability potential. We have invested significantly in technology to provide sophisticated products and services to address our customers’ evolving needs and enhance convenience. Our technology platform enables us to evaluate the profitability of each customer, product, and branch office. We do not merely provide our technology platform to our customers, but we also send our customer service representatives to our customers’ businesses to provide on-site training for using our products and services. We can also identify gaps in our customer relationships and contact customers with ideas to improve their utilization of our products and services, providing them with added convenience and cost savings while improving our profitability.

Our business development team and lenders work closely together to identify prospects and create a targeted marketing plan to pursue each prospect. Also, over the last several years, a number of local community banks in our markets have been acquired by other institutions, primarily larger regional banks. We believe that a number of the business customers of these banks may prefer doing business with a local institution, and we intend to actively target those customers. The capital raised in this offering will also support an increase in our lending limit capacity, providing us the ability to extend lending relationships with existing customers.

•	Expand our market share in existing and nearby markets. We have selectively entered new higher growth markets in New Hampshire through the hiring of experienced loan, business development and credit officers and the establishment of loan production offices and de novo branch offices. We believe that hiring experienced bankers who are established in markets we enter and establishing a loan production office in advance of any significant branch expansion provides quality market penetration in an expedient and cost effective manner. We intend to continue our efforts to expand in these markets, and expect to open a new branch office in Bedford, New Hampshire in the fourth quarter of 2015 (a market in which we have a loan production office).

•	Manage credit risk to maintain a low level of non-performing assets. We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined credit policies and

3

procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 0.77% at December 31, 2014.

•	Increase core deposits, especially low cost demand deposits. Deposits are our primary source of funds for lending. We value core deposits (which we define as all deposits except for certificates of deposit), and in particular non-interest bearing demand deposits, because they represent a lower cost of funding and are less sensitive to withdrawal when interest rates fluctuate. Non-interest bearing demand deposits represented 23.9% of our deposit base at December 31, 2014. Growth in non-interest bearing demand deposits has been driven by growth in our business loans, the expansion of our deposit products and services and greater emphasis on obtaining the deposit relationship by our commercial lenders and business development teams.

•	Improve operating efficiency. As we continue to grow, we also intend to focus our efforts to control operating expenses. We analyze branch product and service usage and align branch staffing based on activity volumes at different times in the most efficient and cost effective manner. We are also disciplined in evaluating the cost and expected benefit of all expansion opportunities. We believe these initiatives and discipline will contribute to improved operating efficiency and profitability. Our efficiency ratio has improved to 70.0% for the year ended December 31, 2014 from 82.9% for the year ended December 31, 2010. Although we expect to incur additional costs as a result of becoming a publicly-traded company, including the costs of anticipated stock benefit plans, we intend to continue our efforts to control our costs.

•	Maintain an experienced customer service focused employee base. Exceptional service, local involvement and timely decision making are integral parts of our business banking strategy and we have attracted highly qualified and motivated individuals. Our compensation and incentive systems are aligned with our strategies to grow business loans and core deposits, in particular commercial demand deposits, while maintaining asset quality. We have an established corporate culture based on personal accountability, high ethical standards and significant commitment to training and career development.

Reasons for the Offering

Our primary reasons for conducting the stock offering are to:

•	Enhance our capital base to support our continued growth. Since December 31, 2010, we have grown our assets by 32.3% to $658.6 million as of December 31, 2014. We have not only grown our assets, but also our infrastructure. We have added two loan production offices during that period. We have also leased property in Bedford, New Hampshire for the establishment of a new branch office that we expect to open in the fourth quarter of 2015. We intend to continue to grow our franchise organically and through strategic transactions as those opportunities arise. While The Provident Bank exceeds all regulatory capital requirements, the proceeds from the offering will strengthen our regulatory capital position and enable us to support our planned growth and expansion.

•	Redeem some or all of our stock issued under the Small Business Lending Fund. We issued $17.1 million of preferred stock to the U.S. Treasury in March 2011 under the Small Business Lending Fund, which we refer to in this prospectus as SBLF preferred stock. The dividend rate we pay on SBLF preferred stock was 1.00% as of December 31, 2014, but will increase to 9.00% in March 2016. The proceeds from the stock offering will enable us to redeem some or all of the SBLF preferred stock before the dividend rate increases, and we intend to redeem at least 50% of the SBLF preferred stock.

•	Offer our depositors, employees, officers, directors, trustees and corporators an equity ownership interest in The Provident Bank. We believe that offering stock to our depositors,

4

employees, officers, directors, trustees and corporators will provide these constituencies with an economic interest in our future success. The stock offering will further enable us to attract and retain management and employees through various stock benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•	Support our local communities through a contribution to the charitable foundation. The contribution to the charitable foundation will complement our existing charitable activities, which should enable the communities that we serve to share in our long-term growth.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the additional capital raised in the offering will make us a more attractive and competitive bidder for mergers and acquisitions of other financial institutions or business lines as opportunities arise.

Terms of the Offering

We are offering between 3,121,200 and 4,222,800 shares of common stock in a subscription offering to eligible depositors of The Provident Bank, our tax-qualified employee benefit plans, and our employees, officers, trustees, directors and corporators, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 4,856,220 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 4,856,220 shares or decreased to fewer than 3,121,200 shares, or the subscription and community offerings are extended beyond July 31, 2015, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past July 31, 2015, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be cancelled and we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 4,856,220 shares or decreased to less than 3,121,200 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.15% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Provident Bancorp, Inc., assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 13, 2015, and assuming we were undertaking a minority stock offering, this market value, including the shares to be issued to the charitable foundation, was $81.6 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $69.4 million and a maximum of $93.8 million. Based on this valuation range, the 45.0% ownership interest of Provident Bancorp, Inc. being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Provident Bancorp, Inc. ranges from 3,121,200 shares to 4,222,800 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in minority stock offerings and mutual-to-

5

stock conversions of financial institutions. If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $107.9 million and an offering of 4,856,220 shares of common stock.

The appraisal is based in part on Provident Bancorp, Inc.’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded bank holding companies and savings and loan holding companies that RP Financial, LC. considers comparable to Provident Bancorp, Inc. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(In millions)
BSB Bancorp, Inc.	BLMT	Belmont, MA	$1,426
SI Financial Group, Inc.	SIFI	Willimantic, CT	$1,351
Westfield Bancorp, Inc.	WFD	Westfield, MA	$1,320
Fox Chase Bancorp, Inc.	FXCB	Hatboro, PA	$1,095
Cape Bancorp, Inc.	CBNJ	Cape May Court House, NJ	$1,080
Ocean Shore Holding Co.	OSHC	Ocean City, NJ	$1,025
Oneida Financial Corp.	ONFC	Oneida, NY	$798
Malvern Bancorp, Inc.	MLVF	Paoli, PA	$603
Wellesley Bancorp, Inc.	WEBK	Wellesley, MA	$535
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	$527

(1)	Asset size for all companies is as of December 31, 2014.

The following table presents a summary of selected pricing ratios for Provident Bancorp, Inc. (on a pro forma basis) as of and for the 12 months ended December 31, 2014, and for the peer group companies based on earnings and other information as of and for the 12 months ended December 31, 2014, with stock prices as of February 13, 2015, as reflected in the appraisal report. Information in this table is not presented on a fully converted basis (i.e. the table assumes that 45.0% of our outstanding shares of common stock are sold in the stock offering, as opposed to 100% of our outstanding shares of common stock). Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 5.34% on a price-to-book value basis, a discount of 11.81% on a price-to-tangible book value basis, and a discount of 9.91% on a price-to-earnings basis.

	Non-fully converted price-to-earnings multiple (1)		Non-fully converted price-to-book value ratio	Non-fully converted price- to-tangible book value ratio
Provident Bancorp, Inc. (on a pro forma basis, assuming completion of the stock offering)
Adjusted Maximum	26.71	x	107.99%	107.99%
Maximum	23.04	x	99.50%	99.50%
Midpoint	19.90	x	91.16%	91.16%
Minimum	16.80	x	81.97%	81.97%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	22.09	x	96.30%	103.37%
Medians	22.56	x	94.89%	100.47%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The following table also presents a summary of selected pricing ratios for Provident Bancorp, Inc. (on a pro forma basis) as of and for the 12 months ended December 31, 2014, and for the peer group companies based on earnings and other information as of and for the 12 months ended December 31, 2014, with stock prices as of

6

February 13, 2015, as reflected in the appraisal report. However, information in this table is presented on a fully converted basis (i.e. the table assumes that we are converting to full stock form and all of our outstanding shares of common stock are sold in the stock offering). Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 33.26% on a price-to-book value basis, a discount of 37.83% on a price-to-tangible book value basis, and a discount of 7.92% on a price-to-earnings basis.

	Fully converted price-to-earnings multiple		Fully converted price-to-book value ratio	Fully converted price-to-tangible book value ratio
Provident Bancorp, Inc. (on a pro forma basis, assuming completion of the stock offering)
Adjusted Maximum	27.63	x	72.41%	72.41%
Maximum	23.71	x	68.40%	68.40%
Midpoint	20.39	x	64.27%	64.27%
Minimum	17.14	x	59.45%	59.45%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	22.09	x	96.30%	103.37%
Medians	22.56	x	94.89%	100.47%

The pro forma fully-converted calculations for Provident Bancorp, Inc. include the following assumptions:

•	8% of the shares sold in a second-step stock offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 15 years;

•	4% of the shares sold in a second-step stock offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	Options equal to 10% of the shares sold in a second-step stock offering would be granted under a stock-based benefit plan, with option expense of $2.17 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 3.0% of the stock offering amount.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Stock Offering—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in The Provident Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, redeem some or all of the SBLF preferred stock, contribute $250,000 to the charitable foundation and retain the remainder of the net proceeds from the offering at Provident Bancorp, Inc. Specifically, we intend to redeem at least 50% of the SBLF preferred stock. However, we may redeem a higher amount if we sell shares of common stock at the higher end of the offering range, and we may redeem a lower amount and/or delay redemption if market or other conditions warrant our maintaining the capital provided by the SBLF preferred stock.

7

Assuming we sell 3,672,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $35.0 million, we intend to invest $17.5 million in The Provident Bank, loan to our employee stock ownership plan $3.1 million to fund its purchase of shares of common stock, redeem $8.6 million of SBLF preferred stock, contribute $250,000 to the charitable foundation and retain the remaining $5.6 million of the net proceeds at Provident Bancorp, Inc. There is no premium or penalty associated with the redemption of the SBLF preferred stock. Any redemption of the SBLF preferred stock will require the prior approval of the Federal Reserve Board. As of the date of this prospectus, we have not submitted an application to the Federal Reserve Board, and therefore there can be no assurance that we will receive such approval.

Provident Bancorp, Inc. may use the funds it retains for investment, to repurchase shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends (although we have no current intention to pay cash dividends) and for other general corporate purposes. The Provident Bank may use the proceeds it receives to support increased lending, enhance existing, or support the development of new, products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreement or understanding regarding any acquisition transaction.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	To depositors with accounts at The Provident Bank with aggregate balances of at least $50 at the close of business on February 28, 2014.

(ii)	To our tax-qualified employee benefit plans (including The Provident Bank’s employee stock ownership plan and The Provident Bank’s 401(k) plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the stock offering.

(iii)	To employees, officers, directors, trustees and corporators of The Provident Bank or Provident Bancorp who are not eligible in the first priority.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated offering. Sandler O’Neill & Partners, L.P. will act as sole manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering, and our interpretation of the terms and conditions of the plan of stock issuance will be final. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Stock Offering.”

8

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 25,000 shares ($250,000) of common stock:

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	your spouse or any relative of you or your spouse living in your house or who is a director, trustee, or officer of Provident Bancorp, Inc., Provident Bancorp or The Provident Bank; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 25,000 shares ($250,000).

The following relatives of directors, trustees and officers will be considered “associates” of these individuals regardless of whether they share a household with the director, trustee or officer: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. This also includes adoptive relationships.

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in “The Stock Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Provident Bancorp, Inc.; or

(ii)	authorizing us to withdraw available funds from your deposit account(s) at The Provident Bank.

The Provident Bank is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use a line of credit check from The Provident Bank or any type of third party check (such as a check payable to you and endorsed over to Provident Bancorp, Inc.) to pay for shares of common stock. Please do not submit cash. No wire transfer will be accepted without our prior approval. You may not designate withdrawal from The Provident Bank’s accounts with check-writing privileges; instead, please submit a check. You may not authorize direct withdrawal from an individual retirement account, or IRA, held at The Provident Bank. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Provident Bancorp, Inc. or authorization to withdraw funds from one or more of your deposit accounts at The Provident Bank, provided that the stock order form is received before 5:00 p.m., Eastern Time, on June 16, 2015, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center, which will be located at 5 Market Street, Amesbury, Massachusetts 01913. You may also hand-deliver stock order forms to the Stock Information Center.

9

Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our banking offices. Please do not mail stock order forms to The Provident Bank’s offices.

Please see “The Stock Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in an individual retirement account held at The Provident Bank, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 16, 2015 offering deadline, for assistance with purchases using your individual retirement account or other retirement account you may have at The Provident Bank or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Stock Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the stock offering.

Market for Common Stock

We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “PVBC.” Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, due to regulatory restrictions described below, we do not currently anticipate paying cash dividends on our common stock.

If Provident Bancorp, Inc. pays dividends to its shareholders, it also will be required to pay dividends to Provident Bancorp, unless Provident Bancorp is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is to not permit a mutual holding company that is regulated as a bank holding company (as opposed to a savings and loan holding company) to waive dividends declared by its subsidiary. In addition, Massachusetts banking regulations prohibit Provident Bancorp from waiving dividends declared and paid by Provident Bancorp, Inc. unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of The Provident Bank. Accordingly, because dividends will be required to be paid to Provident Bancorp along with all other shareholders, the amount of dividends available for all other shareholders will be less than if Provident Bancorp were permitted to waive the receipt of dividends.

Any declarations of dividends will also be subject to contractual restrictions with respect to our SBLF preferred stock. See “Description of Capital Stock of Provident Bancorp, Inc.—Senior Non-Cumulative Perpetual Preferred Stock, Series A—Dividends.”

10

For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 105,300 shares of common stock in the offering, representing 1.5% of shares to be outstanding at the minimum of the offering range and 3.4% of shares to be sold in the offering at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for purchasing shares of common stock in the subscription and community offerings is 5:00 p.m., Eastern Time, on June 16, 2015, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on June 16, 2015, whether or not we have been able to locate each person entitled to subscription rights.

See “The Stock Offering— Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. The stock offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Stock Offering.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that

11

they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Stock Offering

We cannot complete the stock offering unless:

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board; and

•	We receive the approval of the Massachusetts Commissioner of Banks to complete the stock offering.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,121,200 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond July 31, 2015, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past July 31, 2015, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest at 0.15% per annum for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 4,856,220 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $69.4 million or above $107.9 million, then, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.15% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

12

Possible Termination of the Offering

We may terminate the offering at any time with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.15% per annum, and we will cancel deposit account withdrawal authorizations.

Our Contribution of Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a new charitable foundation as part of the stock offering. The new charitable foundation, The Provident Community Charitable Organization, Inc., will complement our existing charitable organization. Assuming we receive final approval from the Massachusetts Commissioner of Banks and the Federal Reserve Board to establish and fund the charitable foundation, we intend to contribute to the charitable foundation shares of our common stock equal to 2.0% of the shares to be outstanding following the offering and $250,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we would contribute to the charitable foundation 138,720, 163,200, 187,680 and 215,832 shares of common stock. As a result of the contribution, we expect to record an after-tax expense of approximately $1.4 million during the quarter in which the stock offering is completed, assuming we sell 4,856,220 shares of common stock in the stock offering.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2015”, “Risk Factors—Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits”, “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “The Provident Community Charitable Organization, Inc.”

Benefits to Management and Potential Dilution to Shareholders Resulting from the Stock Offering

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all employees of The Provident Bank, to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the stock offering, subject to the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the stock offering. Shareholder approval of these plans would be required. We have not determined whether we would adopt the plans within 12 months following the completion of the stock offering or more than 12 months following the completion of the stock offering. If we implement stock-based benefit plans within 12 months following the completion of the stock offering, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering (including shares contributed to our charitable foundation, and reduced by amounts purchased by our 401(k) plan using its purchase priority in the stock offering) for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of

13

common stock sold in the offering (including shares contributed to our charitable foundation), for issuance pursuant to the exercise of stock options by key employees and directors. These percentage limitations are required by Federal Reserve Board regulations and Massachusetts regulations. If the stock-based benefit plan is adopted more than 12 months after the completion of the stock offering, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve for restricted stock awards and stock options, respectively, a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering and contributed to our charitable foundation. The table shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased					Value of Grants (In thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering and Issued to the Charitable Foundation	As a Percentage of Common Stock to be Outstanding	Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range

Employee stock ownership plan	260,794	405,764	8.00%	3.76%	N/A (2)	$2,608	$4,058
Restricted stock awards	130,397	202,882	4.00	1.88	1.85%	1,304	2,029
Stock options	325,992	507,205	10.00	4.70	4.49%	923	1,435
Total	717,183	1,115,851	22.00%	10.34%	6.17%	$4,835	$7,522

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.83 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 2.17%; and expected volatility of 14.98%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

Tax Consequences

Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the stock offering, and have received opinions of Baker Newman & Noyes LLC regarding the material Massachusetts and New Hampshire state tax consequences of the stock offering. As a general matter, the stock offering will not be a taxable transaction for purposes of federal or state income taxes to Provident Bancorp, Provident Bancorp, Inc., The Provident Bank or persons eligible to subscribe in the subscription offering.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

14

An emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have instead elected to comply with new or amended accounting pronouncements in the same manner as a public company.

SBLF Preferred Stock Piggyback Registration

We are a participant in the SBLF Program. As part of the SBLF Program, we issued to the U.S. Treasury 17,145 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, no par value, or SBLF preferred stock. We agreed to provide the holders of our SBLF preferred stock, currently only the U.S. Treasury, with “piggyback” registration rights to certain registrations of our securities, including the registration of which this prospectus is part. The U.S. Treasury has exercised its piggyback registration rights and, as a result, we have included the U.S. Treasury’s SBLF preferred stock in the registration statement of which this prospectus is part. The U.S. Treasury is not offering any shares of the SBLF preferred stock in connection with the offering of our common stock, and, at this time, the U.S. Treasury has not taken action or requested that we take any action with respect to an offer of the SBLF preferred stock.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the stock offering, please call our Stock Information Center. The telephone number is (978) 834-8505. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

15

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Our emphasis on commercial real estate, multi-family real estate, construction and land development and commercial business lending involves risks that could adversely affect our financial condition and results of operations.

In recent years, we have shifted our loan originations to focus on commercial real estate, multi-family real estate, construction and land development and commercial business loans. We expect this focus to continue as we discontinued one- to four-family residential real estate lending in 2014. As of December 31, 2014, our commercial real estate, multi-family real estate, construction and land development and commercial business loans totaled $394.4 million, or 78.6% of our loan portfolio. As a result, our credit risk profile may be higher than traditional savings institutions that have higher concentrations of one- to four-family residential loans. These types of commercial lending activities, while potentially more profitable than one- to four-family residential lending, are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. These loans also generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, any charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. Collateral evaluation and financial statement analysis in these types of loans also requires a more detailed analysis at the time of loan underwriting and on an ongoing basis.

The credit risk related to commercial real estate and multi-family real estate loans is considered to be greater than the risk related to one- to four-family residential or consumer loans because the repayment of commercial real estate loans and multi-family real estate loans typically is dependent on the successful operation of the borrower’s business or the income stream of the real estate securing the loan as collateral, both of which can be significantly affected by conditions in the real estate markets or in the economy. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, some of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment, which may increase the risk of default or non-payment.

Further, if we foreclose on a commercial real estate or multi-family real estate loan, our holding period for the collateral may be longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral, which can result in substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability.

Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time, may be illiquid and may fluctuate in value based on the success of the business.

Construction and land development lending involves additional risks when compared to one- to four-family residential real estate lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the

16

disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest.

A secondary market for most types of commercial real estate, multi-family real estate, construction and land development and commercial business loans is not readily available, so we generally do not have an economically feasible opportunity to mitigate credit risk by selling part or all of our interest in these loans.

Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.

Our commercial loan portfolio, which includes commercial real estate, multi-family real estate, commercial business and construction and land development loans, has increased to $394.4 million, or 78.6% of total loans, at December 31, 2014 from $235.1 million, or 67.1% of total loans, at December 31, 2011. A large portion of our commercial loan portfolio is unseasoned, meaning they were originated recently. Our limited experience with these borrowers does not provide us with a significant payment history pattern with which to judge future collectability. Further, these loans have not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We expect to continue to experience growth in the amount of our assets, the level of our deposits and the scale of our operations. Achieving our growth targets requires us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected.

The level of our commercial real estate loan portfolio subjects us to additional regulatory scrutiny.

The Federal Deposit Insurance Corporation and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending.  Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and non-owner occupied, non-farm, non-residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital.  Based on these factors we have a concentration in loans of the type described in (ii), above, which represent 212% of total bank capital as of December 31, 2014. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution).  The purpose of the guidance is to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations.  The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing.  While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank

17

regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in a curtailment of our multi-family and commercial real estate lending and/or the requirement that we maintain higher levels of regulatory capital, either of which would adversely affect our loan originations and profitability.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.

A worsening of economic conditions could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could have an adverse effect on our results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in Northeastern Massachusetts and Southern New Hampshire. Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. Almost all of our loans are to borrowers located in or secured by collateral located in Northeastern Massachusetts and Southern New Hampshire.

A deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decline; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

18

A continuation of the historically low interest rate environment may hurt our net interest income and operating results.

During the past seven years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can lower interest expense as interest rates decrease. However, our ability to lower our interest expense will be limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease. Although some analysts have interpreted recent comments from the Federal Reserve Board as indicating the Federal Reserve Board may seek to begin increasing interest rates later in 2015, future developments in United States or global economic conditions may cause the Federal Reserve Board to defer such action. In that case, a continuation of a low interest rate environment may adversely affect our net interest income, which in turn would likely have an adverse effect on our profitability.

Changes in interest rates could hurt our profits.

Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond our control, may affect interest rates.

If interest rates rise, and if rates on our deposits reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread, which would have a negative effect on our profitability. Furthermore, increases in interest rates may adversely affect the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Changes in the valuation of our securities portfolio could hurt our profits and reduce our capital levels.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and, to a lesser extent given the relatively insignificant levels of depreciation in our debt portfolio, spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and

19

projected target prices of investment analysts within a one-year time frame. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur. Changes in interest rates can also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates. We increase or decrease our shareholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value could result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Securities Portfolio.”

Effective December 10, 2013, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), federal banking and securities regulators issued final rules to implement Section 619 of the Dodd-Frank Act (the “Volcker Rule”). Generally, subject to a transition period and certain exceptions, the Volcker Rule restricts insured depository institutions and their affiliated companies from engaging in short-term proprietary trading of certain securities, investing in funds with collateral comprised of less than 100% loans that are not registered with the Securities and Exchange Commission and from engaging in hedging activities that do not hedge a specific identified risk. After the transition period, the Volcker Rule prohibitions and restrictions will apply to banking entities unless an exception applies.

During the year ended December 31, 2013, we marked to market value and recorded a loss of $141,000 on a trust preferred security that we were required to divest under the Volcker Rule. We subsequently sold this security in 2014 with no additional losses recorded. We continue to analyze the impact of the Volcker Rule on our investment portfolio, and whether any changes are required to our investment strategies that could negatively affect our earnings.

The building of market share through de novo branching and expansion of our commercial real estate and commercial business lending capacity could cause our expenses to increase faster than revenues.

We intend to continue to build market share in the Northeastern Massachusetts and Southern New Hampshire area through de novo branching and expansion of our commercial real estate and commercial business lending capacity. We anticipate establishing a new branch office in Bedford, New Hampshire in the fourth quarter of 2015, and we expect to add two commercial lenders per year during the years ending December 31, 2015, 2016 and 2017. There can be considerable costs involved in opening branches and expansion of lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, our business expansion may not be successful after establishment.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans and attracting deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. Our competitors often aggressively price loan and deposit products when they enter into new lines of business or new market areas. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. If we are not able to effectively compete in our market area, our profitability may be negatively affected. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets. For more information about our market area and the competition we face, see “Business of The Provident Bank—Market Area” and “—Competition.”

20

The dividend rate on our SBLF preferred stock will increase to 9.0% during the first quarter of 2016 if we have not redeemed the SBLF preferred stock, which would impact the net income available to holders of our common stock and earnings per share of our common stock.

The per annum dividend rate on the 17,145 shares of our SBLF preferred stock we sold to the U.S. Treasury in connection with our participation in the SBLF program is currently 1.00%. During the first quarter of 2016, the per annum dividend rate will increase to a fixed rate of 9.0% if any SBLF preferred stock remains outstanding at that time. The total dividends paid on our SBLF preferred stock for the year ended December 31, 2014 were $172,000. Assuming the increased dividend rate of 9.0% per annum and assuming we have not redeemed any of our SBLF preferred stock, the total dividends payable on our SBLF preferred stock would be $1.5 million for the 12-month period beginning in March 2016, and such dividends payable would increase to $772,000 in the event we repaid only half of our SBLF preferred stock before March 2016. Any such increase in the dividend rate could have a material negative effect on our financial condition, including reducing our net income available to holders of our common stock and our earnings per share.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In July 2013, the federal banking agencies approved a new rule that has substantially amended regulatory risk-based capital rules. The final rule implements the regulatory capital reforms from the Basel Committee on Banking Supervision (“Basel III”) and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. The Provident Bank has elected to exercise its one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect as of December 31, 2014.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, The Provident Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit our ability to pay dividends to shareholders. See “Supervision and Regulation—Federal Bank Regulation—Capital Requirements.”

21

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Provident Bancorp, Inc. and The Provident Bank are subject to extensive regulation, supervision and examination by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation and the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of insurance funds and the depositors and borrowers of The Provident Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with the currently existing tax, accounting, securities, insurance, monetary laws, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of our operations as could our interpretation of those changes.

The Dodd-Frank Act is significantly changing the current bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impacts of the Dodd-Frank Act may not be known for many months or years.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakened the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk based capital requirements for bank holding companies and savings and loan holding companies that are no less than those applicable to banks, which will limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in The Provident Bank, and will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected,

22

financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. During the last year, several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, these policies and procedures may not be effective in preventing violations of these laws and regulations.

Legal and regulatory proceedings and related matters could adversely affect us or the financial services industry in general.

We, and other participants in the financial services industry upon whom we rely to operate, have been and may in the future become involved in legal and regulatory proceedings. Most of the proceedings we consider to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and other participants in the financial services industry or we may not prevail in any proceeding or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. These additional sources consist primarily of Federal Home Loan Bank advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. As we continue to grow, we are likely to become more dependent on these sources. Adverse operating results or changes in industry conditions could lead to difficulty or an inability in accessing these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Our success depends on hiring and retaining certain key personnel.

Our performance largely depends on the talents and efforts of highly skilled individuals. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we and our third-party service providers use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers,

23

intend to continue to implement security technology and establish operational procedures designed to prevent such damage, our security measures may not be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

It is possible that a significant amount of time and money may be spent to rectify the harm caused by a breach or hack. While we have general liability insurance, there are limitations on coverage as well as dollar amount. Furthermore, cyber incidents carry a greater risk of injury to our reputation. Finally, depending on the type of incident, banking regulators can impose restrictions on our business and consumer laws may require reimbursement of customer loss.

Our business may be adversely affected by fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes.   While we have policies and procedures designed to prevent such losses, losses may still occur.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers.  We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective.  Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our operating results.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our valuation of investment securities, our determination of our income tax provision, and our evaluation of the adequacy of our allowance for loan losses.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks.

24

We are subject to environmental liability risk associated with lending activities

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Provident Bancorp, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $14.7 million and $20.2 million of the net proceeds of the offering (or $23.3 million at the adjusted maximum of the offering range) in The Provident Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase shares of common stock and the payment of dividends. We also expect to use a portion of the net proceeds we retain to redeem at least half of the SBLF preferred stock we issued to the U.S. Treasury and to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Following this redemption, we would retain between $3.3 million and $7.8 million of the net proceeds of the offering (or $10.4 million at the adjusted maximum of the offering range). The Provident Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, redeeming the SBLF preferred stock and funding the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation or the Federal Reserve Board. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds. Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

25

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average shareholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income and deploy the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2015.

We intend to establish and fund a new charitable foundation in connection with the stock offering. We will contribute shares of our common stock equal to 2.0% of the shares to be outstanding following the offering and $250,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we will contribute to the charitable foundation 138,720, 163,200, 187,680 and 215,832 shares of common stock, respectively. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in fiscal 2015 by approximately $1.4 million, assuming we sell shares of common stock at the adjusted maximum of the offering range. We had net income of $4.6 million for the year ended December 31, 2014. In addition, persons purchasing shares in the stock offering will have their ownership and voting interests in Provident Bancorp, Inc. diluted by up to 2.0% due to the issuance of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Based on $6.4 million of taxable income before income tax expense (as calculated for purposes of determining the deductibility of charitable contributions) for the year ended December 31, 2014 that can be used, and assuming that our taxable income before income tax expense remained at that level in future years following the stock offering, we estimate that we would be able to deduct for federal income tax purposes all of the contribution to the charitable foundation.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the

26

first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We will need to implement additional financial and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the stock offering, subject to shareholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. In the event we adopt stock-based benefit plans within 12 months following the stock offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering and issued to the charitable foundation. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the stock offering, our costs would increase further.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our new stock-based benefit plans has been estimated to be approximately $1.1 million ($663,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on common stock repurchases, the availability of stock in the

27

market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, shareholders would experience a 6.2% dilution in ownership interest in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering and issued to the charitable foundation. In the event we adopt the plans more than 12 months following the stock offering, new stock-based benefit plans would not be subject to these limitations and shareholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to shareholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions and minority stock offerings have been approved by shareholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the stock offering, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering and issued to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to shareholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to shareholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of organization and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Provident Bancorp, Inc. without our board of directors’ approval. Provident Bancorp, as our mutual holding company majority shareholder, will be able to control the outcome of virtually all matters presented to our shareholders for their approval, including any proposal to acquire us. Accordingly, Provident Bancorp may prevent the sale of control or merger of Provident Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of our other shareholders. See “—The ability of Provident Bancorp, our majority shareholder, to exercise voting control over virtually all matters put to a vote of our shareholders, and to be able to prevent our shareholders from forcing a sale or second-step conversion transaction, may adversely affect the price at which our common stock will trade after the offering.”

Under regulations applicable to the stock offering, for a period of three years following completion of the stock offering, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company, including shares of our common stock or shares of our SBLF preferred stock were those shares to become entitled to vote upon the election of two directors because of missed dividends, creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board and the Massachusetts Board of Bank Incorporation before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including The Provident Bank.

28

There also are provisions in our articles of organization that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of the shares of common stock outstanding. Furthermore, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors, employment agreements that we have entered into with our executive officers and other factors may make it more difficult for companies or persons to acquire control of Provident Bancorp, Inc. without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of organization could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of Provident Bancorp, Inc.,” “Management—Employment Agreements” and “—Benefits to be Considered Following Completion of the Stock Offering.”

The ability of Provident Bancorp, our majority shareholder, to exercise voting control over virtually all matters put to a vote of our shareholders, and to be able to prevent our shareholders from forcing a sale or second-step conversion transaction, may adversely affect the price at which our common stock will trade after the offering.

Upon the completion of the offering, Provident Bancorp, our mutual holding company parent, will own a majority of the shares of our common stock, and therefore through its board of trustees, Provident Bancorp will control the election of our directors and any decision to enter into a corporate transaction that requires the approval of our shareholders. The same directors and officers who manage Provident Bancorp, Inc. and The Provident Bank also manage Provident Bancorp. Provident Bancorp has no present plan or intent to complete a second-step conversion transaction and to sell its remaining equity interest in us. So long as Provident Bancorp continues to hold a majority of our outstanding common stock, it will have the ability to control the election of our directors and the outcome of virtually all other matters being voted on by our shareholders. For example, Provident Bancorp, through its board of trustees, may exercise its voting control to defeat a shareholder nominee for election to our board of directors. In addition, our shareholders will not be able to force a merger or second-step conversion without Provident Bancorp’s consent. Provident Bancorp’s voting control over us may adversely affect the price at which our common stock will trade after the offering as compared to the common stock of fully converted banking companies.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations restrict us from repurchasing our shares of common stock during the first year following the stock offering unless extraordinary circumstances exist, and limit us from repurchasing our shares of common stock during the first three years following the stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering and limitations on our ability to repurchase our shares of common stock during the first three years following the stock offering may negatively affect our stock price.

If we declare dividends on our common stock, Provident Bancorp will be prohibited from waiving the receipt of dividends.

Provident Bancorp, Inc.’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If Provident Bancorp, Inc. pays dividends to its shareholders, it also will be required to pay dividends to Provident Bancorp, unless Provident Bancorp is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is to not permit a bank holding company to waive dividends declared by its subsidiary. In addition, Massachusetts banking regulations prohibit Provident Bancorp from waiving dividends declared and paid by Provident Bancorp, Inc. unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of The Provident Bank. Accordingly, because dividends will be required to be paid to Provident Bancorp along with all other shareholders, the amount of dividends available for all other shareholders will be less than if Provident Bancorp were permitted to waive the receipt of dividends.

29

Failure to pay dividends on our SBLF preferred stock may have negative consequences, including limiting our ability to pay dividends in the future.

Our SBLF preferred stock pays a noncumulative quarterly dividend in arrears. Such dividends are not cumulative but we may only declare and pay dividends on our common stock (or any other equity securities junior to the SBLF preferred stock) if we have declared and paid dividends on the SBLF preferred stock for the current dividend period. See “Our Dividend Policy.”

We have never issued common stock to the public, there is no guarantee that a liquid market will develop and our mutual holding company structure may reduce the liquidity of our common stock.

We have never issued common stock to the public and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “PVBC”, subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock. Furthermore, Provident Bancorp’s voting control over us means that Provident Bancorp may prevent the sale of control or merger of Provident Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of our other shareholders. This could adversely affect the price at which our common stock will trade as shareholders may be less willing to invest in us after the offering as compared to the common stock of fully converted banking companies.

You may not revoke your decision to purchase Provident Bancorp, Inc. common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the stock offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the stock offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the stock offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond July 31, 2015, or the number of shares to be sold in the offering is increased to more than 4,856,220 shares or decreased to fewer than 3,121,200 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of The Provident Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to an Investment in the SBLF Preferred Stock

An active trading market for the SBLF preferred stock may not develop or be maintained.

The SBLF preferred stock is not currently listed on any securities exchange or available for quotation on any national quotation system. We will use reasonable best efforts to list, or make available for quotation, the SBLF preferred stock in the future, if and when any shares of SBLF preferred stock are offered and sold. An active trading market for the SBLF preferred stock may not develop, or if developed, may not be maintained. If an active market

30

does not develop and is not maintained, the market value and liquidity of the SBLF preferred stock may be materially and adversely affected.

Holders of SBLF preferred stock have limited voting rights.

The holders of SBLF preferred stock have no voting rights except with respect to certain fundamental changes in the terms of the SBLF preferred stock and certain other matters and as may be required by applicable law. If dividends on the SBLF preferred stock are not paid in full for five quarterly dividend periods, whether or not consecutive, the holders of the SBLF preferred stock have the right to appoint a non-voting observer on our board of directors. Further, if dividends are not paid in full for six quarterly dividend periods, whether or not consecutive, the total number of positions on our board of directors will automatically increase by two and the holders of the SBLF preferred stock, acting as a class, will have the right to elect two individuals to serve in the new director positions. These rights and the terms of such directors will end when we have paid in full all accrued and unpaid dividends and paid dividends for at least four consecutive dividend periods.

The SBLF preferred stock is subject to various prohibitions and other restrictions on our payment of dividends.

Our ability to pay dividends on the SBLF preferred stock is restricted by Federal Reserve Board and Massachusetts Commissioner of Banks supervisory policies and guidance. Dividends may not be paid if our historical or projected earnings are not sufficient.

Our board of directors may decide not to declare any dividends on the SBLF preferred stock.

Our board of directors or any authorized committee of our board of directors may decide not to declare a dividend on the SBLF preferred stock in respect of any dividend period. In such case, the holders of SBLF preferred stock will have no right to receive any dividend for such period, and we will have no obligation to pay such a dividend, regardless of whether any dividends are declared for any subsequent dividend periods. Although we have been paying dividends on the SBLF preferred stock, our board of directors may in the future deem that we either do not have the ability or face circumstances that may make it advisable for us not to declare and pay such dividends.

If we redeem the SBLF preferred stock, holders of SBLF preferred stock may not be able to reinvest the redemption proceeds in a comparable investment at the same or a greater rate of return.

We have the right to redeem the SBLF preferred stock, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the SBLF preferred stock, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the SBLF preferred stock, holders of SBLF preferred stock generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. For more information regarding the redemption of our SBLF preferred stock, see “How We Intend to Use the Proceeds from the Offering.”

Shares of our preferred stock are not insured deposits and may lose value.

Shares of our preferred stock are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund and are subject to investment risk, including possible loss of principal.

31

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Provident Bancorp, Inc. for the years and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Provident Bancorp, Inc. contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The information at December 31, 2014 and 2013, and for the years ended December 31, 2014 and 2013, is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012, 2011 and 2010 is derived in part from audited consolidated financial statements that do not appear in this prospectus.

	At December 31,
	2014	2013	2012	2011	2010
	(In thousands)
Selected Financial Condition Data:
Total assets	$658,606	$624,659	$576,460	$530,598	$498,026
Cash and cash equivalents	9,558	15,356	23,101	24,789	17,329
Securities available for sale	76,032	87,647	113,385	109,745	106,944
Securities held to maturity	45,559	46,729	34,510	21,621	9,493
Federal Home Loan Bank stock, at cost	3,642	5,318	3,799	4,067	4,067
Loans receivable, net	494,183	439,712	377,118	345,565	333,895
Bank-owned life insurance	12,144	11,764	5,461	5,546	5,369
Other real estate owned	—	—	—	755	99
Deferred tax asset, net	3,632	3,754	3,809	3,063	3,297
Deposits	536,934	508,554	451,324	404,308	379,455
Advances from Federal Home Loan Bank	39,237	40,988	49,461	33,602	49,249
Securities sold under agreement to repurchase	—	—	—	21,264	19,067
Series A preferred stock	17,145	17,145	17,145	17,145	—
Total shareholder’s equity	75,791	69,827	67,060	64,725	44,551

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(In thousands)
Selected Operating Data:
Interest and dividend income	$23,311	$21,638	$20,829	$21,246	$22,334
Interest expense	2,291	2,625	3,714	4,248	5,616
Net interest and dividend income	21,020	19,013	17,115	16,998	16,718
Provision for loan losses	1,452	1,175	681	458	468
Net interest and dividend income after provision for loan losses	19,568	17,838	16,434	16,540	16,250
Noninterest income	3,868	5,143	3,778	6,870	3,550
Noninterest expense	17,421	17,362	16,829	16,629	16,799
Income before income tax expense	6,015	5,619	3,383	6,781	3,001
Income tax expense	1,453	1,607	818	2,242	796
Net income	$4,562	$4,012	$2,565	$4,539	$2,205

32

	At or For the Years Ended December 31,
	2014	2013	2012	2011	2010

Performance Ratios:
Return on average assets	0.71%	0.66%	0.47%	0.91%	0.44%
Return on average equity	6.24%	5.85%	3.83%	8.92%	5.12%
Interest rate spread (1)	3.32%	3.16%	3.05%	3.43%	3.38%
Net interest margin (2)	3.47%	3.31%	3.27%	3.59%	3.50%
Efficiency ratio (3)	70.00%	71.87%	80.55%	69.67%	82.88%
Average interest-earning assets to average interest-bearing liabilities	137.29%	133.59%	130.21%	117.73%	110.39%
Average equity to average assets	11.43%	11.35%	12.15%	10.17%	8.53%
Average common equity to average assets	8.75%	8.18%	9.04%	9.31%	8.53%

Regulatory Capital Ratios:
Total capital to risk weighted assets (bank only)	15.37%	16.61%	17.87%	19.08%	13.73%
Tier 1 capital to risk weighted assets (bank only)	13.87%	15.16%	16.35%	17.50%	11.77%
Tier 1 capital to average assets (bank only)	11.30%	11.08%	11.36%	12.72%	8.11%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans (4)	1.44%	1.36%	1.31%	1.29%	1.30%
Allowance for loan losses as a percentage of non-performing loans	142.15%	183.15%	179.61%	155.57%	191.45%
Net charge-offs to average outstanding loans during the year	0.06%	0.03%	0.05%	0.10%	0.06%
Non-performing loans as a percentage of total loans (4)	1.01%	0.74%	0.73%	0.83%	0.68%
Non-performing loans as a percentage of total assets	0.77%	0.53%	0.48%	0.55%	0.46%
Total non-performing assets as a percentage of total assets	0.77%	0.53%	0.48%	0.69%	0.48%

Other:
Number of offices	7	7	7	7	7
Number of full-time equivalent employees	108	111	109	104	108

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Loans are presented before the allowance for loan losses but include deferred fees/costs.

33

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Provident Bancorp, Inc. for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Provident Bancorp, Inc. contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The information at December 31, 2014 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at March 31, 2015 and for the three months ended March 31, 2015 and 2014 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results to be achieved for all of 2015 or for any other period.

	At March 31, 2015	At December 31, 2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$662,412	$658,606
Cash and cash equivalents	16,410	9,558
Securities available for sale	73,894	76,032
Securities held to maturity	45,438	45,559
Federal Home Loan Bank stock, at cost	3,642	3,642
Loans receivable, net	493,457	494,183
Bank-owned life insurance	12,240	12,144
Other real estate owned	—	—
Deferred tax asset, net	3,444	3,632
Deposits	538,203	536,934
Advances from Federal Home Loan Bank	41,637	39,237
Series A preferred stock	17,145	17,145
Total shareholder’s equity	77,097	75,791

	For the Three Months Ended March 31,
	2015	2014
	(In thousands)
Selected Operating Data:
Interest and dividend income	$6,073	$5,570
Interest expense	547	576
Net interest and dividend income	5,526	4,994
Provision for loan losses	278	389
Net interest and dividend income after provision for loan losses	5,248	4,605
Noninterest income	824	872
Noninterest expense	4,666	4,232
Income before income tax expense	1,406	1,245
Income tax expense	394	322
Net income	$1,012	$923

34

	At or For the Three Months Ended March 31,
	2015	2014

Performance Ratios (1):
Return on average assets	0.61%	0.58%
Return on average equity	5.25%	5.20%
Interest rate spread (2)	3.38%	3.20%
Net interest margin (3)	3.52%	3.33%
Efficiency ratio (4)	73.48%	72.14%
Average interest-earning assets to average interest-bearing liabilities	140.52%	134.71%
Average equity to average assets	11.71%	11.24%
Average common equity to average assets	9.11%	8.53%

Regulatory Capital Ratios:
Total capital to risk weighted assets (bank only)	15.48%	16.47%
Tier 1 capital to risk weighted assets (bank only)	14.01%	14.98%
Tier 1 capital to average assets (bank only)	11.36%	11.12%

Asset Quality Ratios (1):
Allowance for loan losses as a percentage of total loans (5)	1.48%	1.40%
Allowance for loan losses as a percentage of non-performing loans	133.77%	179.72%
Net charge-offs (recoveries) to average outstanding loans during the period	0.09%	(0.01)%
Non-performing loans as a percentage of total loans (5)	1.10%	0.78%
Non-performing loans as a percentage of total assets	0.83%	0.57%
Total non-performing assets as a percentage of total assets	0.83%	0.57%

Other:
Number of offices	7	7
Number of full-time equivalent employees	105	105

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Loans are presented before the allowance for loan losses but include deferred fees/costs.

Balance Sheet Analysis

Assets. Our total assets were $662.4 million at March 31, 2015, an increase of $3.8 million from $658.6 million at December 31, 2014. The increase resulted from an increase in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents increased $6.9 million, or 71.7%, to $16.4 million at March 31, 2015 from $9.6 million at December 31, 2014. The increase in cash and cash equivalents resulted from increases in deposits and borrowings as well as cash received from the securities portfolio.

Loans. At March 31, 2015, net loans were $493.5 million, or 74.5% of total assets, compared to $494.2 million, or 75.0% of total assets at December 31, 2014. An increase in commercial real estate loans of $14.6 million, or 5.9%, was offset by decreases in construction and land development loans and residential real estate

35

loans. The decrease in construction and land development loans resulted primarily from the completion of the construction phase of projects and subsequent transfer of the loans to commercial real estate loans. Loan production during the quarter ended March 31, 2015 was adversely affected by above average snowfall in our market area during the quarter. During the year ended December 31, 2014, we discontinued single-family residential real estate lending, with the exception of home equity lines of credit. We believe that new federal regulations governing the origination of single-family residential real estate loans would increase our costs and expand the risks associated with this type of lending beyond the benefits that we could realize from originating these loans. We have instead focused our lending activities on commercial loans.

The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated, excluding loans held for sale.

	At March 31, 2015		At December 31, 2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential (1)	$100,913	20.13%	$104,568	20.84%
Commercial (2)	264,316	52.73	249,691	49.76
Construction and land development	35,410	7.07	47,079	9.38
Commercial business loans	98,077	19.57	97,589	19.45
Consumer loans	2,505	0.50	2,863	0.57
	501,221	100.00%	501,790	100.00%
Less:
Deferred loan fees, net	(369)		(383)
Allowance for losses	(7,395)		(7,224)
Total loans	$493,457		$494,183

(1)	Includes home equity loans and lines of credit.
(2)	Includes multi-family real estate loans.

Securities. Our available-for-sale securities portfolio decreased $2.1 million, or 2.8%, to $73.9 million at March 31, 2015 from $76.0 million at December 31, 2014, while our held-to-maturity securities portfolio decreased $121,000 to $45.4 million at March 31, 2015 from $45.6 million at December 31, 2014. Our securities portfolio decreased during the quarter ended March 31, 2015 as we set aside excess cash to fund potential loan growth instead of re-investing the proceeds in investment securities.

Deposits. Total deposits increased $1.3 million, or 0.2%, to $538.2 million at March 31, 2015 from $536.9 million at December 31, 2014. We traditionally experience limited deposit growth in the first and third quarters of a calendar year due to seasonal withdrawals of municipal deposits.

Borrowings. Our borrowings at March 31, 2015 consisted entirely of Federal Home Loan Bank advances. Borrowings increased $2.4 million, or 6.1%, to $41.6 million at March 31, 2015 from $39.2 million at December 31, 2014. We increased short-term borrowings to offset the decrease in municipal deposits, discussed above.

Shareholder’s Equity. Total shareholder’s equity increased $1.3 million, or 1.7%, to $77.1 million at March 31, 2015, from $75.8 million at December 31, 2014. The increase was due primarily to $1.0 million in net income and an increase of $294,000 in accumulated other comprehensive income reflecting an increase in the fair value of available-for-sale securities.

36

Asset Quality

The following table sets forth information regarding our non-performing assets at the dates indicated.

	At March 31, 2015	At December 31, 2014
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
Residential	$1,420	$1,564
Commercial	2,822	3,002
Construction and land development	—	—
Commercial business loans	1,286	516
Consumer loans	—	—
Total non-accrual loans	5,528	5,082

Accruing loans past due 90 days or more	—	—

Real estate owned	—	—

Total non-performing assets	$5,528	$5,082

Total loans (1)	$500,852	$501,407
Total assets	$662,412	$658,606
Total non-performing loans to total loans (1)	1.10%	1.01%
Total non-performing assets to total assets	0.83%	0.77%

(1) Loans are presented before the allowance for loan losses but include deferred fees/costs.

The increase in non-performing assets at March 31, 2015 compared to December 31, 2014 was primarily due to our downgrade of a $955,000 participation interest in a loan originated through the BancAlliance network.  Although we have continued to receive payments due under the terms of the loan, we classified the loan as doubtful during the quarter ended March 31, 2015 because of a deterioration in the borrower’s financial condition and prospects.

Allowance for Loan Losses. The allowance for loan losses is maintained at levels considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.

37

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Three Months Ended March 31,
	2015	2014
	(Dollars in thousands)

Allowance at beginning of period	$7,224	$6,077
Provision for loan losses	278	389
Charge-offs:
Real estate loans:
Residential	—	—
Commercial	—	—
Construction and land development	—	—
Commercial business loans	103	—
Consumer loans	6	14
Total charge-offs	109	14

Recoveries:
Real estate loans:
Residential	—	24
Commercial	—	—
Construction and land development	—	—
Commercial business loans	—	—
Consumer loans	2	1
Total recoveries	2	25

Net charge-offs (recoveries)	107	(11)

Allowance at end of period	$7,395	$6,477

Non-performing loans at end of period	$5,528	$3,604
Total loans outstanding at end of period (1)	$500,852	$461,970
Average loans outstanding during the period (1)	$500,125	$458,502

Allowance to non-performing loans	133.77%	179.72%
Allowance to total loans outstanding at end of the period	1.48%	1.40%
Net charge-offs (recoveries) to average loans outstanding during the period (annualized)	0.09%	(0.01)%

(1)	Loans are presented before the allowance for loan losses but include deferred fees/costs.

Results of Operations for the Three Months Ended March 31, 2015 and 2014

General. Net income increased $89,000, or 9.6%, to $1.0 million for the three months ended March 31, 2015 from $923,000 for the three months ended March 31, 2014. The increase was due to an increase in net interest and dividend income and a decrease in the provision for loan losses, partially offset by an increase in noninterest expense.

Interest and Dividend Income. Interest and dividend income increased $503,000, or 9.0%, to $6.1 million for the three months ended March 31, 2015 from $5.6 million for the three months ended March 31, 2014. This was attributable to an increase in interest and fees on loans, which increased $565,000, or 12.1%, to $5.2 million for the three months ended March 31, 2015 from $4.7 million for the three months ended March 31, 2014.

The increase in interest income on loans was due to an increase in average balance of $41.6 million, or 9.1%, to $500.1 million for the three months ended March 31, 2015 from $458.5 million for the three months ended March 31, 2014. This increase was due to our continued success in originating construction and land development

38

loans, commercial real estate loans and commercial business loans. The increase in interest income on loans was also due to an 11 basis point increase in yield, to 4.19% for the three months ended March 31, 2015 from 4.08% for the three months ended March 31, 2014, due to our continued focus on commercial lending.

Interest Expense. Interest expense decreased $29,000, or 5.0%, to $547,000 for the three months ended March 31, 2015 from $576,000 for the three months ended March 31, 2014, caused by a decrease in interest expense on deposits. Interest expense on deposits decreased $29,000, or 6.5%, to $405,000 for the three months ended March 31, 2015 from $434,000 for the three months ended March 31, 2014, as the average rate we paid on interest-bearing deposits decreased four basis points to 0.40% for the three months ended March 31, 2015 from 0.44% for the three months ended March 31, 2014. Our average balance of interest-bearing deposits increased $13.6 million, or 3.4%, to $405.6 million for the three months ended March 31, 2015 from $392.1 million for the three months ended March 31, 2014. The increase resulted from increases in the average balance of all deposit categories, except for money market accounts, which decreased slightly.

Net Interest and Dividend Income. Net interest and dividend income increased $532,000, or 10.7%, to $5.5 million for the three months ended March 31, 2015 from $5.0 million for the three months ended March 31, 2014. Our net interest rate spread increased 18 basis points to 3.38% for the three months ended March 31, 2015 from 3.20% for the three months ended March 31, 2014, while our net interest margin increased 19 basis points to 3.52% for the three months ended March 31, 2015 from 3.33% for the three months ended March 31, 2014. The average yield we earned on interest-earning assets increased 15 basis points to 3.87% while we were able to decrease the average rate we paid on interest-bearing liabilities by three basis points to 0.49%.

Provision for Loan Losses. Our provision for loan losses was $278,000 for the three months ended March 31, 2015 compared to $389,000 for the three months ended March 31, 2014. The provisions recorded resulted in an allowance for loan losses of $7.4 million, or 1.48% of total loans at March 31, 2015, compared to $7.2 million, or 1.44% of total loans at December 31, 2014 and $6.5 million, or 1.40% of total loans at March 31, 2014. The increase in the allowance for loan losses from March 31, 2014 to March 31, 2015 resulted primarily from an increase in our loan portfolio as we apply historical loss ratios to newly originated loans, which, absent other factors, results in an increase in the allowance for loan losses as the loan portfolio increases.

Noninterest Income. Noninterest income was $824,000 for the three months ended March 31, 2015 and $872,000 for the three months ended March 31, 2014. The decrease was caused primarily by a $31,000 decrease in other service charges and fees, which totaled $381,000 for the three months ended March 31, 2015 and $412,000 for the three months ended March 31, 2014. We recognized $81,000 on sales of securities during the quarter ended March 31, 2015 compared to $96,000 of such gains during the quarter ended March 31, 2014.

Noninterest Expense. Noninterest expense increased $434,000, or 10.3%, to $4.7 million for the three months ended March 31, 2015 from $4.2 million for the three months ended March 31, 2014. Salaries and employee benefits expense increased $324,000, or 12.7%, to $2.9 million for the three months ended March 31, 2015 from $2.5 million for the three months ended March 31, 2014, due primarily to our hiring additional employees to support our loan growth. Professional services expenses increased $64,000, or 41.8%, to $217,000 for the three months ended March 31, 2015 from $153,000 for the three months ended March 31, 2014 due to increased management training and development of our sales team. Noninterest expense during the quarter ended March 31, 2015 was also adversely affected by above average snowfall in our market area during the quarter.

Income Tax Provision. We recorded a provision for income taxes of $394,000 for the three months ended March 31, 2015, reflecting an effective tax rate of 28.0%, compared to $322,000, or 25.9%, for the three months ended March 31, 2014. The changes in the income tax provision were primarily due to changes in the components of pre-tax income. Our effective tax rates are below statutory federal and states rates due primarily to tax-exempt income related to investments in bank owned life insurance and municipal securities.

39

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to continue to implement our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans we have made and make whether held in portfolio or sold in the secondary markets;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations;

40

•	our ability to manage market risk, credit risk and operational risk in the current economic conditions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees;

•	our ability to redeem the SBLF preferred stock before the dividend rate on the preferred stock increases to 9.0% per annum; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

41

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $29.5 million and $40.4 million, or $46.7 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	3,121,200 Shares		3,672,000 Shares		4,222,800 Shares		4,856,220 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$31,212		$36,720		$42,228		$48,562
Less offering expenses	(1,716)		(1,766)		(1,817)		(1,875)
Net offering proceeds	$29,496	100.0%	$34,954	100.0%	$40,411	100.0%	$46,687	100.0%

Distribution of net proceeds:
To The Provident Bank	$14,748	50.0%	$17,477	50.0%	$20,206	50.0%	$23,344	50.0%
To fund loan to employee stock ownership plan	$2,608	8.8%	$3,068	8.8%	$3,528	8.7%	$4,058	8.7%
To the charitable foundation	$250	0.8%	$250	0.7%	$250	0.6%	$250	0.5%
To redeem SBLF preferred stock	$8,600	29.2%	$8,600	24.6%	$8,600	21.3%	$8,600	18.4%
To be retained by Provident Bancorp, Inc.	$3,290	11.2%	$5,559	15.9%	$7,827	19.4%	$10,435	22.4%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of The Provident Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated offering than we have assumed.

Provident Bancorp, Inc. may use the proceeds it retains from the offering:

•	to redeem some or all of the SBLF preferred stock. Specifically, we intend to redeem at least 50% of the SBLF preferred stock. We would expect to redeem the SBLF preferred stock prior to the March 2016 date on which the dividend rate increases to 9.00%. However, we may redeem a higher amount if we sell shares of our common stock at the higher end of the offering range, and we may redeem a lower amount and/or delay redemption if market or other conditions warrant our maintaining the capital provided by the SBLF preferred stock;

•	to invest in securities;

•	to repurchase shares of our common stock, including repurchases to fund stock-based benefit plans;

•	to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to shareholders (although we do we do not currently anticipate paying cash dividends on our common stock); and

42

•	for other general corporate purposes.

Any redemption of the SBLF preferred stock will require the prior approval of the Federal Reserve Board. As of the date of this prospectus, we have not submitted an application to the Federal Reserve Board, and therefore there can be no assurance that we will receive such approval.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the stock offering. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the stock offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans. In addition, under Massachusetts regulations, we may not repurchase shares of our common stock during the first three years following the completion of the stock offering except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

The Provident Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and U.S. Government mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to effectively deploy the additional capital raised in the offering. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

We will not receive any proceeds from any sale of the SBLF preferred stock by the U.S. Treasury.

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, due to the regulatory restrictions described below, we do not currently anticipate paying cash dividends on our common stock. The payment and amount of any dividend payments will depend upon a number of factors. We cannot assure

43

you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

Provident Bancorp, Inc. will not be permitted to pay dividends on its common stock if its shareholders’ equity would be reduced below the amount of the liquidation account established by Provident Bancorp, Inc. in connection with the stock offering. The source of dividends will depend on the net proceeds retained by Provident Bancorp, Inc. and earnings thereon, and dividends from The Provident Bank. In addition, Provident Bancorp, Inc. will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Massachusetts law prohibits distributions to shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

If Provident Bancorp, Inc. pays dividends to its shareholders, it will be required to pay dividends to Provident Bancorp. The Federal Reserve Board’s current policy prohibits the waiver of dividends by mutual holding companies that are regulated as bank holding companies (as opposed to savings and loan holding companies). Any such payment would dilute our minority shareholders. In addition, Massachusetts banking regulations prohibit Provident Bancorp from waiving dividends declared and paid by Provident Bancorp, Inc. unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of The Provident Bank. Accordingly, we do not currently anticipate that Provident Bancorp will be permitted to waive dividends paid by Provident Bancorp, Inc. See “Risk Factors—If we declare dividends on our common stock, Provident Bancorp will be prohibited from waiving the receipt of dividends.”

The SBLF preferred stock issued in connection with our participation in the SBLF program pays a noncumulative quarterly dividend in arrears. Such dividends are not cumulative, but we may only declare and pay dividends on our common stock (or any other equity securities junior to the SBLF preferred stock) if full dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock.

After the completion of the stock offering, The Provident Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. The Provident Bank must file an application with the Federal Deposit Insurance Corporation for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of The Provident Bank’s net income for that year to date plus its retained net income for the preceding two years, or The Provident Bank would not be at least adequately capitalized following the distribution.

In addition, Massachusetts banking law and Federal Deposit Insurance Corporation regulations impose limitations on capital distributions by savings institutions. See “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”

Any payment of dividends by The Provident Bank to Provident Bancorp, Inc. that would be deemed to be drawn from The Provident Bank’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by The Provident Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. The Provident Bank does not intend to make any distribution that would create such a federal tax liability. For further information concerning additional federal law and regulations regarding the ability of The Provident Bank to make capital distributions, including the payment of dividends to Provident Bancorp, Inc., see “Taxation—Federal Taxation” and “Supervision and Regulation—Dividends.”

We will file a consolidated federal tax return with The Provident Bank. Accordingly, it is anticipated that any cash distributions made by us to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the stock offering, we

44

will not be permitted to make any capital distribution to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “PVBC”, subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler, O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

45

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2014, The Provident Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of The Provident Bank at December 31, 2014, and the pro forma equity capital and regulatory capital of The Provident Bank, after giving effect to the sale of shares of common stock at $10.00 per share. Effective January 1, 2015, the well capitalized threshold for the Tier 1 risk-based capital requirement was increased from 6.0% to 8.0%. Additionally, effective January 1, 2015, a new capital standard, common equity Tier 1 capital, was implemented, with a 6.5% ratio requirement for a financial institution to be considered well capitalized. The table below reflects these newly implemented regulatory capital requirements as if they were in effect at December 31, 2014. The table assumes the receipt by The Provident Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	The Provident Bank Historical at		Pro Forma at December 31, 2014, Based Upon the Sale in the Offering of
	December 31, 2014		3,121,200 Shares		3,672,000 Shares		4,222,800 Shares		4,856,220 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity	$75,694	11.49%	$86,530	12.87%	$88,569	13.13%	$90,607	13.38%	$92,951	13.67%

Tier 1 leverage capital	$73,282	11.31%	$84,118	12.72%	$86,157	12.98%	$88,195	13.24%	$90,539	13.53%
Tier 1 leverage requirement	32,393	5.00	33,065	5.00	33,190	5.00	33,315	5.00	33,459	5.00
Excess	$40,889	6.31%	$51,053	7.72%	$52,967	7.98%	$54,880	8.24%	$57,080	8.53%

Tier 1 risk-based capital (3)	$73,282	13.87%	$84,118	15.84%	$86,157	16.21%	$88,195	16.57%	$90,539	17.00%
Tier 1 risk-based requirement	51,829	8.00	52,905	8.00	53,104	8.00	53,304	8.00	53,534	8.00
Excess	$21,453	5.87%	$31,213	7.84%	$33,053	8.21%	$34,891	8.57%	$37,005	9.00%

Total risk-based capital (3)	$81,229	15.37%	$92,065	17.33%	$94,104	17.70%	$96,142	18.07%	$98,486	18.49%
Total risk-based requirement	52,841	10.00	53,110	10.00	53,160	10.00	53,210	10.00	53,268	10.00
Excess	$28,388	5.37%	$38,955	7.33%	$40,944	7.70%	$42,932	8.07%	$45,218	8.49%

Common equity tier 1 capital	$73,282	11.31%	$84,118	12.72%	$86,157	12.98%	$88,195	13.24%	$90,539	13.53%
Common equity tier 1 requirement	34,347	6.50	34,522	6.50	34,554	6.50	34,587	6.50	34,624	6.50
Excess	$38,935	4.81%	$49,596	6.22%	$51,603	6.48%	$53,608	6.74%	$55,915	7.03%

Reconciliation of capital infused into The Provident Bank:
Net proceeds			$14,748		$17,477		$20,206		$23,344
Less: Common stock acquired by employee stock ownership plan			(2,608)		(3,068)		(3,528)		(4,058)
Less: Common stock acquired by stock-based benefit plan			(1,304)		(1,534)		(1,764)		(2,029)
Pro forma increase			$10,836		$12,875		$14,914		$17,257

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

46

CAPITALIZATION

The following table presents the historical consolidated capitalization of Provident Bancorp, Inc. at December 31, 2014 and the pro forma consolidated capitalization of Provident Bancorp, Inc. after giving effect to the stock offering based upon the assumptions set forth in the “Pro Forma Data” section. The pro forma capitalization information provided in the table below also assumes that the redemption of approximately 50% of the SBLF preferred stock was completed as of December 31, 2014. See “How We Intend to Use the Proceeds From the Offering.”

	Provident Bancorp, Inc. Historical at	Pro Forma at December 31, 2014 Based upon the Sale in the Offering at $10.00 per Share of
	December 31, 2014	3,121,200 Shares	3,672,000 Shares	4,222,800 Shares	4,856,220 Shares (1)
	(Dollars in thousands)
Deposits (2)	$536,934	$536,934	$536,934	$536,934	$536,934
Borrowed funds	39,237	39,237	39,237	39,237	39,237
Total deposits and borrowed funds	$576,171	$576,171	$576,171	$576,171	$576,171

Shareholders’ equity:
Preferred stock, no par value, 32,855 shares authorized	—	—	—	—	—
Senior Non-Cumulative Perpetual Preferred Stock, Series A, 17,145 shares authorized	17,145	8,545	8,545	8,545	8,545
Common stock, no par value, 30,000,000 shares authorized; shares to be issued as reflected (3)	—	—	—	—	—
Additional paid-in capital	275	31,158	36,861	42,563	49,121
Tax benefit of contribution to the charitable foundation	—	655	753	851	963
Retained earnings (4)	55,959	55,959	55,959	55,959	55,959
Accumulated other comprehensive income	2,412	2,412	2,412	2,412	2,412
Less:
Expense of stock contribution to the charitable foundation	—	(1,387)	(1,632)	(1,877)	(2,158)
Expense of cash contribution to the charitable foundation	—	(250)	(250)	(250)	(250)
Common stock held by employee stock ownership plan (5)	—	(2,608)	(3,068)	(3,528)	(4,058)
Common stock to be acquired by stock-based benefit plan (6)	—	(1,304)	(1,534)	(1,764)	(2,029)
Total shareholders’ equity	$75,791	$93,180	$98,046	$102,911	$108,505

Pro Forma Shares Outstanding
Shares offered for sale		3,121,200	3,672,000	4,222,800	4,856,220
Shares issued to charitable foundation		138,720	163,200	187,680	215,832
Shares issued to Provident Bancorp		3,676,080	4,324,800	4,973,520	5,719,548
Total shares outstanding		6,936,000	8,160,000	9,384,000	10,791,600

Total shareholders’ equity as a percentage of total assets (7)	11.51%	13.78%	14.40%	15.01%	15.70%
Common shareholders’ equity as a percentage of total assets (7)	8.90%	12.52%	13.15%	13.76%	14.46%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(footnotes continue on following page)

47

(continued from previous page)

(3)	No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation will be reserved for issuance upon the exercise of options under the plans. See “Management.”
(4)	The retained earnings of The Provident Bank will be substantially restricted after the stock offering. See “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”
(5)	Assumes that 8% of the shares sold in the offering and issued to the charitable foundation will be acquired by the employee stock ownership plan financed by a loan from Provident Bancorp, Inc. The loan will be repaid principally from The Provident Bank’s contributions to the employee stock ownership plan. Since Provident Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Provident Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.
(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and issued to the charitable foundation will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by Provident Bancorp, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. Provident Bancorp, Inc. will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require shareholder approval.
(7)	We had no intangible assets as of December 31, 2014.

48

PRO FORMA DATA

The following table summarizes historical and pro forma data of Provident Bancorp, Inc. as of and for the year ended December 31, 2014. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the stock offering.

The net proceeds in the table are based upon the following assumptions:

(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	our employees, directors, trustees, corporators and their associates will purchase 300,000 shares of common stock;

(iii)	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and issued to the charitable foundation with a loan from Provident Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 15 years. Interest income that we earn on the loan will offset the interest paid by The Provident Bank;

(iv)	The Provident Bank will contribute $250,000 in cash to the charitable foundation;

(v)	we will pay Sandler O’Neill & Partners, L.P. a fee equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings;

(vi)	no fee will be paid with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors, trustees, corporators and employees, and their immediate families; and

(vii)	total expenses of the offering, other than the fees and commissions to be paid to Sandler O’Neill & Partners, L.P. and other broker-dealers, will be $1.3 million.

We calculated pro forma consolidated net income for the year ended December 31, 2014 as if the estimated net proceeds we received had been invested at the beginning of the year at an assumed interest rate of 1.65% (0.99% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of December 31, 2014, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. For purposes of pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

49

The pro forma table gives effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of shareholder approval, we have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering and issued to the charitable foundation at the same price for which they were sold in the stock offering. We assume that awards of common stock granted under such plans vest over a five-year period.

We have also assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering and issued to the charitable foundation. In preparing the table below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.83 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 14.98% for the shares of common stock, no dividend yield, an expected option term of 10 years and a risk-free rate of return of 2.17%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and issued to the charitable foundation and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute 50% of the net proceeds from the stock offering to The Provident Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of funding a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering;

•	increased fees that we would pay Sandler O’Neill & Partners, L.P. and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation accounts to be established in the stock offering or, in the unlikely event of a liquidation of The Provident Bank, to the tax effect of the recapture of the bad debt reserve.

50

At or for the Year Ended December 31, 2014 Based upon the Sale at $10.00 Per Share of
3,121,200 Shares	3,672,000 Shares	4,222,800 Shares	4,856,220 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$31,212	$36,720	$42,228	$48,562
Market value of shares issued to charitable foundation	1,387	1,632	1,877	2,158
Pro forma market capitalization	$32,599	$38,352	$44,105	$50,720

Gross proceeds of offering	$31,212	$36,720	$42,228	$48,562
Expenses	1,716	1,766	1,817	1,875
Estimated net proceeds	29,496	34,954	40,411	46,687
Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Common stock purchased by employee stock ownership plan	(2,608)	(3,068)	(3,528)	(4,058)
Common stock purchased by stock-based benefit plans	(1,304)	(1,534)	(1,764)	(2,029)
Estimated net proceeds, as adjusted	$25,334	$30,102	$34,869	$40,350

For the Year Ended December 31, 2014
Consolidated net earnings:
Historical	$4,562	$4,562	$4,562	$4,562
Income on adjusted net proceeds, net of tax	251	298	345	399
Employee stock ownership plan (2)	(104)	(123)	(141)	(162)
Stock awards (3)	(156)	(184)	(212)	(243)
Stock options (4)	(166)	(195)	(225)	(258)
Pro forma net income (5)(6)	$4,387	$4,358	$4,329	$4,298

Earnings per share:
Historical	$0.68	$0.58	$0.50	$0.44
Income on adjusted net proceeds, net of tax	0.04	0.04	0.04	0.04
Employee stock ownership plan (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock awards (3)	(0.02)	(0.02)	(0.02)	(0.02)
Stock options (4)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma earnings per share (5)(6)(7)	$0.66	$0.56	$0.48	$0.42

Offering price to pro forma net earnings per share (7)	15.15	x	17.86	x	20.83	x	23.81	x
Number of shares used in earnings per share calculations	6,692,593	7,873,638	9,054,684	10,412,887

At December 31, 2014
Common shareholders’ equity (8):
Historical	$58,646	$58,646	$58,646	$58,646
Estimated net proceeds	29,496	34,954	40,411	46,687
Stock contribution to charitable foundation	1,387	1,632	1,877	2,158
Tax expense of stock contribution to charitable foundation	(1,387)	(1,632)	(1,877)	(2,158)
Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Tax benefit of contribution to charitable foundation	655	753	851	963
Common stock acquired by employee stock ownership plan (2)	(2,608)	(3,068)	(3,528)	(4,058)
Common stock acquired by stock-based benefit plans (3)	(1,304)	(1,534)	(1,764)	(2,029)
Pro forma common shareholders’ equity (9)(10)	$84,635	$89,501	$94,366	$99,959

Common shareholders’ equity per share (8):
Historical	$8.46	$7.19	$6.25	$5.43
Estimated net proceeds	4.25	4.29	4.31	4.33
Stock contribution to charitable foundation	0.20	0.20	0.20	0.20
Tax expense of stock contribution to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Cash contribution to charitable foundation	(0.03)	(0.03)	(0.03)	(0.02)
Tax benefit of contribution to charitable foundation	0.09	0.09	0.09	0.09
Common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Common stock acquired by stock-based benefit plans (3)	(0.19)	(0.19)	(0.19)	(0.19)
Pro forma common shareholders’ equity per share (9)(10)	$12.20	$10.97	$10.05	$9.26

Offering price as percentage of pro forma common shareholders’ equity per share (10)	81.97%	91.16%	99.50%	107.99%
Number of shares outstanding for pro forma book value per share calculations	6,936,000	8,160,000	9,384,000	10,791,600

(footnotes begin on following page)

51

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of the shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp, Inc. The Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. The Provident Bank’s total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by The Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 17,386, 20,454, 23,523 and 27,051 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and issued to the charitable foundation. Shareholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the stock offering. The shares may be acquired directly from Provident Bancorp, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Provident Bancorp, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2014, and (iii) the plan expense reflects an effective combined federal and state tax rate of 40.0%. The issuance of authorized but unissued shares of common stock to fund these awards would dilute shareholders’ ownership and voting interests by approximately 1.8%.
(4)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and issued to the charitable foundation. Shareholder approval of the plans may not occur earlier than six months after the completion of the stock offering. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.83 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 40.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 4.5%.
(5)	Net income per share computations are determined by taking the number of shares assumed to be sold in the offering, issued to Provident Bancorp and issued to the charitable foundation and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 1, above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(footnotes continue on following page)

52

(continued from previous page)

(6)	Does not give effect to the non-recurring expense that will be recognized during 2015 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the year ended December 31, 2014.

	For the Year Ended December 31, 2014 Based upon the Sale at $10.00 Per Share of
	3,121,200 Shares	3,672,000 Shares	4,222,800 Shares	4,856,220 Shares
	(In thousands, except per share amounts)
After-tax expense of stock and cash contribution to charitable foundation	$982	$1,129	$1,276	$1,445
Pro forma net income, adjusted for foundation contribution	3,405	3,229	3,053	2,853
Pro forma net income per share	0.51	0.41	0.34	0.27

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the tax benefit is generally limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7)	Does not reflect the payment of dividends on SBLF preferred stock, which totaled $172,000 for the year ended December 31, 2015. Assuming the repayment of 50% of our SBLF preferred stock during the year ended December 31, 2014, pro forma net income per share available to common shareholders would have been $0.64, $0.54, $0.47 and $0.40, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, and offering price to pro forma net earnings per share would be 15.63x, 18.52x, 21.28x and 25.00x, respectively.
(8)	Excludes SBLF preferred stock.
(9)	The retained earnings of The Provident Bank will be substantially restricted after the stock offering. See “Our Dividend Policy,” and “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”
(10)	We had no intangible assets as of December 31, 2014.

53

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $69.4 million, $81.6 million, $93.8 million and $107.9 million with the charitable foundation, as compared to $71.0 million, $83.5 million, $96.0 million and $110.4 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2014 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the year, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$31,212		$33,358		$36,720		$39,245		$42,228		$45,132		$48,562		$51,902
Estimated full value	69,360		70,975		81,600		83,500		93,840		96,025		107,916		110,429
Total assets	684,595		686,225		689,460		691,351		694,325		696,477		699,920		702,372
Total liabilities	582,815		582,815		582,815		582,815		582,815		582,815		582,815		582,815
Pro forma shareholders’ equity	93,180		94,810		98,045		99,936		102,910		105,062		108,505		110,957
Pro forma net income (1)	4,387		4,398		4,358		4,372		4,329		4,346		4,298		4,316
Pro forma shareholders’ equity per share	12.20		12.15		10.97		10.95		10.05		10.05		9.26		9.27
Pro forma net income per share	0.66		0.65		0.56		0.55		0.48		0.47		0.42		0.41

Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	81.97%		82.30%		91.16%		91.32%		99.50%		99.50%		107.99%		107.87%
Offering price to pro forma net income per share	15.15	x	15.38	x	17.86	x	18.18	x	20.83	x	21.28	x	23.81	x	24.39	x

Pro forma financial ratios:
Return on assets	0.64%		0.64%		0.63%		0.63%		0.62%		0.62%		0.61%		0.61%
Return on equity	4.71%		4.64%		4.44%		4.37%		4.21%		4.14%		3.96%		3.89%
Equity to assets	13.61%		13.82%		14.22%		14.46%		14.82%		15.08%		15.50%		15.80%

Total shares issued	6,936,000		7,097,500		8,160,000		8,350,000		9,384,000		9,602,500		10,791,600		11,042,875

(footnotes on following page)

54

(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on shareholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended December 31, 2014.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)

After-tax expense of stock and cash contribution to foundation	$(982)		$(1,129)		$(1,276)		$(1,445)
Pro forma net income	$3,405		$3,229		$3,053		$2,853
Pro forma net income per share	$0.51		$0.41		$0.34		$0.27
Offering price to pro forma net income per share	19.61	x	24.39	x	29.41	x	37.04	x
Pro forma return on assets	0.50%		0.47%		0.44%		0.41%
Pro forma return on equity	3.65%		3.29%		2.97%		2.63%

55

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived in part from the audited financial statements that appear beginning on page F-1 of this prospectus and other audited financial statements that are not included herein. You should read the information in this section in conjunction with the business and financial information regarding Provident Bancorp, Inc. and the financial statements provided in this prospectus.

Overview

Our profitability is highly dependent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds.

Our net income increased $550,000, or 13.7%, to $4.6 million for the year ended December 31, 2014 from $4.0 million for the year ended December 31, 2013. The increase was due to an increase in net interest and dividend income, partially offset by a decrease in gain on sales of securities and an increase in the provision for loan losses. The increase in net interest and dividend income was caused by an increase in interest and fees on loans, which increased $1.7 million, or 9.0%, to $20.0 million for the year ended December 31, 2014 from $18.4 million for the year ended December 31, 2013. This increase was due to our continued success in originating construction and land development loans, commercial real estate loans and commercial business loans.

Noninterest income decreased $1.3 million, or 24.8%, to $3.9 million for the year ended December 31, 2014 from $5.1 million for the year ended December 31, 2013. Gains on sales, calls and donated securities, net, decreased for the year ended December 31, 2014 from the year ended December 31, 2013. Although we sold $12.4 million of securities during the year ended December 31, 2014 compared to $8.1 million of such sales during the year ended December 31, 2013, our sales resulted in higher gains during the year ended December 31, 2013. During the year ended December 31, 2014, we recognized $228,000 of noninterest income related to the contribution of appreciated securities, compared to $60,000 of such gains during the year ended December 31, 2013.

Our provision for loan losses was $1.5 million for the year ended December 31, 2014 compared to $1.2 million for the year ended December 31, 2013. We also increased our allowance for loan losses, primarily due to an increase in our loan portfolio as we apply historical loss ratios to newly originated loans, which, absent other factors, results in an increase in the allowance for loan losses as the loan portfolio increases. For further information related to changes in the provision and allowance for loan losses, refer to “—Asset Quality—Allowance for Loan Losses.”

Following the completion of the offering, we expect our net interest income to increase from the investment of the offering proceeds. We also expect noninterest expenses to increase because of actual and planned growth, as well as from increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our shareholders no earlier than six months after the completion of the conversion. For further information, see “Summary—Benefits to Management and Potential Dilution to Shareholders Resulting from the Stock Offering;” “Risk Factors—Risks Related to Our Business—Our stock-based benefit plans will increase our expenses and reduce our income;” “Management—Benefits to be Considered Following Completion of the Stock Offering;” and “Risk Factors—Risks Related to Our Business—Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.”

Some analysts have interpreted recent comments from the Federal Reserve Board as indicating the Federal Reserve Board may seek to begin increasing interest rates later in 2015. An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or

56

mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income, which in turn would likely have an adverse effect on our results of operations. As described in “—Management of Market Risk,” we expect that our net economic value of equity would decrease as a result of an instantaneous increase in interest rates, although we currently expect that our net interest income would increase as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we promote core deposit products and adjust the interest rates and maturities of funding sources, as necessary. See “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business—Changes in interest rates could hurt our profits.”

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in Northeastern Massachusetts and Southern New Hampshire. Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. Almost all of our loans are to borrowers located in or secured by collateral located in Northeastern Massachusetts and Southern New Hampshire. We try to offset the potential for negative economic conditions by maintaining strong asset quality. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. However, changes in economic conditions could result in increased actual losses or increased losses inherent in our loan portfolio, either of which could require us to significantly increase the level of our provision for loan losses. Changes in economic conditions could further negatively affect us as described in “Risk Factors—Risks Related to Our Business—A worsening of economic conditions could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could have an adverse effect on our results of operations.”

Although we intend to redeem at least 50% of our SBLF preferred stock, such redemption would require the prior approval of the Federal Reserve Board. As of the date of this prospectus, we have not submitted an application to the Federal Reserve Board to redeem any of our SBLF preferred stock, and there can be no assurance that we will receive such approval. During the first quarter of 2016, the per annum dividend rate will increase to a fixed rate of 9.0% (from the current rate of 1.0%) if any SBLF preferred stock remains outstanding at that time. The total dividends paid on our SBLF preferred stock for the year ended December 31, 2014 were $172,000. Assuming the increased dividend rate of 9.0% per annum and assuming we have not redeemed any of our SBLF preferred stock, the total dividends payable on our SBLF preferred stock would be $1.5 million for the 12-month period beginning in March 2016, and such dividends payable would increase to $772,000 in the event we repaid only half of our SBLF preferred stock before the 12-month period beginning in March 2016. Any such increase in the dividend rate could have a material negative effect on our financial condition and results of operations.

Business Strategy

Our objective is to be the premier community business bank in the markets we serve, providing a full range of banking products and services to small and medium sized commercial customers. In recent years, we have focused significant effort and invested heavily in our infrastructure to create sophisticated and competitive products and services, a strong, experienced work force and awareness of our business banking brand. Our business lending, comprised of commercial business loans, commercial real estate loans, multifamily loans and construction and land development loans, comprised 78.6% of our total loan portfolio at December 31, 2014 compared to 65.7% at December 31, 2010.

We have been effective in competing against both larger regional banks and smaller banks operating in our markets. We compete against the larger banks through our responsive and personalized service, providing our customers with quicker decision making, customized products where appropriate and access to our senior managers. Our larger capital base, highly experienced commercial bankers and a sophisticated product and service mix, including a suite of cash management services and technology solutions and support, enable us to compete effectively against smaller banks. Recent consolidation of financial institutions in and around our markets has further created opportunity for expansion in our markets.

57

We intend to continue our business banking focus as we seek to grow our franchise, particularly in Southern New Hampshire. To accomplish our goal, we are pursuing the following strategies:

•	Maintain a disciplined focus on targeting high growth business customers. We have developed specific parameters to identify high growth commercial customers who will value our products and services. High growth customers who use multiple products and services offer us greater profitability potential. We have invested significantly in technology to provide sophisticated products and services to address our customers’ evolving needs and enhance convenience. Our technology platform enables us to evaluate the profitability of each customer, product, and branch office. We do not merely provide our technology platform to our customers, but we also send our customer service representatives to our customers’ businesses to provide on-site training for using our products and services. We can also identify gaps in our customer relationships and contact customers with ideas to improve their utilization of our products and services, providing them with added convenience and cost savings while improving our profitability.

Our business development team and lenders work closely together to identify prospects and create a targeted marketing plan to pursue each prospect. Also, over the last several years, a number of local community banks in our markets have been acquired by other institutions, primarily larger regional banks. We believe that a number of the business customers of these banks may prefer doing business with a local institution, and we intend to actively target those customers. The capital raised in this offering will also support an increase in our lending limit capacity, providing us the ability to extend lending relationships with existing customers.

•	Expand our market share in existing and nearby markets. We have selectively entered new higher growth markets in New Hampshire through the hiring of experienced loan, business development and credit officers and the establishment of loan production offices and de novo branch offices. We believe that hiring experienced bankers who are established in markets we enter and establishing a loan production office in advance of any significant branch expansion provides quality market penetration in an expedient and cost effective manner. We intend to continue our efforts to expand in these markets, and expect to open a new branch office in Bedford, New Hampshire in the fourth quarter of 2015 (a market in which we have a loan production office).

•	Manage credit risk to maintain a low level of non-performing assets. We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 0.77% at December 31, 2014.

•	Increase core deposits, especially low cost demand deposits. Deposits are our primary source of funds for lending. We value core deposits (which we define as all deposits except for certificates of deposit), and in particular non-interest bearing demand deposits, because they represent a lower cost of funding and are less sensitive to withdrawal when interest rates fluctuate. Non-interest bearing demand deposits represented 23.9% of our deposit base at December 31, 2014. Growth in non-interest bearing demand deposits has been driven by growth in our business loans, the expansion of our deposit products and services and greater emphasis on obtaining the deposit relationship by our commercial lenders and business development teams.

•	Improve operating efficiency. As we continue to grow, we also intend to focus our efforts to control operating expenses. We analyze branch product and service usage and align branch staffing based on activity volumes at different times in the most efficient and cost effective manner. We are also disciplined in evaluating the cost and expected benefit of all expansion opportunities. We believe these initiatives and discipline will contribute to improved operating efficiency and profitability. Our efficiency ratio has improved to 70.0% for the year ended

58

December 31, 2014 from 82.9% for the year ended December 31, 2010. Although we expect to incur additional costs as a result of becoming a publicly-traded company, including the costs of anticipated stock benefit plans, we intend to continue our efforts to control our costs.

•	Maintain an experienced customer service focused employee base. Exceptional service, local involvement and timely decision making are integral parts of our business banking strategy and we have attracted highly qualified and motivated individuals. Our compensation and incentive systems are aligned with our strategies to grow business loans and core deposits, in particular commercial demand deposits, while maintaining asset quality. We have an established corporate culture based on personal accountability, high ethical standards and significant commitment to training and career development.

Critical Accounting Policies

A summary of our accounting policies is described in Note 2 to the Consolidated Financial Statements included in this prospectus. Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions. Management believes that the most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows:

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction and land development, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies,

59

procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in our policies or methodology pertaining to the general component of the allowance for loan losses during 2014.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate: We generally do not originate loans with a loan-to-value ratio greater than 80% and do not grant subprime loans. Loans with loan to value ratios greater than 80% require the purchase of private mortgage insurance. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial real estate: Loans in this segment are primarily income-producing properties throughout Massachusetts and New Hampshire. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

Construction and land development: Loans in this segment primarily include speculative and pre sold real estate development loans for which payment is derived from sale of the property and construction to permanent loans for which payment is derived from cash flows of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial: Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer: Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructurings are initially classified as impaired.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Income Taxes. We recognize income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of our assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

We examine our significant income tax positions annually to determine whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.

60

Balance Sheet Analysis

Assets. Our total assets increased $33.9 million, or 5.4%, to $658.6 million at December 31, 2014 from $624.7 million at December 31, 2013. The increase resulted primarily from an increase in loans, partially offset by decreases in securities available for sale and cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents decreased $5.8 million, or 37.8%, to $9.6 million at December 31, 2014 from $15.4 million at December 31, 2013. The decrease in cash and cash equivalents resulted from our using excess liquidity to fund loan growth, discussed below.

61

Loan Portfolio Analysis. At December 31, 2014, net loans were $494.2 million, or 75.0% of total assets, compared to $439.7 million, or 70.4% of total assets at December 31, 2013. The increase in loans during the year was caused by increases in construction and land development loans, commercial real estate loans and commercial business loans. We have experienced continued success in increasing these types of loan originations, as described above in “—Business Strategy.” During the year ended December 31, 2014, we discontinued single-family residential real estate lending, with the exception of home equity lines of credit. We believe that new federal regulations governing the origination of single-family residential real estate loans would increase our costs and expand the risks associated with this type of lending beyond the benefits that we could realize from originating these loans. We have instead focused our lending activities on commercial loans.

The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated, excluding loans held for sale.

	At December 31,
	2014		2013		2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential (1)	$104,568	20.84%	$111,244	24.93%	$109,725	28.69%	$113,962	32.55%	$115,081	34.03%
Commercial (2)	249,691	49.76	223,642	50.12	189,031	49.42	181,277	51.78	174,713	51.65
Construction and land development	47,079	9.38	20,588	4.61	12,520	3.27	12,769	3.65	20,225	5.98
Commercial business loans	97,589	19.45	87,405	19.59	67,528	17.66	41,040	11.72	27,180	8.04
Consumer loans	2,863	0.57	3,329	0.75	3,666	0.96	1,054	0.30	1,013	0.30
	501,790	100.00%	446,208	100.00%	382,470	100.00%	350,102	100.00%	338,212	100.00%
Less:
Deferred loan fees, net	(383)		(419)		(339)		(30)		72
Allowance for losses	(7,224)		(6,077)		(5,013)		(4,507)		(4,390)
Total loans	$494,183		$439,712		$377,118		$345,565		$333,895

(1)	Includes home equity loans and lines of credit.
(2)	Includes multi-family real estate loans.

62

Loan Maturity. The following table sets forth certain information at December 31, 2014 regarding the contractual maturity of our loan portfolio. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table does not include any estimate of prepayments that could significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.

December 31, 2014	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial Business	Consumer	Total
	(In thousands)

Amounts due in:
One year or less	$43	$18,816	$11,162	$22,540	$263	$52,824
More than one to five years	3,526	18,164	12,487	37,777	2,600	74,554
More than five years to ten years	17,836	16,301	86	30,492	—	64,715
More than ten years	83,163	196,410	23,344	6,780	—	309,697
Total	$104,568	$249,691	$47,079	$97,589	$2,863	$501,790

The following table sets forth our fixed and adjustable-rate loans at December 31, 2014 that are contractually due after December 31, 2015.

	Due After December 31, 2015
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
Residential	$74,928	$29,597	$104,525
Commercial	7,516	223,359	230,875
Construction and land development	13,175	22,742	35,917
Commercial business loans	40,236	34,813	75,049
Consumer loans	2,600	—	2,600
Total loans	$138,455	$310,511	$448,966

Asset Quality

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Management of asset quality is accomplished by internal controls, monitoring and reporting of key risk indicators, and both internal and independent third-party loan reviews. The primary objective of our loan review process is to measure borrower performance and assess risk for the purpose of identifying loan weakness in order to minimize loan loss exposure. From the time of loan origination through final repayment, commercial real estate, construction and land development and commercial business loans are assigned a risk rating based on pre-determined criteria and levels of risk. The risk rating is monitored annually for most loans; however, it may change during the life of the loan as appropriate.

Internal and independent third-party loan reviews vary by loan type, as well as the nature and complexity of the loan. Depending on the size and complexity of the loan, some loans may warrant detailed individual review, while other loans may have less risk based upon size, or be of a homogeneous nature reducing the need for detailed individual analysis. Assets with these characteristics, such as consumer loans and loans secured by residential real estate, may be reviewed on the basis of risk indicators such as delinquency or credit rating. In cases of significant concern, a total re-evaluation of the loan and associated risks are documented by completing a loan risk assessment and action plan. Some loans may be re-evaluated in terms of their fair market value or net realizable value in order to determine the likelihood of potential loss exposure and, consequently, the adequacy of specific and general loan loss reserves.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at

63

regular intervals. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days. Management provides detailed information to the board of directors quarterly on loans 60 or more days past due and all loans in foreclosure and repossessed property that we own.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At December 31,
	2014			2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)

Real estate loans:
Residential	$—	$404	$423	$427	$345	$937	$1,112	$—	$112
Commercial	110	132	363	366	141	464	425	—	150
Construction and land development	—	—	—	50	—	—	—	—	—
Commercial business loans	149	108	350	238	24	31	1,081	118	50
Consumer loans	9	—	—	4	—	—	11	—	—
Total	$268	$644	$1,136	$1,085	$510	$1,432	$2,629	$118	$312

	At December 31,
	2011			2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)

Real estate loans:
Residential	$773	$—	$238	$175	$—	$899
Commercial	1,648	—	—	510	—	297
Construction and land development	—	—	—	—	—	—
Commercial business loans	56	—	—	19	15	—
Consumer loans	27	—	—	3	—	—
Total	$2,504	$—	$238	$707	$15	$1,196

Non-performing Assets. Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including troubled debt restructurings on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or loans modified at interest rates materially less than current market rates. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. At December 31, 2014, we did not have any accruing loans past due 90 days or greater. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

64

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table sets forth information regarding our non-performing assets at the dates indicated.

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
Residential	$1,564	$1,608	$1,348	$1,218	$1,727
Commercial	3,002	1,049	920	1,160	268
Construction and land development	—	185	206	219	219
Commercial business loans	516	474	317	300	79
Consumer loans	—	2	—	—	—
Total non-accrual loans	5,082	3,318	2,791	2,897	2,293

Accruing loans past due 90 days or more	—	—	—	—	—

Real estate owned	—	—	—	755	98

Total non-performing assets	$5,082	$3,318	$2,791	$3,652	$2,391

Total loans (1)	$501,407	$445,789	$382,131	$350,072	$338,286
Total assets	$658,606	$624,659	$576,460	$530,598	$498,026
Total non-performing loans to total loans (1)	1.01%	0.74%	0.73%	0.83%	0.68%
Total non-performing assets to total assets	0.77%	0.53%	0.48%	0.69%	0.48%

(1) Loans are presented before the allowance for loan losses but include deferred fees/costs.

The increase in non-accruing commercial real estate loans at December 31, 2014 compared to December 31, 2013 was primarily related to a $2.2 million loan secured by multiple investment properties.  One large tenant vacated one of the properties during 2014, resulting in our classifying the loan and placing the loan on non-accrual status.  At the end of 2014, we entered into a forbearance agreement with the borrower, bifurcating the loan into a $1.0 million permanent loan and a $1.2 million 10-month term loan, which is expected to be repaid through the sale of a portion of the underlying collateral.  Both loans were performing according to the forbearance agreement as of December 31, 2014 and the combined balances had a loan-to-value ratio of 35% at the time of restructuring.

Interest income that would have been recorded for the year ended December 31, 2014 had non-accruing loans been current according to their original terms amounted to $263,000. We recognized $153,000 of interest income for these loans for the year ended December 31, 2014.

As of December 31, 2014, 2013, 2012, 2011 and 2010 we had $3.5 million, $3.0 million, $3.0 million, $2.3 million and $2.5 million of troubled debt restructurings, respectively. The following table sets forth the accruing and non-accruing status of troubled debt restructurings at the dates indicated.

65

	At December 31,
	2014		2013		2012		2011		2010
	Non- Accruing	Accruing	Non- Accruing	Accruing	Non- Accruing	Accruing	Non- Accruing	Accruing	Non- Accruing	Accruing
	(In thousands)
Troubled Debt Restructurings:
Real estate loans
Residential	$—	$221	$185	$227	$206	$363	$219	$—	$1,029	$624
Commercial	1,490	1,385	729	1,438	768	1,495	503	1,127	847	—
Construction and land development	—	—	—	—	—	—	—	—	—	—
Commercial business loans	202	196	266	139	38	154	301	169	50	—
Consumer loans	—	—	—	—	—	—	—	—	—	—
Total	$1,692	$1,802	$1,180	$1,804	$1,012	$2,012	$1,023	$1,296	$1,926	$624

Interest income that would have been recorded for the year ended December 31, 2014 had troubled debt restructurings been current according to their original terms, amounted to $95,000. We recognized $93,000 of interest income for these loans for the year ended December 31, 2014.

Potential Problem Loans. Certain loans are identified during our loan review process that are currently performing in accordance with their contractual terms and we expect to receive payment in full of principal and interest, but it is deemed probable that we will be unable to collect all the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. This may result from deteriorating conditions such as cash flows, collateral values or creditworthiness of the borrower. These loans are classified as impaired but are not accounted for on a non-accrual basis.

Other potential problem loans are those loans that are currently performing, but where known information about possible credit problems of the borrowers causes us to have concerns as to the ability of such borrowers to comply with contractual loan repayment terms. At December 31, 2014, other potential problem loans totaled loans totaled $1.8 million, consisting of five troubled debt restructured loans that were accruing interest in accordance with their modified terms.

Allowance for Loan Losses. The allowance for loan losses is maintained at levels considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.

66

The following table sets forth activity in our allowance for loan losses for the years indicated.

	Years Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)

Allowance at beginning of year	$6,077	$5,013	$4,507	$4,390	$4,118
Provision for loan losses	1,452	1,175	681	458	468
Charge-offs:
Real estate loans:
Residential	30	50	65	112	180
Commercial	243	—	148	245	20
Construction and land development	—	—	—	—	—
Commercial business loans	—	19	16	—	—
Consumer loans	91	85	76	50	52
Total charge-offs	364	154	305	407	252

Recoveries:
Real estate loans:
Residential	24	37	16	33	13
Commercial	24	—	55	12	14
Construction and land development	—	—	—	—	—
Commercial business loans	5	5	11	—	—
Consumer loans	6	1	48	21	29
Total recoveries	59	43	130	66	56

Net charge-offs	(305)	(111)	(175)	(341)	(196)

Allowance at end of year	$7,224	$6,077	$5,013	$4,507	$4,390

Non-performing loans at end of year	$5,082	$3,318	$2,791	$2,897	$2,293
Total loans outstanding at end of year (1)	$501,407	$445,789	$382,131	$350,075	$338,286
Average loans outstanding during the year (1)	$471,628	$419,084	$360,543	$343,086	$338,097

Allowance to non-performing loans	142.15%	183.15%	179.61%	155.57%	191.45%
Allowance to total loans outstanding at end of the year	1.44%	1.36%	1.31%	1.29%	1.30%
Net charge-offs to average loans outstanding during the year	0.06%	0.03%	0.05%	0.10%	0.06%

(1)	Loans are presented before the allowance for loan losses but include deferred fees/costs.

67

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2014		2013		2012
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential	$560	20.84%	$725	24.93%	$1,038	28.69%
Commercial	3,500	49.76	3,207	50.12	2,499	49.42
Construction and land development	872	9.38	363	4.61	192	3.27
Commercial business loans	1,751	19.45	1,331	19.59	795	17.66
Consumer loans	184	0.57	206	0.75	155	0.96
Total allocated allowance	6,867	100.00%	5,832	100.00%	4,679	100.00%
Unallocated	357		245		334
Total	$7,224		$6,077		$5,013

	At December 31,
	2011		2010
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential	$805	32.55%	$651	34.03%
Commercial	2,736	51.78	2,653	51.65
Construction and land development	199	3.65	281	5.98
Commercial business loans	534	11.72	366	8.04
Consumer loans	68	0.30	66	0.30
Total allocated allowance	4,342	100.00%	4,017	100.00%
Unallocated	165		373
Total	$4,507		$4,390

The allowance consists of general and allocated components. The general component relates to pools of non-impaired loans and is based on historical loss experience adjusted for qualitative factors. The allocated component relates to loans that are classified as impaired, whereby an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.

We had impaired loans totaling $5.3 million and $3.6 million as of December 31, 2014 and 2013, respectively. At December 31, 2014, impaired loans totaling $315,000 had a valuation allowance of $62,000. Impaired loans totaling $803,000 had a valuation allowance of $426,000 at December 31, 2013. Our average investment in impaired loans was $4.4 million and $3.4 million for the years ended December 31, 2014 and 2013, respectively.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the

68

reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on payment status. Accordingly, we do not separately identify individual one- to four-family residential and consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring. We periodically agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructurings are initially classified as impaired.

We review residential and commercial loans for impairment based on the fair value of collateral, if collateral-dependent, or the present value of expected cash flows. Management has reviewed the collateral value for all impaired and non-accrual loans that were collateral dependent as of December 31, 2014 and considered any probable loss in determining the allowance for loan losses.

Loans that are partially charged off generally remain on non-accrual status until foreclosure or such time that they are performing in accordance with the terms of the loan and have a sustained payment history of at least six months. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. Loan losses are charged against the allowance when we believe the uncollectability of a loan balance is confirmed; for collateral-dependent loans, generally when appraised values (as adjusted values, if applicable) less estimated costs to sell, are less than our carrying values.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

69

Securities Portfolio

The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities portfolio at the dates indicated. Our securities portfolio has decreased in recent years as we have used excess cash to fund our loan growth instead of re-investing the proceeds in investment securities.

	At December 31,
	2014		2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
U.S. Government and federal agency	$1,991	$2,084	$4,391	$4,403	$6,260	$6,535
State and municipal	3,479	3,901	3,485	3,629	4,087	4,605
Corporate debt	1,000	1,114	1,000	1,153	1,000	1,174
Government asset-backed securities	2,733	2,645	738	723	—	—
Government mortgage-backed securities	54,063	54,853	67,515	67,478	92,231	93,931
Trust preferred securities	1,502	1,122	2,706	1,392	2,847	621
Marketable equity securities	7,349	10,313	6,487	8,869	4,137	6,519
Total	$72,117	$76,032	$86,322	$87,647	$110,562	$113,385

The following table sets forth the amortized cost and estimated fair value of our held-to-maturity securities portfolio at the dates indicated.

	At December 31,
	2014		2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)

State and municipal	$45,559	$47,435	$46,729	$45,524	$34,510	$35,146
Total	$45,559	$47,435	$46,729	$45,524	$34,510	$36,146

At December 31, 2014, we had no investments in a single company or entity, other than government and government agency securities, that had an aggregate book value in excess of 10% of our equity.

70

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2014, are summarized in the following table. The table excludes marketable equity securities with an amortized cost of $8.1 million and a fair value of $11.0 million at December 31, 2014, as such securities do not have a maturity date or stated yield. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. No tax-equivalent yield adjustments have been made, as the amount of tax free interest-earning assets is immaterial.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities Available for Sale
U.S. Government and federal agency	$—	—%	$1,991	3.26%	$—	—%	$—	—%	$1,991	$2,084	3.26%
State and municipal	100	3.00%	241	3.46%	520	3.49%	2,618	5.22%	3,479	3,901	4.78%
Corporate debt	—	—%	1,000	6.40%	—	—%	—	—%	1,000	1,114	6.40%
Government asset-backed securities	—	—%	1,258	2.19%	1,475	1.93%	—	—%	2,733	2,645	2.05%
Government mortgage-backed securities	11,021	1.71%	25,624	2.08%	12,109	2.33%	5,309	2.64%	54,063	54,853	2.11%
Trust preferred securities	—	—%	—	—%	—	—%	1,502	—%	1,502	1,122	—%
Total	$11,121	1.72%	$30,114	2.31%	$14,104	2.33%	$9,429	2.94%	$64,768	$65,719	2.31%

Securities Held to Maturity
State and municipal	$90	3.81%	$2,305	2.36%	$4,649	3.12%	$38,515	3.29%	$45,559	$47,435	3.23%
Total	$90	3.81%	$2,305	2.36%	$4,649	3.12%	$38,515	3.29%	$45,559	$47,435	3.23%

71

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary. Other-than-temporary impairment (“OTTI”) is required to be recognized if (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI, resulting in a realized loss that is a charged to earnings through a reduction in our noninterest income. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes. We did not recognize any OTTI during the years ended December 31, 2014 or 2013. However, during the year ended December 31, 2013, we marked to market value and recorded a loss of $141,000 on a trust preferred security that we were required to divest under the Volcker Rule. We subsequently sold this security in 2014 with no additional losses recorded.

Deposits

Total deposits increased $28.4 million, or 5.6%, to $536.9 million at December 31, 2014 from $508.6 million at December 31, 2013. Our continuing focus on the acquisition and expansion of core deposit relationships, which we define as all deposits except for certificates of deposit, resulted in net growth in these deposits of $27.5 million, or 7.1%, to $412.8 million at December 31, 2014, or 76.9% of total deposits at that date.

The following tables set forth the distribution of total deposits by account type at the dates indicated.

	At December 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Noninterest bearing	$128,407	23.91%	$109,257	21.48%	$90,948	20.13%
Negotiable order of withdrawal (NOW)	83,521	15.57	83,505	16.41	99,954	22.15
Statement savings	90,389	16.83	84,769	16.66	82,043	18.18
Money market	110,468	20.57	107,712	21.19	103,263	22.89
Certificates of deposit	124,149	23.12	123,311	24.26	75,116	16.65
Total	$536,934	100.00%	$508,554	100.00%	$451,324	100.00%

As of December 31, 2014, our certificates of deposit included $67.0 million of brokered certificates of deposit and $14.9 million of QwickRate certificates of deposit, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits. At December 31, 2014, nearly all of our brokered certificates of deposit and QwickRate certificates of deposit were in amounts greater than $100,000.

As of December 31, 2014, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $96.8 million. The following table sets forth the maturity of these certificates as of December 31, 2014.

At December 31, 2014
(In thousands)
Maturity Period:
Three months or less	$13,641
Over three through six months	10,584
Over six through twelve months	8,310
Over twelve months	64,246
Total	$96,781

72

Borrowings

Our borrowings at December 31, 2014 consisted primarily of Federal Home Loan Bank advances. The following table sets forth information concerning balances and interest rates on Federal Home Loan Bank advances at the dates and for the years indicated.

	At or For the Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands)
Balance outstanding at end of year	$39,237	$40,988	$49,461
Weighted average interest rate at the end of year	1.43%	1.34%	2.23%
Maximum amount of borrowings outstanding at any month end during the year	$55,988	$109,520	$51,549
Average balance outstanding during the year	$42,360	$67,241	$38,623
Weighted average interest rate during the year	1.34%	1.35%	3.05%

The following table sets forth information concerning balances and interest rates on securities sold under agreements to repurchase for the year ended December 31, 2012. We had no securities sold under agreements to repurchase during the years ended December 31, 2014 and 2013.

At or For the Year Ended December 31, 2012
(Dollars in thousands)
Balance outstanding at end of year	$—
Weighted average interest rate at the end of year	—%
Maximum amount of borrowings outstanding at any month end during the year	$16,064
Average balance outstanding during the year	$7,227
Weighted average interest rate during the year	4.21%

Shareholder’s Equity

Total shareholder’s equity increased $6.0 million, or 8.5%, to $75.8 million at December 31, 2014, from $69.8 million at December 31, 2013. The increase for the year ended December 31, 2014 was due primarily to $4.6 million in net income and an increase of $1.6 million in accumulated other comprehensive income reflecting an increase in the fair value of available-for-sale securities, partially offset by the payment of $172,000 of dividends on our SBLF preferred stock.

73

Average Balance Sheets and Related Yields and Rates

The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as we the amount of tax free interest-earning assets is immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Years Ended December 31,
	2014			2013			2012
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$471,628	$20,030	4.25%	$419,084	$18,368	4.38%	$360,543	$17,626	4.89%
Interest-earning deposits	1,628	7	0.43	6,947	23	0.33	20,342	45	0.22
Investment securities	128,510	3,200	2.49	142,647	3,230	2.26	138,052	3,138	2.27
Federal Home Loan Bank of Boston stock	4,541	74	1.62	4,870	17	0.35	3,849	20	0.52
Total interest-earning assets	606,307	23,311	3.84	573,548	21,638	3.77	522,786	20,829	3.98
Non-interest-earning assets	33,156			31,811			28,662
Total assets	$639,463			$605,389			$551,448

Interest-bearing liabilities:
Savings accounts	$87,677	106	0.12	$84,514	104	0.12	$79,686	130	0.16
Money market accounts	111,218	309	0.28	105,277	312	0.30	114,114	477	0.42
NOW accounts	74,464	117	0.16	81,216	132	0.16	85,415	242	0.28
Certificates of deposit	125,599	1,192	0.95	89,094	1,169	1.31	76,423	1,383	1.81
Total interest-bearing deposits	398,958	1,724	0.43	360,101	1,717	0.48	355,638	2,232	0.63
Federal Home Loan Bank advances	42,361	567	1.34	67,241	908	1.35	38,623	1,178	3.05
Securities sold under agreements to repurchase	—	—	—	—	—	—	7,227	304	4.21
Total interest-bearing liabilities	441,319	2,291	0.52	427,342	2,625	0.61	401,488	3,714	0.93
Non-interest-bearing deposits	119,436			100,534			75,809
Other non-interest-bearing liabilities	5,622			8,772			7,169
Total liabilities	566,377			536,648			484,466
Total equity	73,086			68,741			66,982
Total liabilities and total equity	$639,463			$605,389			$551,448
Net interest income		$21,020			$19,013			$17,115
Net interest rate spread (1)			3.32%			3.16%			3.05%
Net interest-earning assets (2)	$164,988			$146,206			$121,298
Net interest margin (3)			3.47%			3.31%			3.27%
Average interest-earning assets to interest-bearing liabilities	137.4%			134.2%			130.2%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

74

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2014 vs. 2013			Year Ended December 31, 2013 vs. 2012
	Increase (Decrease) Due to		Total	Increase (Decrease) Due to		Total
	Volume	Rate	Increase (Decrease)	Volume	Rate	Increase (Decrease)
	(In thousands)
Interest-earning assets:
Loans	$2,246	$(584)	$1,662	$2,681	$(1,939)	$742
Interest-earning deposits	(21)	5	(16)	(38)	16	(22)
Investment securities	(336)	306	(30)	210	(118)	92
Federal Home Loan Bank of Boston stock	(1)	58	57	5	(8)	(3)
Total interest-earning assets	1,888	(215)	1,673	2,858	(2,049)	809

Interest-bearing liabilities:
Savings accounts	4	(2)	2	7	(33)	(26)
Money market accounts	17	(20)	(3)	(35)	(130)	(165)
NOW accounts	(11)	(4)	(15)	(11)	(99)	(110)
Certificates of deposit	400	(377)	23	206	(420)	(214)
Total deposits	410	(403)	7	167	(682)	(515)
Federal Home Loan Bank advances	(333)	(8)	(341)	595	(865)	(270)
Securities sold under agreements to repurchase	—	—	—	(152)	(152)	(304)
Total interest-bearing liabilities	77	(411)	(334)	610	(1,699)	(1,089)

Change in net interest income	$1,811	$196	$2,007	$2,248	$(350)	$1,898

Results of Operations for the Years Ended December 31, 2014 and 2013

General. Net income increased $550,000, or 13.7%, to $4.6 million for the year ended December 31, 2014 from $4.0 million for the year ended December 31, 2013. The increase was due to an increase in net interest and dividend income, partially offset by a decrease in noninterest income and an increase in the provision for loan losses.

Interest and Dividend Income. Interest and dividend income increased $1.7 million, or 7.7%, to $23.3 million for the year ended December 31, 2014 from $21.6 million for the year ended December 31, 2013. This was caused by an increase in interest and fees on loans, which increased $1.7 million, or 9.0%, to $20.0 million for the year ended December 31, 2014 from $18.4 million for the year ended December 31, 2013.

The increase in interest income on loans was due to an increase in average balance of $52.5 million, or 12.5%, to $471.6 million for the year ended December 31, 2014 from $419.1 million for the year ended December 31, 2013. This increase was due to our continued success in originating construction and land development loans, commercial real estate loans and commercial business loans. The increase in average balance of loans was partially offset by a 13 basis point decrease in yield, to 4.25% for the year ended December 31, 2014 from 4.38% for the year ended December 31, 2013, due to the continued payoff of higher-yielding loans and our originating new loans in a lower interest rate environment.

75

Interest on investment securities decreased $30,000 to $3.2 million for each of the years ended December 31, 2014 and 2013. A decrease in average balance of $14.1 million, or 9.9%, offset a 23 basis increase in yield on investment securities to 2.49% during the year ended December 31, 2014 from 2.26% for the year ended December 31, 2013. We have been able to use excess cash to originate loans that provide higher interest rates than the rates we could receive on investment securities. However, we increased the yield we earned on investment securities during 2014 by selling a group of lower yielding collateralized mortgage obligations (CMO), which we had originally purchased in anticipation of increases in market interest rates, and purchasing new securities with higher yields.

Interest Expense. Interest expense decreased $334,000, or 12.7%, to $2.3 million for the year ended December 31, 2014 from $2.6 million for the year ended December 31, 2013, caused by a decrease in interest expense on borrowings. Interest expense on borrowings, consisting solely of Federal Home Loan Bank advances, decreased $341,000, or 37.6%, to $567,000 for the year ended December 31, 2014 from $908,000 for the year ended December 31, 2013, as our average balance of borrowings decreased $24.9 million, or 37.0%, to $42.4 million for the year ended December 31, 2014 from $67.2 million for the year ended December 31, 2013. We have been able to use cash generated by an increase in lower-cost deposits to fund our operations.

Interest expense on deposits was $1.7 million for each of the years ended December 31, 2014 and 2013. However, our average balance of interest-bearing deposits increased $38.9 million, or 10.8%, to $399.0 million for the year ended December 31, 2014 from $360.1 million for the year ended December 31, 2013. The increase resulted from increases in the average balance of all deposit categories, except for NOW accounts. The increase in our average balance of interest-bearing deposits was primarily due to an increase in certificates of deposit, which increased $36.5 million, or 41.0%, to $125.6 million for the year ended December 31, 2014 from $89.1 million for the year ended December 31, 2013, as we increased our usage of brokered certificates of deposit during 2014. However, the average interest rate we paid on certificates of deposit decreased 36 basis points to 0.95% for the year ended December 31, 2014 from 1.31% for the year ended December 31, 2013.

Our overall cost of funds for the year ended December 31, 2014 was enhanced by an increase in non-interest bearing deposits, which increased to $119.4 million for the year ended December 31, 2014 from $100.5 million for the year ended December 31, 2013, as we have been successful in obtaining non-interest bearing deposits from commercial loan customers.

Net Interest and Dividend Income. Net interest and dividend income increased $2.0 million, or 10.5%, to $21.0 million for the year ended December 31, 2014 from $19.0 million for the year ended December 31, 2013. Our net interest rate spread increased 16 basis points to 3.32% for the year ended December 31, 2014 from 3.16% for the year ended December 31, 2013, while our net interest margin increased 16 basis points to 3.47% for the year ended December 31, 2014 from 3.31% for the year ended December 31, 2013. The average yield we earned on interest-earning assets increased while at the same time we were able to decrease the average rate we paid on interest-bearing liabilities.

Provision for Loan Losses. Our provision for loan losses was $1.5 million for the year ended December 31, 2014 compared to $1.2 million for the year ended December 31, 2013. The provisions recorded resulted in an allowance for loan losses of $7.2 million, or 1.44% of total loans and 142.2% of non-performing loans at December 31, 2014, compared to $6.1 million, or 1.36% of total loans and 183.2% of non-performing loans at December 31, 2013. The increase in the allowance for loan losses resulted primarily from an increase in our loan portfolio as we apply historical loss ratios to newly originated loans, which, absent other factors, results in an increase in the allowance for loan losses as the loan portfolio increases. For further information related to changes in the provision and allowance for loan losses, refer to “—Asset Quality—Allowance for Loan Losses.”

76

Noninterest Income. Noninterest income information is as follows.

	Years Ended December 31,		Change
	2014	2013	Amount	Percent
	(Dollars in thousands)

Service charges on deposit accounts	$149	$156	$(7)	(4.5)%
Other service charges and fees	1,821	1,783	38	2.1
Gain on sales, calls and donated securities, net	428	2,253	(1,825)	(81.0)
Writedown of securities	—	(141)	141	100.0
Loss on sales and writedowns of foreclosed real estate, net	—	(33)	33	100.0
Other income	1,470	1,125	345	30.7
Total non-interest income	$3,868	$5,143	$(1,275)	(24.8)%

Gains on sales, calls and donated securities, net, decreased for the year ended December 31, 2014 from the year ended December 31, 2013. Although we sold $12.4 million of securities during the year ended December 31, 2014 compared to $8.1 million of such sales during the year ended December 31, 2013, our sales resulted in higher gains during the year ended December 31, 2013. During the year ended December 31, 2014, we recognized $228,000 of noninterest income related to the contribution of appreciated securities, compared to $60,000 of such gains during the year ended December 31, 2013.

Noninterest Expense. Noninterest expense information is as follows.

	Years Ended December 31,		Change
	2014	2013	Amount	Percent
	(Dollars in thousands)

Salaries and employee benefits	$10,687	$11,007	$(320)	(2.9)%
Occupancy expense	1,308	1,267	41	3.2
Equipment expense	617	429	188	43.8
FDIC assessment	361	356	5	1.4
Data processing	507	490	17	3.5
Marketing expense	79	234	(155)	(66.2)
Professional services	519	518	1	0.2
Other	3,343	3,061	282	9.2
Total non-interest expense	$17,421	$17,362	$59	0.3%

Equipment expense increased for the year ended December 31, 2014 from the year ended December 31, 2013 due to increased depreciation on equipment, as we made technology upgrades at the end of 2013 and installed a new telephone system in 2014. Salaries and employee benefits expense decreased for the year ended December 31, 2014 from the year ended December 31, 2013 due to accruals made in 2013 for payments to our former President and Chief Executive Officer in connection with his retirement. Marketing expense decreased for the year ended December 31, 2014 from the year ended December 31, 2013 as we brought our marketing in-house and did not use an outside advertising company. Other expense increased mainly due to an increase in our charitable contributions, which totaled $425,000 for the year ended December 31, 2014 compared to $227,000 for the year ended December 31, 2013.

Income Tax Provision. We recorded a provision for income taxes of $1.5 million for the year ended December 31, 2014, reflecting an effective tax rate of 24.2%, compared to $1.6 million, or 28.1%, for the year ended December 31, 2013. The changes in the income tax provision were primarily due to changes in the components of pre-tax income. Our effective tax rates are below statutory federal and states rates due primarily to tax-exempt income related to investments in bank owned life insurance and municipal securities.

77

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, we have established a management-level Asset/Liability Management Committee, which takes initial responsibility for developing an asset/liability management process and related procedures, establishing and monitoring reporting systems and developing asset/liability strategies. On at least a quarterly basis, the Asset/Liability Management Committee reviews asset/liability management with the Investment Asset/Liability Committee that has been established by the board of directors. This committee also reviews any changes in strategies as well as the performance of any specific asset/liability management actions that have been implemented previously. On a quarterly basis, an outside consulting firm provides us with detailed information and analysis as to asset/liability management, including our interest rate risk profile. Ultimate responsibility for effective asset/liability management rests with our board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk: originating loans with adjustable interest rates; promoting core deposit products; and adjusting the interest rates and maturities of funding sources, as necessary. In addition, we no longer originate single-family residential real estate loans, which often have longer terms and fixed rates. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

Net Interest Income Simulation. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumption that interest rates increase 200 basis points from current market rates and under the assumption that interest rates decrease 100 basis points from current market rates, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table presents the estimated changes in net interest income of The Provident Bank, calculated on a bank-only basis, that would result from changes in market interest rates over twelve-month periods beginning December 31, 2014 and 2013.

	At December 31,
	2014		2013
Changes in Interest Rates (Basis Points)	Estimated 12- Months Net Interest Income	Change	Estimated 12- Months Net Interest Income	Change
(Dollars in thousands)

200	$22,763	0.43%	$20,118	(1.21)%
0	$22,666	—	$20,365	—
-100	$22,502	(0.72)%	$20,207	(0.78)%

Economic Value of Equity Simulation. We also analyze our sensitivity to changes in interest rates through an economic value of equity (“EVE”) model. EVE represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts. The EVE ratio represents the dollar amount of our EVE divided by the present value of our total assets for a given interest rate scenario. EVE attempts to quantify our economic value using a discounted cash flow methodology while the EVE ratio reflects that value as a form of capital ratio. We estimate what our EVE would be as of a specific date. We then calculate what EVE would be as of the same date throughout a series of

78

interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve. We currently calculate EVE under the assumptions that interest rates increase 100, 200, 300 and 400 basis points from current market rates, and under the assumption that interest rates decrease 100 basis points from current market rates.

The following table presents the estimated changes in EVE of The Provident Bank, calculated on a bank-only basis, that would result from changes in market interest rates as of December 31, 2014 and 2013.

	At December 31,
Changes in	2014		2013
Interest Rates (Basis Points)	Economic Value of Equity	Change	Economic Value of Equity	Change
(Dollars in thousands)

400	$80,288	(9.7)%	$67,571	(21.4)%
300	$82,799	(6.9)%	$71,472	(16.9)%
200	$85,104	(4.3)%	$74,546	(13.3)%
100	$87,853	(1.2)%	$80,849	(5.9)%
0	$88,916	—	$85,963	—
-100	$83,778	(5.8)%	$83,926	(2.4)%

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly review the need to adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2014, cash and cash equivalents totaled $9.6 million. This amount is lower than historical amounts due to our using excess cash to fund loan originations. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $76.0 million at December 31, 2014.

At December 31, 2014, we had the ability to borrow a total of $146.2 million from the Federal Home Loan Bank of Boston. On that date, we had $39.2 million in advances outstanding. At December 31, 2014, we also had an available line of credit with the Federal Reserve Bank of Boston’s borrower-in-custody program of $122.3 million, none of which was outstanding as of that date.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase faster than expected, or any unforeseen demand or commitment

79

were to occur, we could access our borrowing capacity with the Federal Home Loan Bank of Boston or obtain additional funds through brokered certificates of deposit.

At December 31, 2014 and 2013, we had $9.1 million and $3.6 million in loan commitments outstanding, respectively. In addition to commitments to originate loans, at December 31, 2014 and 2013, we had $115.4 million and $97.6 million in unadvanced funds to borrowers, respectively. We also had $3.6 million and $3.1 million in outstanding letters of credit at December 31, 2014 and 2013, respectively.

Certificates of deposit due within one year of December 31, 2014 totaled $53.2 million, or 9.9% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank of Boston advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit at December 31, 2014. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. During the year ended December 31, 2014, we originated $168.7 million of loans, including $161.6 million of loans to be held in our portfolio, and we purchased $13.5 million of securities. During the year ended December 31, 2013, we originated $177.6 million of loans, including $176.2 million of loans to be held in our portfolio, and we purchased $25.2 million of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced net increases in total deposits of $28.4 million and $57.1 for the years ended December 31, 2014 and 2013, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Federal Home Loan Bank advances reflected a net decrease of $1.8 million and $8.5 million during the years ended December 31, 2014 and 2013, respectively. We have been able to use the cash generated from the increases in deposits to fund loan growth in recent periods.

The Provident Bank is subject to various regulatory capital requirements administered by Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation. At December 31, 2014, The Provident Bank exceeded all applicable regulatory capital requirements, and was considered “well capitalized” under regulatory guidelines. See “Historical and Pro Forma Regulatory Capital Compliance” and Note 12 of the Notes to the Consolidated Financial Statements for additional information.

We paid $172,000 in dividends on our SBLF preferred stock during the year ended December 31, 2014. The per annum dividend rate on the SBLF preferred stock is currently 1.00%, but during the first quarter of 2016, the per annum dividend rate will increase to a fixed rate of 9.0% if any SBLF preferred stock remains outstanding at that time. Assuming the increased dividend rate of 9.0% per annum and assuming we have redeemed only half of our SBLF preferred stock before March 2016, our annual dividends payable would increase to $772,000, which could have a negative effect on our liquidity and capital resources, including reducing our net income available to holders of our common stock and our earnings per share.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, as well as other factors associated with the stock offering, our return on equity will be adversely affected following the stock offering. See “Risk Factors—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

80

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments and employment agreements with certain of our executive officers. The following table presents our contractual obligations as of December 31, 2014.

Contractual Obligations
	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	Over Five Years	Total
	(In thousands)

Long-term debt obligations	$21,600	$17,635	$—	$—	$39,287
Capital lease obligations	—	—	—	—	—
Operating lease obligations	234	418	405	1,047	2,104
Purchase obligations	—	—	—	—	—
Other	—	—	—	—	—
Total Contractual Obligations	$21,834	$18,055	$405	$1,047	$41,341

Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.

For further information, see note 14 of the Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to Provident Bancorp, Inc., see note 2 of the Notes to the Consolidated Financial Statements.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data included in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF PROVIDENT BANCORP, INC.

Provident Bancorp, Inc. is a Massachusetts corporation that was organized in 2011 and that owns all of the outstanding shares of common stock of The Provident Bank. Provident Bancorp, Inc. will contribute at least 50% of the net proceeds from the stock offering to The Provident Bank as additional capital. Provident Bancorp, Inc. expects to use a portion of the net proceeds of the stock offering to redeem the SBLF preferred stock, and will also lend a portion of the net proceeds to the Employee Stock Ownership Plan. Provident Bancorp, Inc. intends to invest the remainder of the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.”

81

In the future, Provident Bancorp, Inc. may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the offering, Provident Bancorp, Inc.’s cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that it retains and any dividends received from The Provident Bank. Provident Bancorp, Inc. uses the support staff and offices of The Provident Bank and pays The Provident Bank for these services. If Provident Bancorp, Inc. expands or changes its business in the future, it may hire its own employees.

At December 31, 2014, Provident Bancorp, Inc. had total assets of $658.6 million, deposits of $536.9 million and shareholder’s equity of $75.8 million on a consolidated basis.

BUSINESS OF THE PROVIDENT BANK

The Provident Bank is a community bank that has served the banking needs of its customers since 1828. We are the tenth oldest financial institution in the United States.

The Provident Bank is a Massachusetts-chartered stock savings bank that operates from its main office and two branch offices in the Northeastern Massachusetts area and four branch offices in Southeastern New Hampshire, as well as two loan production offices located in Bedford, New Hampshire and Nashua, New Hampshire. We have also leased property in Bedford, New Hampshire for the establishment of a new branch office that we expect to open in the fourth quarter of 2015. Our primary lending area encompasses Northeastern Massachusetts and Southern New Hampshire, with a focus on Essex County, Massachusetts, and Hillsborough and Rockingham Counties, New Hampshire. Our primary deposit-gathering area is currently concentrated in Essex County, Massachusetts and Rockingham County, New Hampshire, and will expand to Hillsborough County, New Hampshire when we open our Bedford branch office. We attract deposits from the general public and use those funds to originate primarily loans, primarily commercial real estate, construction and land development and commercial business loans, and to invest in securities. In recent years, we have been successful in growing both deposits and loans. From December 31, 2010 to December 31, 2014, deposits have increased $157.5 million, or 41.5%, and net loans have increased $160.3 million, or 48.0%.

The Provident Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

Our website address is www.theprovidentbank.com. Information on this website is not and should not be considered a part of this prospectus.

Market Area

Our primary lending area encompasses a broad market that includes Northeastern Massachusetts and Southern New Hampshire, with a focus on Essex County, Massachusetts, and Hillsborough and Rockingham Counties, New Hampshire, which are part of, and bedroom communities to, the technology corridor between Boston, Massachusetts and Concord, New Hampshire.  Our primary deposit-gathering area is currently concentrated in Essex County, Massachusetts and Rockingham County, New Hampshire.  We expect our deposit-gathering area to expand to Hillsborough County, New Hampshire when we open our new branch office in Bedford, New Hampshire.

The greater Boston metropolitan area is the 10th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale and retail trade, to finance, technology and medical care. The largest employment sector, however, is health care and social services, accounting for 19.43% of businesses in Massachusetts as of June 30, 2014.  Based on data from the U.S. Department

82

of Labor, the unemployment rate for Massachusetts was 4.8% in December 2014 compared to 7.1% in December 2013, and 5.6% for the United States as a whole for December 2014.  The population in Massachusetts grew 2.39% from 2010 to 2014, while the national population and the population in Essex County, Massachusetts grew 2.74% and 2.66%, respectively, over the same time period.  Median household income in Massachusetts was $65,736 for 2014, compared to $51,579 and $65,986 for the national average and Essex County, respectively.

New Hampshire also provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and retail trade, to finance, technology, medical care and the federal and state governments.   Based on data from the U.S. Department of Labor, the unemployment rate for New Hampshire was 3.8% in December 2014 compared to 4.6% in December 2013.  The population in New Hampshire grew 0.54% from 2010 to 2014, while the population in Hillsborough and Rockingham Counties, New Hampshire grew 0.57% and 1.07%, respectively, over the same time period.  Median household income in New Hampshire was $64,840 for 2014, compared to $67,867 and $76,173 for Hillsborough and Rockingham Counties, respectively.

Competition

We face significant competition for deposits and loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area. Several large holding companies operate banks in our market area. Many of these institutions, such as TD Bank, Bank of America and Citizens Bank, are significantly larger than us and, therefore, have greater resources. Additionally, some of our competitors offer products and services that we do not offer, such as insurance services, trust services, and wealth management. We also face competition for investors’ funds from other financial service companies such as brokerage firms, money market funds, mutual funds and other corporate and government securities. Based on data from the Federal Deposit Insurance Corporation as of June 30, 2014 (the latest date for which information is available), The Provident Bank had 1.79% of the deposit market share within Essex County, Massachusetts, giving us the 14th largest market share out of 38 financial institutions with offices in that county as of that date, and had 3.38% of the deposit market share within Rockingham County, New Hampshire, giving us the 9th largest market share out of 23 financial institutions with offices in that county as of that date.

Our competition for loans comes primarily from financial institutions in our market area. Our experience in recent years is that many financial institutions in our market area, especially community banks that are seeking to significantly expand their commercial loan portfolios and banks located in lower growth regions in New Hampshire and Maine, have been willing to price commercial loans aggressively in order to gain market share.

Lending Activities

Commercial Real Estate Loans. At December 31, 2014, commercial real estate loans were $249.7 million, or 49.8%, of our total loan portfolio. This amount includes $26.2 million of multi-family residential real estate loans, which we consider a subset of commercial real estate loans, and which are described below. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, industrial facilities and retail facilities. At December 31, 2014, $98.0 million of our commercial real estate portfolio was owner occupied commercial real estate, and $151.7 million was secured by income producing, or non-owner occupied commercial real estate. We currently target new commercial real estate loan originations to experienced, growing small- and mid-size owners and investors in our market area. The average outstanding loan in our commercial real estate portfolio was $394,000 as of December 31, 2014, although we originate commercial real estate loans with balances significantly larger than this average. At December 31, 2014, our ten largest commercial real estate loans had an average balance of $4.2 million.

We focus our commercial real estate lending on properties within our primary market areas, but we will originate commercial real estate loans on properties located outside this area based on an established relationship with a strong borrower. We intend to continue to grow our commercial real estate loan portfolio while maintaining prudent underwriting standards. In addition to originating these loans, we also participate in commercial real estate loans with other financial institutions. Such participations are underwritten in accordance with our policies before we will participate in such loans.

83

We originate a variety of fixed- and adjustable-rate commercial real estate loans with terms and amortization periods generally up to 20 years, which may include balloon loans. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years and generally are indexed to the corresponding Federal Home Loan Bank borrowing rate plus a margin. Most of our adjustable-rate commercial real estate loans adjust every five years and amortize over terms of 20 years. We generally include pre-payment penalties on commercial real estate loans we originate. Commercial real estate loan amounts do not exceed 75% to 80% of the property’s appraised value at the time the loan is originated. In addition, aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects are, by policy, required to have a minimum income to debt service ratio of 1.20x. For commercial real estate loans in excess of $250,000, we require independent appraisals from an approved appraisers list. For such loans below $250,000, we require internal evaluations but do not require an independent appraisal. We require commercial real estate loan borrowers with loan relationships in excess of $500,000 to submit annual financial statements and/or rent rolls on the subject property, although we may request such information for smaller loans on a case-by-case basis. Commercial real estate properties may also be subject to annual inspections with pictures to support that appropriate maintenance is being performed by the owner/borrower. The loan and its borrowers and/or guarantors are subject to an annual risk certification verifying that the loan is properly risk rated based upon covenant compliance and other terms as provided for in the loan agreements. While this process does not prevent loans from becoming delinquent, it provides us with the opportunity to better identify problem loans in a timely manner and to work with the borrower prior to the loan becoming delinquent.

The following table provides information with respect to our commercial real estate loans by type at December 31, 2014. The table excludes multi-family residential real estate loans, discussed below.

Type of Loan	Number of Loans	Balance
		(Dollars in thousands)

Mixed use	97	$47,493
Retail	51	37,940
Office	72	29,494
Industrial/manufacturing/warehouse	78	26,875
Gas stations	27	18,369
Restaurant/fast food	31	12,578
Residential one- to four-family non-owner occupied	3	1,474
Other	63	49,236
Total	422	$223,459

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Our largest single commercial real estate loan at December 31, 2014, totaled $5.4 million, was originated in October 2013 and is secured by non-owner occupied commercial use property. Our next largest commercial real estate loan at December 31, 2014, was for $5.4 million, was originated in September 2008 and is secured by 15 mixed use properties consisting of 37 residential units and 15 commercial units. The third largest commercial real estate loan was for $5.0 million, was originated in December 2014 and is secured by a hotel and conference center. The collateral securing these loans is all located in our primary lending area. At December 31, 2014, all of these loans were performing in accordance with their terms.

Multi-Family Residential Real Estate Loans. At December 31, 2014, multi-family real estate loans were $26.2 million, or 5.2%, of our total loan portfolio. We do not focus on the origination of multi-family real estate lending, but we will originate these loans to well-qualified borrowers when opportunities exist that meet our underwriting standards. We currently originate new individual multi-family real estate loans to experienced,

84

growing small- and mid-size owners and investors in our market area. Our multi-family real estate loans are generally secured by properties consisting of five to 15 rental units. The average outstanding loan size in our multi-family real estate portfolio was $359,000 as of December 31, 2014. We generally do not make multi-family real estate loans outside our primary market areas. In addition to originating these loans, we also participate in multi-family residential real estate loans with other financial institutions. Such participations are underwritten in accordance with our policies before we will participate in such loans.

We originate a variety of fixed and adjustable-rate multi-family real estate loans for terms up to 30 years. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years and generally are indexed to the corresponding Federal Home Loan Bank borrowing rate plus a margin. Most of our adjustable-rate multi-family real estate loans adjust every five years and amortize over terms of 20 to 25 years. We also include pre-payment penalties on loans we originate. Multi-family real estate loan amounts do not exceed 75% to 80% of the property’s appraised value at the time the loan is originated. Aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects are, by policy, required to have a minimum income to debt service ratio of 1.20x. We require multi-family real estate loan borrowers with loan relationships in excess of $500,000 to submit annual financial statements and/or rent rolls on the subject property, although we may request such information for smaller loans on a case-by-case basis. These properties may also be subject to annual inspections with pictures to support that appropriate maintenance is being performed by the owner/borrower.

If we foreclose on a multi-family real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Our largest multi-family real estate loan at December 31, 2014 totaled $2.2 million, was originated in September 2003 and is secured by a 13-unit apartment building. At December 31, 2014, this loan was performing in accordance with its terms.

Commercial Business Loans. We make commercial business loans primarily in our market area to a variety of small and medium sized businesses, including professionals and nonprofit organizations, and, to a lesser extent, sole proprietorships. These loans are generally secured by business assets, and we may support this collateral with junior liens on real property. At December 31, 2014, commercial business loans were $97.6 million, or 19.4% of our total loan portfolio, and we intend to increase the amount of commercial business loans that we originate. As part of our relationship driven focus, we encourage our commercial business borrowers to maintain their primary deposit accounts with us, which enhances our interest rate spread and overall profitability.

Commercial lending products include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either variable or fixed rates of interest. Variable rates and rates on Small Business Administration loans are based on the prime rate as published in The Wall Street Journal, plus a margin. Initial rates on non-Small Business Administration fixed-rate business loans are generally based on a corresponding Federal Home Loan Bank rate, plus a margin. Commercial business loans typically have shorter maturity terms and higher interest rates than commercial real estate loans, but may involve more credit risk because of the type and nature of the collateral. We are focusing our efforts on experienced, growing small- to medium-sized, privately-held companies with local or regional businesses and non-profit entities that operate in our market area.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan. All of these loans are secured by assets of the respective borrowers.

85

A portion of our commercial business loans are guaranteed by the U.S. Small Business Administration (“SBA”) through the SBA 7(a) loan program. The SBA 7(a) loan program supports, through a U.S. Government guarantee, some portion of the traditional commercial loan underwriting that might not be fully covered absent the guarantee. A typical example would be a business acquiring another business, where the value purchased is an enterprise value (as opposed to tangible assets), which results in a collateral shortfall under traditional loan underwriting requirements. In addition, SBA 7(a) loans, through term loans, can provide a good source of permanent working capital for growing companies. The Provident Bank is a Preferred Lender under the SBA’s PLP Program, which allows expedited underwriting and approval of SBA 7(a) Loans. In 2014, The Provident Bank was distinguished as the highest producer of SBA 7(a) loans, in terms of dollar generation, in the State of New Hampshire. This is noteworthy because The Provident Bank competes against large regional and national banks that have a statewide presence and lending groups dedicated solely to the production of SBA 7(a) loans.

We joined the BancAlliance network in May 2011. BancAlliance has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify their commercial portfolio. As of December 31, 2014, we had $15.8 million of outstanding commercial business loans that were originated through this network. All of these loans are participations in a larger facility agented by capital finance companies. We fully underwrite these loans in accordance with our policies prior to approval. We limited participation in 2014 due to our organic growth in commercial and industrial loans, but may continue participation in the future depending on the terms of the program and market conditions. We expect that the volume of such originations, if any, will be substantially less than we originated through BancAlliance from 2011 through 2013.

Our largest commercial business loan at December 31, 2014 totaled $3.3 million, was originated in 2011 to a municipality located in New Hampshire and is unsecured.

Construction and Land Development Loans. At December 31, 2014, construction and land development loans were $47.1 million, or 9.4% of our total loan portfolio, consisting of $3.5 million of one- to four-family residential and condominium construction loans, $1.4 million of residential land or development loans, and $42.1 million of commercial and multi-family real estate construction loans. At December 31, 2014, $428,000 of our one- to four-family construction loans and residential land or development loans and $32.5 million of our commercial and multi-family real estate construction loans are expected to convert to permanent loans upon completion of the construction phase. The majority of the balance of these loans is secured by properties located in our primary lending area.

We primarily make construction loans for commercial development projects, including hotels, condominiums and single family residences, small industrial buildings, retail and office buildings and apartment buildings. Most of our construction loans are interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 to 24 months, although some construction loans are renewed, generally for one or two additional years. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Loans generally can be made with a maximum loan-to-value ratio of 80% of the appraised market value upon completion of the project. As appropriate to the underwriting, a “discounted cash flow analysis” is utilized. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser for construction and land development loans in excess of $250,000. We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan.

We also originate construction and site development loans to contractors and builders to finance the construction of single-family homes and subdivisions. While we may originate these loans whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations.  We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder to three units.  We have attempted to diversify the risk associated with

86

speculative construction lending by doing business with experienced small and mid-sized builders within our market area.

Residential real estate construction loans include single-family tract construction loans for the construction of entry level residential homes. The maximum loan-to-value limit applicable to these loans is generally 75% to 80% of the appraised market value upon completion of the project. Development plans are required from builders prior to making the loan. Our loan officers are required to personally visit the proposed site of the development and the sites of competing developments. We require that builders maintain adequate insurance coverage. While maturity dates for residential construction loans are largely a function of the estimated construction period of the project, and generally do not exceed one year, land development loans generally are for 18 to 24 months. Substantially all of our residential construction loans have adjustable rates of interest based on The Wall Street Journal prime rate plus a margin. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved inspectors warrant.

Our largest construction and land development loan at December 31, 2014 totaled $7.9 million, was originated in 2014 and is secured by retail property located outside our primary market area. At December 31, 2014, this loan was performing in accordance with its terms.

One- to Four-Family Residential Loans. Our one- to four-family residential loan portfolio consists of mortgage loans that enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. At December 31, 2014, one- to four-family residential real estate loans were $104.6 million, or 20.8% of our total loan portfolio, consisting of $74.9 million of fixed-rate loans and $29.6 million of adjustable-rate loans, respectively. This amount includes $23.7 million of home equity loans and lines of credit, which we consider a subset of one- to four-family residential real estate loans, and which are described below.

We discontinued this type of lending in 2014 to focus on commercial loan originations. Accordingly, we expect our portfolio of one- to four-family residential real estate loans to decrease over time due to normal amortization and repayments. Our one- to four-family residential real estate loans generally do not have prepayment penalties.

We did not offer loans with negative amortization and did not offer interest-only one- to four-family residential real estate loans, although we may provide for interest-only payments with respect to loan modifications. We generally retained one- to four-family residential real estate loans in our portfolio. At December 31, 2014, we were only servicing eight loans with an outstanding balance of $1.0 million, with all such loans serviced for Fannie Mae.

Home Equity Loans and Lines of Credit. At December 31, 2014, the outstanding balance owed on home equity loans was $8.4 million, or 1.7% of our total loan portfolio, and the outstanding balance owed on home equity lines of credit amounted to $15.3 million, or 3.0% of our total loan portfolio. We discontinued home equity loan originations in 2014 to focus on commercial loan originations, but we continue to offer home equity lines of credit. Home equity lines of credit have adjustable rates of interest with ten-year draws and terms of 15 years that are indexed to the Prime Rate as published by The Wall Street Journal on the last business day of the month. We offer home equity lines of credit with cumulative loan-to-value ratios generally up to 80%, when taking into account both the balance of the home equity line of credit and first mortgage loan.

The procedures for underwriting home equity lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount.

Consumer Loans. We offer loans secured by certificate accounts and overdraft lines of credit. At December 31, 2014, consumer loans were $2.9 million, or 0.6% of total loans. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.

87

Loan Underwriting Risks

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial and multi-family real estate loans. In reaching a decision on whether to make a commercial or multi-family real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction and Land Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.  All construction loans for which the builder does not have a binding purchase agreement must be approved by senior loan officers.

Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. A discounted cash flow analysis is utilized for determining the value of any construction project of five or more units. Our ability to continue to originate a significant amount of construction loans is dependent on the strength of the housing market in our market areas.

Land loans secured by improved lots generally involve greater risks than residential mortgage lending because land loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure, we may be confronted with a property the value of which is insufficient to assure full payment.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of real estate, accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. As a result, the

88

availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits on residential loans.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales

Loan originations come from a variety of sources. The primary sources of loan originations are current customers, business development by our relationship managers, walk-in traffic, our website, networking events and referrals from customers as well as our directors, trustees and corporators, business owners, investors, entrepreneurs, builders, realtors, existing customers and other professional third parties, including brokers. Loan originations are further supported by lending services offered through our internet website, cross-selling, and employees’ community service.

Historically, we generally originated loans for our portfolio. We occasionally sold residential real estate loans in the secondary market, primarily with servicing retained. At December 31, 2014, we were servicing eight residential real estate loans for others, totaling $1.0 million. In addition, we participate out interests in commercial real estate loans to local financial institutions, primarily on the portion of loans exceeding our borrowing limits. At December 31, 2014, we were servicing $11.6 million of commercial real estate loans where we had participated out an interest to local financial institutions. For the years ended December 31, 2014 and 2013, we participated out loan participations of $7.1 million and $1.1 million, respectively.

We generally do not purchase whole loans, but we will purchase loan participations from other financial institutions or through the BancAlliance program, described above. During the years ended December 31, 2014 and 2013, we purchased $10.6 million and $17.4 million of loan participations, respectively. As of December 31, 2014, we had $15.8 million of outstanding commercial business loans that were originated through this network.

Loan Approval Procedures and Authority

Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by The Provident Bank’s board of directors and management. The Provident Bank’s board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience, the type of loan and whether the loan is secured or unsecured. Loans to relationships of $1.0 million and below require approval by members of senior management. Loans to relationships greater than $1.0 million up to our internal loans-to-one borrower limitation ($10.9 million as of December 31, 2014) require approval by management’s Credit committee. Loans that involve exceptions to policy, including loans in excess of our internal loans-to-one borrower limitation, must be authorized by The Provident Bank’s Loan Committee of the board of

89

directors. Exceptions are fully disclosed to the approving authority, either an individual officer or the appropriate management or board committee prior to commitment. Exceptions are reported to the board of directors monthly.

Loans-to-One Borrower Limit and Loan Category Concentration

The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our capital stock, surplus account and undivided profits. At December 31, 2014, our regulatory limit on loans-to-one borrower was $14.7 million. We generally establish our internal loans-to-one borrower limit as 75% of our regulatory limit. As of December 31, 2014, this amount was $10.9 million, with loans greater than this amount requiring approval by The Provident Bank’s Loan Committee of the board of directors. Both our regulatory and internal limits will increase following completion of the offering. However, we will establish our internal limitation as if our regulatory capital was reduced by the amount of SBLF preferred stock we have outstanding.

At December 31, 2014, our largest lending relationship consisted of 10 loans for $11.3 million, secured by commercial owner occupied real estate and business assets. This relationship was performing in accordance with its original repayment terms at December 31, 2014. Our second largest lending relationship consisted of one loan for $10.5 million, secured by a commercial hotel to be constructed. This loan had no outstanding balance at December 31, 2014. Our third largest lending relationship consisted of six loans for $9.5 million, secured by commercial non-owner occupied real estate. This relationship was performing in accordance with its original repayment terms at December 31, 2014. Our fourth largest lending relationship consisted of sixteen loans for $8.5 million, secured by commercial and residential investment properties. This relationship was performing in accordance with its original repayment terms at December 31, 2014. Our fifth largest lending relationship consisted of two loans for $8.3 million, secured by commercial owner occupied real estate. This relationship was performing in accordance with its original repayment terms at December 31, 2014.

Investment Activities

We have legal authority to invest in various types of investment securities and liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, residential mortgage-backed securities and municipal governments, deposits at the Federal Home Loan Bank of Boston, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities, including common stock and money market mutual funds. Our equity securities generally pay dividends. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock, which investment is based on the level of our Federal Home Loan Bank borrowings. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at December 31, 2014.

At December 31, 2014, our investment portfolio had a fair value of $123.5 million, and consisted primarily of U.S. Government Agency mortgage-backed securities, investment-grade marketable equity securities and state and municipal bonds.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide a use of funds when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The Executive Committee of the board of directors and management are responsible for implementation of the investment policy and monitoring our investment performance. Our Executive Committee reviews the status of our investment portfolio monthly.

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be OTTI. OTTI is required to be recognized if (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are

90

reflected in earnings as realized losses. For impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI resulting in a realized loss that is a charged to earnings through a reduction in our noninterest income. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes. We did not recognize any OTTI during the years ended December 31, 2014 or 2013.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Boston advances, brokered deposits and certificates of exchange obtained from a national exchange, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposit Accounts. The substantial majority of our deposits (other than certificates of deposit) are from depositors who reside in our primary market area. However, a significant portion of our brokered certificates of deposits and QwickRate deposits, described below, are from depositors located outside our primary market area. Deposits are attracted through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. In addition to accounts for individuals, we also offer several commercial checking accounts designed for the businesses operating in our market area, and we encourage our commercial customers to maintain their deposit relationships with us. At December 31, 2014, our deposits totaled $536.9 million. As of that date, our certificates of deposit included $67.0 million of brokered certificates of deposit and $14.9 million of QwickRate certificates of deposit, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits. At December 31, 2014, nearly all of our brokered certificates of deposit and QwickRate certificates of deposit were in amounts greater than $100,000.

Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability, and customer preferences and concerns. We generally review our deposit mix and pricing on a weekly basis. Our deposit pricing strategy has generally been to offer competitive rates and services and to periodically offer special rates in order to attract deposits of a specific type or term, although we have not done so in recent periods. We do not price our deposit products to be among the highest rate paying institution in our market area, but instead focus on services to gather deposits.

Borrowings. We primarily utilize advances from the Federal Home Loan Bank of Boston to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. As of December 31, 2014, we had $146.2 million of available borrowing capacity with the Federal Home Loan Bank of Boston, including an available line of credit of $2.0 million at an interest rate that adjusts daily. On that date, we had $39.2 million in advances outstanding from the Federal Home Loan Bank of Boston. All of our borrowings from the Federal Home Loan Bank are secured by investment securities and qualified collateral, including one- to four-family loans and multi-family and commercial real estate loans held in our portfolio.

91

Personnel

As of December 31, 2014, we had 92 full-time and 24 part-time employees, none of whom is represented by a collective bargaining unit. We believe we have a good working relationship with our employees.

Subsidiaries

The Provident Bank’s subsidiaries include Provident Security Corporation, which was established to buy, sell, and hold investments for its own account, and 5 Market Street Security Corporation, an inactive corporation, which was established to buy, sell, and hold investments for its own account.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Properties

At December 31, 2014, we conducted business through our main office and six branch offices located in Amesbury and Newburyport, Massachusetts and Exeter, Hampton, Portsmouth and Seabrook, New Hampshire, as well as two loan production offices located in Bedford, New Hampshire and Nashua, New Hampshire. We also lease land in Bedford, New Hampshire for the establishment of a new branch office that we expect to open in the fourth quarter of 2015. We own four of our offices and lease three of our offices. At December 31, 2014, the total net book value of our land, buildings, furniture, fixtures and equipment was $10.5 million.

SUPERVISION AND REGULATION

General

The Provident Bank is a Massachusetts-chartered stock savings bank. The Provident Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation and by the Depositors Insurance Fund for amounts in excess of the Federal Deposit Insurance Corporation insurance limits. The Provident Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its primary deposit insurer. The Provident Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. The Provident Bank is a member of the Federal Home Loan Bank of Boston.

The regulation and supervision of The Provident Bank establish a comprehensive framework of activities in which an institution can engage and are intended primarily for the protection of depositors and borrowers and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

Provident Bancorp, Inc. and Provident Bancorp are required to comply with the rules and regulations of the Federal Reserve Board and the Massachusetts Commissioner of Banks. They are required to file certain reports with the Federal Reserve Board and are subject to examination by and the enforcement authority of the Federal Reserve Board and the Massachusetts Commissioner of Banks. Provident Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

92

The Dodd-Frank Act made extensive changes in the regulation of depository institutions and their holding companies. The Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. On July 21, 2011, the Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function previously assigned to prudential regulators, and now has the authority to impose new requirements. However, institutions of less than $10 billion in assets, such as The Provident Bank, continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their federal prudential regulator, although the Consumer Financial Protection Bureau has back-up authority to examine and enforce consumer protection laws against all institutions, including institutions with less than $10 billion in assets.

In addition to creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, directed changes in the way that institutions are assessed for deposit insurance, mandated the imposition of tougher consolidated capital requirements on holding companies, required the issuance of regulations requiring originators of securitized loans to retain a percentage of the risk for the transferred loans, imposed regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contained a number of reforms related to mortgage originations. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and/or still require the issuance of implementing regulations. Their impact on operations cannot yet be fully assessed. However, there is significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden, compliance costs and interest expense for The Provident Bank, Provident Bancorp, Inc. and Provident Bancorp.

The Dodd-Frank Act contained the so-called “Volcker Rule,” which generally prohibits banking organizations from engaging in proprietary trading and from investing in, sponsoring or having certain relationships with hedge or private equity funds (“covered funds”). In December 2013, federal agencies issued a final rule implementing the Volcker Rule which, among other things, requires banking organizations to restructure and limit certain of their investments in and relationships with covered funds.

Any change in applicable laws or regulations, whether by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Commonwealth of Massachusetts or Congress, could have a material adverse impact on the operations and financial performance of Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank. In addition, Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve Board. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to The Provident Bank, Provident Bancorp, Inc. and Provident Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on The Provident Bank, Provident Bancorp, Inc. and Provident Bancorp.

Massachusetts Banking Laws and Supervision

The Provident Bank, as a Massachusetts savings bank, is regulated and supervised by the Massachusetts Commissioner of Banks. The Massachusetts Commissioner of Banks is required to regularly examine each state-chartered bank. The approval of the Massachusetts Commissioner of Banks is required to establish or close branches, to merge with another bank, to issue stock and to undertake many other activities. Any Massachusetts savings bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be sanctioned. The Massachusetts Commissioner of Banks may suspend or remove directors or officers of a savings bank who have violated the law, conducted a bank’s business in a manner that is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties. In addition, the Massachusetts Commissioner of Banks has the authority to appoint a receiver or conservator if it is

93

determined that the bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances.

The Commonwealth of Massachusetts recently adopted a law modernizing the Massachusetts banking law. Where indicated in the following discussion, the new provisions of Massachusetts banking law took effect on April 7, 2015.

The powers that Massachusetts-chartered savings banks can exercise under these laws include, but are not limited to, the following.

Lending Activities. A Massachusetts-chartered savings bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made in accordance with applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

Insurance Sales. Massachusetts savings banks may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A savings bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. Although The Provident Bank has received approval for insurance sales activities, it does not offer insurance products.

Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank’s deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in stocks of Massachusetts corporations or companies with substantial employment in the Commonwealth which have pledged to the Massachusetts Commissioner of Banks that such monies will be used for further development within the Commonwealth. At the present time, The Provident Bank has the authority to invest in equity securities. However, such investment authority is constrained by federal law. See “—Federal Bank Regulation—Investment Activities” for such federal restrictions.

Dividends. A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. A Massachusetts savings bank with outstanding preferred stock may not, without the prior approval of the Commissioner of Banks, declare dividends to the common stock without also declaring dividends to the preferred stock. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements are similar to existing federal laws such as the Gramm-Leach-Bliley Act, discussed below under “—Federal Bank Regulation—Privacy Regulations.” They require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Parity Approval. A Massachusetts bank may, in accordance with Massachusetts law, exercise any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal and not specifically prohibited

94

by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity. Beginning in April 2015, Massachusetts law provides that a Massachusetts bank may exercise such powers, and engage in such activities by providing 30 days’ advanced written notice to the Massachusetts Commissioner of Banks.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a bank may not exceed 20.0% of the total of the bank’s capital, which is defined under Massachusetts law as the sum of the bank’s capital stock, surplus account and undivided profits.

Loans to a Bank’s Insiders. The Massachusetts banking laws prohibited any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit: (i) loans or extensions of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied, in whole or in part, by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. Massachusetts banking laws also prohibited officers and directors from receiving a preferential interest rate or terms on loans or extensions of credit.

Beginning in April 2015, Massachusetts law provides that a Massachusetts financial institution shall comply with Regulation O of the Federal Reserve Board, which generally requires that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Massachusetts financial institution’s capital.

Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in a manner which is unsafe, unsound or contrary to the depositors interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Massachusetts consumer protection and civil rights statutes applicable to The Provident Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Depositors Insurance Fund. All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks a risk-based assessment on deposits balances in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Massachusetts has other statutes and regulations that are similar to the federal provisions discussed below.

95

Federal Bank Regulation

Capital Requirements. Under Federal Deposit Insurance Corporation regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as The Provident Bank, are required to comply with minimum leverage capital requirements. The minimum capital leverage requirement is a ratio of Tier 1 capital to total assets that is not less than 4.0%. Tier 1 capital consists of “CET1” and “Additional Tier 1 capital” instruments meeting specified requirements. CET1 is defined as common stock, plus related surplus, and retained earnings plus limited amounts of minority interest in the form of common stock, less the majority of the regulatory deductions.

The Federal Deposit Insurance Corporation regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to risk-weighted categories ranging from 0.0% to 200.0%, with higher levels of capital being required for the categories perceived as representing greater risk.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital and Tier 2 capital. Tier 1 capital consists of common stock, plus related surplus and retained earnings. Under the new capital rules, for most banking organizations, the most common form of Additional Tier 1 capital is noncumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes and a portion of the allowance for loan and lease losses, in each case, subject to the new capital rules’ specific requirements. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

In July 2013, the Federal Deposit Insurance Corporation and the other federal bank regulatory agencies issued a final rule that has revised their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets), sets the leverage ratio at a uniform 4% of total assets and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. The Provident Bank has elected to exercise its one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating its regulatory capital requirements. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments to executive officers if the banking organization does not hold a “capital conservation buffer” which, when fully phased in, will consist of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule became effective on January 1, 2015. The “capital conservation buffer” will be phased in from January 1, 2016 to January 1, 2019, when the full capital conservation buffer will be effective.

The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

96

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All state-chartered Federal Deposit Insurance Corporation insured banks, including savings banks, are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the NASDAQ Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Massachusetts law, whichever is less.

In addition, the Federal Deposit Insurance Corporation is authorized to permit such a state bank to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Banking and Branching. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. As of December 31, 2014, The Provident Bank was classified as a “well capitalized” institution.

97

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal shareholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% shareholder of a financial institution, and certain affiliated interests of these, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state savings banks, including The Provident Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The Federal Deposit Insurance Corporation may also appoint itself as

98

conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Federal Insurance of Deposit Accounts. The Provident Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in The Provident Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by Federal Deposit Insurance Corporation regulations, with less risky institutions paying lower rates. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation and the Federal Deposit Insurance Corporation has recently exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of The Provident Bank. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2014, the annualized FICO assessment was equal to 0.62 basis points of total assets less tangible capital.

Privacy Regulations. Federal Deposit Insurance Corporation regulations generally require that The Provident Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, The Provident Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. The Provident Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by Federal Deposit Insurance Corporation regulations, a non-member bank has a continuing and affirmative obligation,

99

consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. The Provident Bank’s latest Federal Deposit Insurance Corporation CRA rating was “Satisfactory.”

Massachusetts has its own statutory counterpart to the CRA which is also applicable to The Provident Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. The Provident Bank’s most recent rating under Massachusetts law was “Satisfactory.”

Consumer Protection and Fair Lending Regulations. Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

USA Patriot Act. The Provident Bank is subject to the USA PATRIOT Act, which gave federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act provided measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by The Provident Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Massachusetts Debt Collection Regulations, establishing standards, by defining unfair or deceptive acts or practices, for the collection of debts from persons within the Commonwealth of

100

Massachusetts and the General Laws of Massachusetts, Chapter 167E, which governs The Provident Bank’s lending powers; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of The Provident Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	General Laws of Massachusetts, Chapter 167D, which governs deposit powers.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $103.6 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $103.6 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $14.5 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. The Provident Bank is in compliance with these requirements.

Federal Home Loan Bank System

The Provident Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. The Provident Bank was in compliance with this requirement at December 31, 2014. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. The Provident Bank reviews for impairment based on the ultimate recoverability of the cost basis of the Federal Home Loan Bank of Boston stock. As of December 31, 2014, no impairment has been recognized.

At its discretion, the Federal Home Loan Bank of Boston may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the Federal Home Loan Bank of Boston suspended and did not pay dividends in 2009 and 2010. However, the Federal Home Loan Bank of Boston resumed payment of quarterly dividends in 2011, and in 2014 paid dividends equal to an annual yield of 1.63%. There can be no assurance that such dividends will continue in the future. Further, there can

101

be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank of Boston stock held by The Provident Bank.

Holding Company Regulation

Provident Bancorp, Inc. and Provident Bancorp are subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. Provident Bancorp, Inc. and Provident Bancorp are required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Provident Bancorp, Inc. or Provident Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

Provident Bancorp is subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis), which have historically been similar to, though less stringent than, those of the Federal Deposit Insurance Corporation for The Provident Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities would no longer be includable as Tier 1 capital, as is currently the case with bank holding companies, subject to certain grandfathering rules. The previously discussed final rule regarding regulatory capital requirements implements the Dodd-Frank Act as to bank holding company capital standards. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies (with greater than $1.0 billion of assets) as of January 1, 2015. As is the case with institutions themselves, the capital conservation buffer will be phased in between 2016 and 2019.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

102

The Federal Reserve Board has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength doctrine. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Provident Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

Under the Federal Deposit Insurance Act, depository institutions are liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default.

The status of Provident Bancorp, Inc. and Provident Bancorp as registered bank holding companies under the Bank Holding Company Act will not exempt them from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Massachusetts Holding Company Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Commissioner of Banks; and (iii) is subject to examination by the Massachusetts Commissioner of Banks.

Federal Securities Laws

Provident Bancorp, Inc.’s common stock will be registered with the Securities and Exchange Commission after the stock offering. Provident Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Provident Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Provident Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Provident Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Provident Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Provident Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Provident Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Provident Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.

103

An “emerging growth company” may choose not to hold shareholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Provident Bancorp, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Provident Bancorp, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a public company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as Provident Bancorp, Inc. or Provident Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Provident Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank are subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. Currently, Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank are included as part of Provident Bancorp’s

104

consolidated tax group. However, upon completion of the stock offering, Provident Bancorp, Inc. and The Provident Bank will no longer be part of Provident Bancorp’s consolidated tax group since Provident Bancorp will no longer own at least 80% of the common stock of Provident Bancorp, Inc. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Provident Bancorp, Provident Bancorp, Inc. or The Provident Bank.

Federal Taxation

General. Provident Bancorp reports its income on a calendar year basis using the accrual method of accounting. Provident Bancorp’s federal income tax returns have been either audited or closed under the statute of limitations through December 31, 2010. For its 2014 tax year, The Provident Bank’s maximum federal income tax rate was 34.00%.

Bad Debt Reserves. For taxable years beginning before January 1, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for non-qualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. However, those bad debt reserves accumulated prior to 1988 (“Base Year Reserves”) were not required to be recaptured unless the savings institution failed certain tests. The Provident Bank has recaptured all of its Base Year Reserves.

State Taxation

Financial institutions in Massachusetts are required to file combined income tax returns beginning with the year ended December 31, 2009. The Massachusetts excise tax rate for savings banks is currently 9.0% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed. Provident Bancorp’s state tax returns, as well as those of its subsidiaries, are not currently under audit.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. The Provident Bank’s subsidiary, Provident Security Corporation, which engages in securities transactions on its own behalf, is qualified as a security corporation. As such, it has received security corporation classification by the Massachusetts Department of Revenue; and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

The New Hampshire Business Profits tax is assessed at the rate of 8.5%. For this purpose, gross business profits generally means federal taxable income subject to certain modifications provided for in New Hampshire law. The New Hampshire Business Enterprise tax is assessed at 0.75% of the total amount of payroll and certain employee benefits expense, interest expense, and dividends paid to shareholders. The New Hampshire Business Enterprise tax is applied as a credit towards the New Hampshire Business Profits tax.

105

MANAGEMENT

Our Directors

Directors of Provident Bancorp, Inc. serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following table states our directors’ names, their ages as of December 31, 2014, the years when they began serving as directors of The Provident Bank and the years when their current terms expire.

Name (1)	Position(s) Held With Provident Bancorp, Inc. and The Provident Bank	Age	Director Since	Current Term Expires
John K. Bosen	Director	50	2008	2016
Frank G. Cousins, Jr.	Director	56	2003	2018
Charles R. Cullen	Chairman of the Board	63	2002	2017
Robert A. Gonthier, Jr.	Director	73	1991	2016
Laurie H. Knapp	Director	57	1998	2017
David P. Mansfield	Director, President and Chief Executive Officer, Provident Bancorp, Inc.; Director and Chief Executive Officer, The Provident Bank	53	2013	2016
Richard L. Peeke	Director	70	1990	2018
Wayne S. Tatro	Director	73	1995	2017

(1)	The mailing address for each person listed is 5 Market Street, Amesbury, Massachusetts 01913.

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director is also a director of The Provident Bank. Unless otherwise indicated, directors have held their positions for the past five years.

John K. Bosen is an attorney and owner of Bosen & Associates, P.L.L.C., located in Portsmouth, New Hampshire, which he founded in April of 2004. Mr. Bosen’s practice focuses in the areas of business law, real estate, and litigation. He is a member of both the New Hampshire and Massachusetts Bar Associations. He is also admitted to practice before the United States District Court, District of New Hampshire, and the United States Court of Appeals for the First Circuit. Mr. Bosen’s experience as an attorney assists the board of directors in analyzing and addressing the legal requirements of Provident Bancorp, Inc. and The Provident Bank, including any litigation matters.

Frank G. Cousins, Jr. has served as the Sheriff of Essex County, Massachusetts for 18 years. Mr. Cousins’ years of service as a law enforcement officer in our community provides valuable insight into the economic and business needs of our community, as well as insight into where we can best serve our community in other ways, including charitable donations.

Charles R. Cullen is the Chairman of the Board of Provident Bancorp, Inc. and The Provident Bank, and previously served as President and Chief Executive Officer of The Provident Bank from May 2003 until May 2013, with over 40 years experience in the banking industry. Mr. Cullen’s experience in banking, and specifically at The Provident Bank, provides him with extensive knowledge of our operations, as well as banking regulation and internal controls.

106

Robert A. Gonthier, Jr. retired in 1999 as the Vice President of Procurement of Gould Shawmut, a national distributor of fuses. Mr. Gonthier was employed by the company for 32 years. Mr. Gonthier’s years of experience in business assists us in developing strategic planning.

Laurie H. Knapp is a certified public accountant and sole owner of Laurie H. Knapp CPA PC, an accounting firm located in Amesbury, Massachusetts. Ms. Knapp specializes in personal and corporate taxes. Her experience as a certified public accountant assists the board of directors in assessing our accounting practices and with respect to tax matters.

David P. Mansfield has served as the President and Chief Executive Officer of Provident Bancorp, Inc. and Chief Executive Officer of The Provident Bank since May 2013, having joined The Provident Bank as Chief Financial Officer in 2001. Mr. Mansfield previously worked as a bank examiner for both the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, and is a Certified Financial Analyst. Mr. Mansfield’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Richard L. Peeke is a former insurance executive who retired in 2007 after 41 years of experience in the insurance industry. Mr. Peeke’s experience as an insurance adjuster, including as a National General Adjuster at American International Group (AIG), gives him unique insights into our challenges, opportunities and operations in the insurance products field and with respect to our insurance needs.

Wayne S. Tatro retired in 2001 following a 37-year career at LeBaron Bonney, a family owned business that began in the 1930’s. Mr. Tatro was part owner and president of the company. The company manufactured upholstery for antique cars, and distributed their products both nationally and internationally. The company was sold in 1998 and Mr. Tatro continued his employment there until his retirement in 2001. Mr. Tatro’s experience owning a business provides us insight with respect to our commercial business customers, and his long career in one of our local markets provides us valuable insight regarding our market area.

Executive Officers Who Are Not Directors of Provident Bancorp, Inc.

The following sets forth information regarding our executive officers who are not directors of Provident Bancorp, Inc. Age information is as of December 31, 2014. The executive officers of Provident Bancorp, Inc. and The Provident Bank are elected annually.

Charles F. Withee, age 52, is The Provident Bank’s President and Chief Lending Officer, positions he has held since May 2013. Mr. Withee is also a director of The Provident Bank. Mr. Withee joined The Provident Bank as Senior Lender in 2004, and has nearly 30 years of commercial banking experience in Massachusetts and New Hampshire.

Carol L. Houle, age 44, is Executive Vice President and Chief Financial Officer of Provident Bancorp, Inc. and The Provident Bank. Ms. Houle is a Certified Public Accountant, and joined The Provident Bank in September 2013. Previously, Ms. Houle was a partner at the accounting firm of Shatswell, MacLeod & Company, P.C., where she worked for 17 years.

Board Independence

The board of directors has determined that each of our directors, with the exception of directors Mansfield and Cullen, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market. Director Mansfield is not independent because he is an executive officer of Provident Bancorp, Inc. We do not consider Director Cullen to be independent due to continued payments he receives as our former President and Chief Executive Officer under our long-term non-equity incentive plan.

107

In determining the independence of the directors listed above, the board of directors considered the following relationship between The Provident Bank and our directors and officers, which is not required to be reported under “ —Transactions With Certain Related Persons” below. Bosen & Associates, P.L.L.C., of which Director John K. Bosen is a partner and owner, received legal fees of $19,234 from The Provident Bank in 2014. The Provident Bank has made loans to the following directors or their related entities: John K. Bosen, line of credit and term loan; Laurie H. Knapp, commercial real estate loan and residential mortgage loan; Richard L. Peeke, home equity line of credit; and Wayne S. Tatro, residential mortgage loan. The Provident Bank also provides overdraft lines of credit to all of its directors.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as The Provident Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2014, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to The Provident Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2014, and were made in compliance with federal banking regulations.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of Provident Bancorp, Inc. has established standing committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees. The board of directors of Provident Bancorp, Inc. has designated director Laurie H. Knapp as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Compensation	Audit	Nominating and Corporate Governance
John K. Bosen	Frank G. Cousins, Jr.	John K. Bosen*
Robert A. Gonthier, Jr.*	Laurie H. Knapp*	Robert A. Gonthier, Jr.
Laurie H. Knapp	Richard L. Peeke	Laurie H. Knapp
Wayne S. Tatro	Wayne S. Tatro	Wayne S. Tatro

* Denotes committee chair.

Executive Compensation

Summary Compensation Table. The table below summarizes, for the year ended December 31, 2014, the total compensation paid to, or earned by, Mr. Mansfield, who serves as The Provident Bank’s Chief Executive Officer, Mr. Withee, who serves as The Provident Bank’s President and Chief Lending Officer, and Ms. Houle, who serves as The Provident Bank’s Executive Vice President and Chief Financial Officer. We refer to these individuals as “Named Executive Officers.”

108

Summary Compensation Table for the Year Ended December 31, 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)

David P. Mansfield Chief Executive Officer	2014	310,577	120,000	90,000	9,583	530,160

Charles F. Withee President and Chief Lending Officer	2014	259,231	87,500	62,500	10,328	419,559

Carol L. Houle Executive Vice President and Chief Financial Officer	2014	186,346	54,000	46,250	1,662	288,258

(1)	Represents cash incentives earned under The Provident Bank 2005 Amended and Restated Long-Term Incentive Plan. Please see “—Non-Equity Incentive Program” for further details.
(2)	The amounts reflect what we have paid to, or reimbursed, the applicable Named Executive Officer for various benefits we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately below. For the year ended December 31, 2014, neither Messrs. Mansfield nor Withee nor Ms. Houle received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.

All Other Compensation
Name	Year	Employer Matching Contribution to 401(k) Plan (a) ($)	Long-Term Disability Premiums ($)	Club Dues ($)	Total ($)
David P. Mansfield	2014	5,500	4,083	―	9,583
Charles F. Withee	2014	5,500	―	4,828	10,328
Carol L. Houle	2014	1,662	―	―	1,662

(a)	Represents the matching contributions made by The Provident Bank to the Named Executive Officer’s 401(k) plan account for the plan year.

Employment Agreements

The Provident Bank has entered into employment agreements with Messrs. Mansfield and Withee and Ms. Houle. The employment agreements with Messrs. Mansfield and Withee have terms of three years. The employment agreement with Ms. Houle has a term of two years. Beginning as of January 1, 2016, and continuing as of each January 1 thereafter, the disinterested members of the board of directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of any of the agreements.

The employment agreements provide Messrs. Mansfield and Withee and Ms. Houle with base salaries of $400,000, $300,000 and $210,000, respectively. The Provident Bank may increase the base salaries from time to time. In addition to base salaries, the executives are entitled to participate in any employee benefit plans and bonus programs in effect from time to time for senior executives of The Provident Bank. The Provident Bank will also reimburse the executives for all reasonable business expenses incurred by them in the performance of their duties and responsibilities.

In the event of an executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his or her resignation for “good reason,” in either case prior to the attainment of age 65, he or she will receive a severance payment equal to three times (in the case of Messrs. Mansfield and Withee) or two times (in the case of Ms. Houle) the sum of (i) his or her base salary then in effect and (ii) his or her “Annual Bonus.” For purposes of the employment agreements, the term “Annual Bonus” means the average of the aggregate bonuses paid (or accrued, but not yet paid) to the executive for the three calendar years immediately preceding the termination of employment. The Provident

109

Bank will make the payments in 12 monthly installments, unless the termination of employment occurs within two years of a change in control, in which case The Provident Bank will make the payment in a lump sum at the time of the termination of employment. In addition, the executives will be entitled to receive from The Provident Bank continued life insurance and non-taxable medical and dental insurance coverage through the then remaining unexpired term of the agreement and all outstanding awards under The Provident Bank Amended and Restated Long-Term Incentive Plan will become immediately and fully vested. Under the employment agreements, the term “good reason” includes: (i) the failure of the board of directors to elect or continue to employ the executive in his or her current position or a material reduction in the executive’s authority, duties or responsibilities, (ii) a reduction in the executive’s base salary, or (iii) a material breach of any provision of the agreement that is not cured within 30 days of notice of the breach from the executive. In addition, the term “good reason” includes, if the event occurs within two years following a change in control, (i) a relocation of his or her principal place of employment by more than ten miles, (ii) the failure of The Provident Bank to continue to provide the executive with certain employee benefits substantially similar to those available to the executive prior to the change in control or (iii) the failure of The Provident Bank to obtain a satisfactory agreement from any successor to assume and honor the employment agreement.

In addition, should The Provident Bank terminate an executive’s employment following the executive becoming disabled, The Provident Bank will continue to pay the executive his or her base salary from the date of the termination of employment until the earlier of (i) the expiration of 180 days, (ii) the date on which long-term disability benefits are payable to the executive under any plan covering employees of The Provident Bank, (iii) the executive’s death or (iv) the date the term of the employment agreement expires. If at the end of 180 days, the executive is not yet receiving disability payments under a plan covering employees of The Provident Bank, The Provident Bank will continue to pay the executive his or her base salary at a rate of 60% until the earlier of (i) the date he or she becomes entitled to disability benefits under such a plan, (ii) his or her death or (iii) the expiration of the term of the employment agreement. In the event of the death of any of the executives, The Provident Bank will pay his or her beneficiaries the base salary the executive would have earned for six months following his or her death, and his or her family will continue to receive medical coverage for one year at the same out-of pocket expense that the executive paid prior to his or her death.

If the executive voluntarily terminates employment on account of his or her “retirement” (that is on or after attaining age 62 for Messrs. Mansfield and Withee, or 65 for Ms. Houle), the executive will be entitled to continue to receive medical benefits at the same level in effect on, and on the same out-of-pocket cost to the executive as of, his or her termination of employment for a period of one year. The executive will not be entitled to any severance benefits under the employment agreement if The Provident Bank terminates the executive’s employment for “cause” (as defined under the employment agreement).

Upon any termination of employment that would entitle an executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation covenants.

Non-Equity Incentive Program

For 2014, under The Provident Bank 2005 Amended and Restated Long-Term Incentive Plan, each Named Executive Officer was eligible to receive an annual incentive award up to a maximum of 30% of his or her base salary, provided certain individual and bank-wide performance objectives were satisfied (which were objectively determinable). The bank-wide performance objectives for 2014 focused on the following metrics: (i) net income, (ii) loan growth, and (iii) deposit growth. Each performance objective was assigned a percentage weight to reflect its importance and the Named Executive Officer’s direct impact in meeting the performance objective. If the performance objectives are achieved, awards are made based on phantom shares tied to increases in The Provident Bank’s capital from a baseline in 1999. Grants vest after five years (or, if sooner, upon death, disability or attainment of age 62). Once vested, the phantom shares are paid in cash within 2.5 months of the following year end. Due to the maximum satisfaction of each of the performance objectives, Mr. Mansfield earned an annual incentive award for the year ended December 31, 2014 equal to 30% of base salary and each of Mr. Withee and Ms. Houle earned an annual incentive award for the year ended December 31, 2014 equal to 25% of base salary. We anticipate that we will exclude the effects of the capital we will raise in the offering in determining future increases in The Provident Bank’s capital for purposes of the Amended and Restated Long-Term Incentive Plan.

110

Executive Annual Incentive Plan

The Provident Bank has adopted The Provident Bank Executive Annual Incentive Plan, which will supersede and replace its current annual bonus arrangement and better align the interests of the executives of The Provident Bank with the overall performance of The Provident Bank and Provident Bancorp, Inc.

Employees selected by the Compensation Committee, which will include the Named Executive Officers, are eligible to participate in the plan. For each plan year (which is the calendar year), each participant will receive an award agreement which will provide the annual bonus award amount, designated as a percentage of base salary, and the performance objectives that must be satisfied for the participant to receive the annual bonus award. The specific performance objectives will be determined annually by the Compensation Committee, but generally include objective performance targets on financial performance, growth, asset quality and risk management and subjective performance objectives, such as particular qualitative factors for the participant, based on his or her duties to The Provident Bank. Each performance objective will specify level of achievements at “threshold,” “target” and “maximum” levels and will be weighted by priority as a percentage of the total annual bonus award payable to the participant.

The annual bonus award will be payable to each participant in a cash lump sum within 2.5 months following the end of each plan year, to the extent the performance objectives are determined to be satisfied by the Compensation Committee.

Benefit Plans

401(k) Plan. The Provident Bank currently maintains a tax-qualified profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All employees who have attained age 21 are eligible to participate in the 401(k) Plan, provided, however that the employee must complete one year of service to be eligible to receive a safe harbor matching contribution or discretionary profit sharing contribution from The Provident Bank.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2015, the pre-tax deferral contribution limit is $18,000 provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $6,000 to the 401(k) Plan (subject to applicable cost-of-living adjustments in future years). In addition to salary deferral contributions, the 401(k) Plan provides that The Provident Bank will make a safe harbor matching contribution to each participant’s account equal to 100% of the participant’s contribution, up to a maximum of 6% of the participant’s compensation earned during the plan year. A participant is always 100% vested in his or her salary deferral contributions and safe harbor matching contributions. However, a participant will vest 100% in his or her discretionary profit sharing contributions following the completion of three years of service. Participants also become fully vested in the event of their death or disability. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59½ (while employed with The Provident Bank), death, disability or termination of employment, and elect for the distribution to be paid in the form of a lump sum or other alternative forms of payment permitted by the plan.

In connection with the stock offering, we intend to allow participants to invest their account balances under the 401(k) Plan in Provident Bancorp, Inc. common stock. We may also allow participants in the 401(k) Plan to invest future elective deferrals and employer matching contributions in Provident Bancorp, Inc. common stock.

Employee Stock Ownership Plan. In connection with the stock offering, The Provident Bank intends to implement an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and completed one year of service will begin participation in the employee stock ownership plan on the later of the

111

first day of the next calendar month following the attainment of the eligibility requirements or the effective date of the plan, January 1, 2015.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Provident Bancorp, Inc. common stock sold in the offering and issued to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Provident Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through The Provident Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the loan is repaid by the employee stock ownership plan. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested in their benefit after the completion of three years of service. Participants who were employed immediately prior to the stock offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Supplemental Executive Retirement Plans. The Provident Bank has entered into supplemental executive retirement agreements (“SERPs”) with Messrs. Mansfield and Withee and Ms. Houle. Under the SERPs, each executive becomes entitled to receive a benefit following his or her separation from service other than on account of cause (as defined in the agreements). Upon a separation from service, The Provident Bank will pay a lump sum benefit to the executive equal to the actuarial equivalent of a 20-year stream of annual payments of a certain benefit percentage multiplied by the executive’s final average compensation. Under the agreements, the benefit percentage equals a certain percentage (62% for Mr. Mansfield, 60% for Mr. Withee and 20% for Ms. Houle) multiplied by a factor that represents the service of the executive through his or her attainment of age 62. Messrs. Mansfield and Withee are fully vested, while Ms. Houle is subject to a five-year cliff vesting schedule. The executives’ SERP benefits will be immediately forfeited in the event of a termination by The Provident Bank as a result of a “specially defined cause” (as such term is defined in the SERPs). The benefit percentage factor will automatically equal 62%, 60% or 20% in the event of the executive’s death or disability or upon a change in control, and Ms. Houle would also become fully vested under such circumstances. In the case of Messrs. Mansfield and Withee, if the executive dies, or terminates employment involuntarily or with “good reason” within three years or a change in control or if the executive experiences a disability, he will become entitled to the retirement benefit he would have earned at age 62 by providing for an assumed increase in his annual compensation for each year from his separation from service, death or disability until the date he would have attained age 62. If Messrs. Mansfield or Withee experiences a disability, the benefits will be paid to them at age 62.

112

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Total ($)
John K. Bosen	29,000	29,000
Frank G. Cousins, Jr.	30,000	30,000
Charles R. Cullen	36,663	36,663
Robert A. Gonthier, Jr.	29,000	29,000
Laurie H. Knapp	29,000	29,000
Richard L. Peeke	29,000	29,000
Wayne S. Tatro	29,000	29,000

Director Fees

In 2014, each director (other than the Chairman of the Board) received a fee of $1,500 for each board meeting attended and $1,000 for each committee meeting attended. The Chairman of the Board receives a $40,000 annual retainer. The Loan Committee met twice monthly and each member of that committee was paid $2,500 for all meetings held in a month. Directors who are also employees are not compensated for serving as directors.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. As required by Federal Reserve Board and Massachusetts regulations, if adopted within 12 months following the completion of the stock offering, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering and issued to the charitable foundation.

The stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by at least two-thirds of the votes eligible to be cast by our shareholders, unless otherwise determined by the Massachusetts Commissioner of Banks, in which case such plans must be approved by a majority of the votes eligible to be cast by our shareholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our shareholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plan, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless The Provident Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

113

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of The Provident Bank or Provident Bancorp, Inc.; and

•	our executive officers or directors must exercise or forfeit their options in the event that The Provident Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for shareholder approval prior to or more than 12 months after the completion of the stock offering. In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of Provident Bancorp, Inc.’s common stock at the time the shares are awarded. The stock-based benefit plans are subject to shareholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	130,397 Shares Awarded at Minimum of Offering Range	153,408 Shares Awarded at Midpoint of Offering Range	176,419 Shares Awarded at Maximum of Offering Range	202,882 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)

$8.00	$1,043	$1,227	$1,411	$1,623
10.00	1,304	1,534	1,764	2,029
12.00	1,565	1,841	2,117	2,435
14.00	1,826	2,148	2,470	2,840

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of Provident Bancorp, Inc. at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	325,992 Options at Minimum of Offering Range	383,520 Options at Midpoint of Offering Range	441,048 Options at Maximum of Offering Range	507,205 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)

$8.00	$2.26	$737	$867	$997	$1,146
10.00	2.83	923	1,085	1,248	1,435
12.00	3.40	1,108	1,304	1,500	1,724
14.00	3.96	1,291	1,519	1,747	2,009

114

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

115

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Provident Bancorp, Inc.’s directors and executive officers, including their associates, and for all of these individuals as a group, the proposed purchases of subscription shares. There can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. See “The Stock Offering—Additional Limitations on Common Stock Purchases.” Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the stock offering and as part of the maximum number of shares directors and officers may purchase in the stock offering.

Name of Beneficial Owner	Number of Shares	Aggregate Purchase Price	Percentage of Shares Outstanding at Minimum of Offering Range (1)
John K. Bosen	15,000	$150,000	*
Frank G. Cousins, Jr.	2,500	25,000	*
Charles R. Cullen	15,000	150,000	*
Robert A. Gonthier, Jr.	3,000	30,000	*
Laurie H. Knapp	8,300	83,000	*
Richard L. Peeke	5,000	50,000	*
David P. Mansfield	25,000	250,000	*
Wayne S. Tatro	1,500	15,000	*
Charles F. Withee	15,000	150,000	*
Carol L. Houle	15,000	150,000	*
Total for Directors and Executive Officers	105,300	$1,053,000	1.5%

*	Less than 1%.
(1)	At the adjusted maximum of the offering range, directors and executive officers would beneficially own 1.0% of our outstanding shares of common stock.

116

THE STOCK OFFERING

The board of trustees of Provident Bancorp and the board of directors of Provident Bancorp, Inc. have approved the plan of stock issuance. The plan of stock issuance has also been approved by the corporators of Provident Bancorp. We have filed an application with respect to the stock offering with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the stock offering. We have filed an application with respect to the stock offering with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the stock offering. Any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of stock issuance.

For a discussion of the offering of the SBLF preferred stock, see “—SBLF Preferred Stock,” below.

General

The board of trustees of Provident Bancorp and the board of directors of Provident Bancorp, Inc. adopted the plan of stock issuance on March 10, 2015. When the stock offering is completed, purchasers in the stock offering will own 45.0% of our outstanding shares of common stock, Provident Bancorp will own 53.0% of our outstanding shares of common stock and The Provident Community Charitable Organization, Inc. will own 2% of our shares of common stock. A diagram of our corporate structure before and after the stock offering is set forth in the “Summary” section of this prospectus.

Pursuant to the plan of stock issuance, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plans, and our employees, officers, trustees, directors and corporators. In addition, we will offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering will begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated offering in which Sandler O’Neill & Partners, L.P. will be sole manager. See “—Syndicated Offering” herein.

We intend to retain between $3.3 million and $7.8 million of the net proceeds of the offering (or $10.4 million at the adjusted maximum of the offering range) and to invest between $14.7 million and $20.2 million of the net proceeds in The Provident Bank (or $23.3 million at the adjusted maximum of the offering range). The stock offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of stock issuance.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Provident Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

117

The following is a brief summary of the stock offering and is qualified in its entirety by reference to the provisions of the plan of stock issuance. A copy of the plan of stock issuance is available for inspection at each branch office of The Provident Bank. The plan of stock issuance is also filed as an exhibit to Provident Bancorp’s applications for a minority stock issuance by a subsidiary of a mutual holding company of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board or inspected, without charge, at the Massachusetts Division of Banks. The plan of stock issuance is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Stock Offering

Our primary reasons for conducting the stock offering are to:

•	Enhance our capital base to support our continued growth. Since December 31, 2010, we have grown our assets by 32.3% to $658.6 million as of December 31, 2014. We have not only grown our assets, but also our infrastructure. We have added two loan production offices during that period. We have also leased property in Bedford, New Hampshire for the establishment of a new branch office that we expect to open in the fourth quarter of 2015. We intend to continue to grow our franchise organically and through strategic transactions as those opportunities arise. While The Provident Bank exceeds all regulatory capital requirements, the proceeds from the offering will strengthen our regulatory capital position and enable us to support our planned growth and expansion.
•	Redeem some or all of our stock issued under the Small Business Lending Fund. We issued $17.1 million of SBLF preferred stock to the U.S. Treasury in 2011. The dividend rate we pay on the SBLF preferred stock was 1.00% as of December 31, 2014, but will increase to 9.00% in March 2016. The proceeds from the stock offering will enable us to redeem some or all of the SBLF preferred stock before the dividend rate increases, and we intend to redeem at least 50% of the SBLF preferred stock prior to the scheduled increase in the dividend rate.
•	Offer our depositors, employees, officers, directors, trustees and corporators an equity ownership interest in The Provident Bank. We believe that offering stock to our depositors, employees, officers, directors, trustees and corporators will provide these constituencies with an economic interest in our future success. The stock offering will further enable us to attract and retain management and employees through various stock benefit plans, including an employee stock ownership plan and one or more equity incentive plans.
•	Support our local communities through a contribution to the charitable foundation. The contribution to the charitable foundation will complement our existing charitable activities, which should enable the communities that we serve to share in our long-term growth.
•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the additional capital raised in the offering will make us a more attractive and competitive bidder for mergers and acquisitions of other financial institutions or business lines as opportunities arise.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the corporators of Provident Bancorp, including the “independent” corporators, is required to approve the plan of stock issuance. These approvals were received at a special meeting of corporators held on May 6, 2015. We have filed an application with respect to the stock

118

offering with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the stock offering. We have filed an application with respect to the stock offering with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has authorized us to commence the stock offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the stock offering.

Stock Pricing and Number of Shares to be Issued

The plan of stock issuance and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $75,000, as well as payment for reimbursable expenses and an additional $10,000 for each updated valuation prepared. We have paid RP Financial, LC. no other fees during the previous three years. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Provident Bancorp, Inc. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of Provident Bancorp, Inc. and the projected results and financial condition of Provident Bancorp, Inc.;
•	the economic and demographic conditions in Provident Bancorp, Inc.’s existing market area;
•	certain historical, financial and other information relating to Provident Bancorp, Inc.;
•	a comparative evaluation of the operating and financial characteristics of Provident Bancorp, Inc. with those of other publicly traded savings institutions;
•	the effect of the stock offering on Provident Bancorp, Inc.’s shareholders’ equity and earnings potential;
•	the proposed dividend policy of Provident Bancorp, Inc.; and
•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial, LC. considered comparable to Provident Bancorp, Inc. under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Provident Bancorp, Inc. also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to the following two selection criteria: (i) institutions located in the Northeast United States with assets between $500 million and $1.5 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings; and (ii) Mid-Atlantic institutions with assets between $500 million and $1.5 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book

119

value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Provident Bancorp, Inc. with the peer group. RP Financial, LC. made slight upward adjustments for: (i) profitability, growth and viability of earnings; (ii) asset growth; and (iii) primary market area. RP Financial, LC. made slight downward adjustments for: (i) dividends; and (ii) marketing of the issue. RP Financial, LC. made no adjustments for: (i) financial condition; (ii) liquidity of the shares; (iii) management; and (iv) effect of government regulations and regulatory reform.

The slight upward adjustment for profitability, growth and viability of earnings reflected our reported earnings being higher than the peer group’s on a return on average assets basis, and we maintained more favorable ratios for net interest income, net gains and effective tax rate. The slight upward adjustment for asset growth reflected more favorable asset and loan growth when compared to the peer group, as well as a pro forma tangible equity-to-assets ratio that would be comparable to or exceed the peer group’s tangible equity-to-assets ratio, providing us with similar or greater leverage capacity than the peer group. The slight upward adjustment for primary market area reflected Essex County’s relatively strong population growth and a lower unemployment rate. The slight downward adjustment for dividends reflects the assumption that any dividends we pay would also have to be paid to Provident Bancorp, which would increase the implied dilution to minority shareholders in a second-step offering. The slight downward adjustment for marketing of the shares reflects limited acquisition speculation due to Provident Bancorp owning a majority of our outstanding shares, uncertainty of investor appeal for a mutual holding company stock offering, as this would be the first such offering conducted in four years, and the stocks of the publicly-traded mutual holding companies trade at a discount on a fully-converted price-to-book basis, on average, relative to the stocks of publicly-traded thrift institutions that are 100% owned by public shareholders.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Provident Bancorp, Inc. after the stock offering that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.99% as of December 31, 2014 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of February 13, 2015, the estimated pro forma market value of Provident Bancorp, Inc. was $81.6 million. Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $69.4 million and a maximum of $93.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Provident Bancorp, Inc. common stock to be sold in the offering. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Provident Bancorp, Inc. common stock to be sold in the offering and the $10.00 price per share, the minimum of the offering range is 3,121,200 shares, the midpoint of the offering range is 3,672,000 shares and the maximum of the offering range is 4,222,800 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $107.9 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,856,220 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription

120

price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 4,856,220 shares.

The board of directors of Provident Bancorp, Inc. reviewed the independent valuation and, in particular, considered the following:

•	Provident Bancorp, Inc.’s financial condition and results of operations;
•	a comparison of financial performance ratios of Provident Bancorp, Inc. to those of other financial institutions of similar size; and
•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks, if required, as a result of subsequent developments in the financial condition of Provident Bancorp, Inc. or The Provident Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Provident Bancorp, Inc. to less than $69.4 million or more than $107.9 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Provident Bancorp, Inc.’s registration statement.

The following table presents a summary of selected pricing ratios for Provident Bancorp, Inc. (on a pro forma basis) as of and for the 12 months ended December 31, 2014, and for the peer group companies based on earnings and other information as of and for the 12 months ended December 31, 2014, with stock prices as of February 13, 2015, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 33.26% on a price-to-book value basis, a discount of 37.83% on a price-to-tangible book value basis and a discount of 7.92% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the stock offering.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Provident Bancorp, Inc. (on a pro forma basis, assuming completion of the stock offering)
Adjusted Maximum	27.63	x	72.41%	72.41%
Maximum	23.71	x	68.40%	68.40%
Midpoint	20.39	x	64.27%	64.27%
Minimum	17.14	x	59.45%	59.45%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	22.09	x	96.30%	103.37%
Medians	22.56	x	94.89%	100.47%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers The Provident Bank as a going concern and should not be considered as an indication of the liquidation value

121

of The Provident Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $107.9 million and a corresponding increase in the offering range to more than 4,856,220 shares, or a decrease in the minimum of the valuation range to less than $69.4 million and a corresponding decrease in the offering range to fewer than 3,121,200 shares, then we will promptly return with interest at 0.15% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Massachusetts Commissioner of Banks and the Federal Reserve Board, we may terminate the plan of stock issuance. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Massachusetts Commissioner of Banks and the Federal Reserve Board in order to complete the offering. In the event that we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond March 10, 2017, which is two years after the special meeting of directors to approve the plan of stock issuance.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Provident Bancorp, Inc.’s pro forma earnings and shareholders’ equity on a per share basis while increasing shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Provident Bancorp, Inc.’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing shareholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of stock issuance, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of stock issuance and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of The Provident Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on February 28, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $150,000 (15,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the

122

amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on February 28, 2014. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Provident Bancorp, Inc. or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding February 28, 2014.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including The Provident Bank’s employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering and issued to the foundation. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the stock offering, subject to the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock, subject to the maximum purchase limitations.

Priority 3: Employees, Officers, Directors, Trustees and Corporators. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and tax-qualified plans, each employee, officer, director, trustee and corporator of The Provident Bank or Provident Bancorp at the time of the offering who is not eligible in the first priority category will receive, without payment therefor, subject to the overall purchase limitations, non-transferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors, trustees and corporators in the stock offering shall be limited to 25% of the total number of shares of common stock sold in the offering (including shares purchased by employees, officers, directors, trustees and corporators under this priority and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The subscription offering will expire at 5:00 p.m., Eastern Time, on June 16, 2015, unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 3,121,200 shares have not been sold in the offering by July 31, 2015 and the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary, have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.15% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond July 31, 2015 is granted by the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

123

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans and employees, officers, directors, trustees and corporators, we will offer shares pursuant to the plan of stock issuance to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

(i)	Natural persons residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham; and
(ii)	Other members of the general public.

Subscribers in the community offering may purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those cities and towns whose orders remain unsatisfied on an equal number of shares basis per order. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the cities and towns comprising the local community means any Person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. Provident Bancorp, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond July 31, 2015, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the Massachusetts Commissioner of

124

Banks or the Federal Reserve Board, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Sandler O’Neill & Partners, L.P. will serve as sole manager.  In the event that shares of common stock are sold in a syndicated offering, we will pay fees of 5.5% of the aggregate amount of common stock sold in the syndicated offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Provident Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at The Provident Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board, the Massachusetts Commissioner of Banks and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of stock issuance includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $150,000 (15,000 shares) in the offering;

•	Except for the employee stock ownership plan and the 401(k) plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $250,000 (25,000 shares) of common stock in all categories of the offering combined;

•	Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering and issued to the charitable foundation, including shares issued in the event of an increase in the offering range of up to 15%;

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

•	The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers, directors, trustees and corporators of Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank and their associates may not exceed 25% of the total shares sold in the offering;

•	The aggregate amount of outstanding common stock owned or controlled by persons other than Provident Bancorp at the close of the offering must be less than 50% of Provident Bancorp, Inc.’s total outstanding common stock;

125

•	The aggregate amount of common stock acquired in the offering by any nontax-qualified employee plan or any insider and his or her associates, exclusive of any stock acquired by such plan or insider and his or her associates in the secondary market, must not exceed 10% of the outstanding shares of common stock, or 10% of the shareholders’ equity of Provident Bancorp, Inc., held by persons other than Provident Bancorp at the close of the offering. In calculating the number of shares held by any insider or associate, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such person shall not be counted;

•	The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, must not exceed 10% of the outstanding shares of common stock held by persons other than Provident Bancorp at the closing of the offering and must not exceed 4.9% of the outstanding shares of common stock at the closing of the offering;

•	The aggregate amount of stock, whether common or preferred, acquired in the offering by any one or more tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, must not exceed 10% of the shareholders’ equity of Provident Bancorp, Inc. held by persons other than Provident Bancorp at the closing of the offering and must not exceed 4.9% of the shareholders’ equity of Provident Bancorp, Inc. at the closing of the offering;

•	The aggregate amount of common stock acquired in the offering by all nontax-qualified employee plans, insiders and associates of insiders, exclusive of any stock acquired by such plans, insiders, and associates in the secondary market, must not exceed 25% of the outstanding shares of common stock held by persons other than Provident Bancorp at the close of the offering. In calculating the number of shares held by insiders and their associates, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such persons shall not be counted;

•	The aggregate amount of stock, whether common or preferred, acquired in the offering by all nontax-qualified employee plans, insiders and associates of insiders, exclusive of any stock acquired by such plans, insiders and associates in the secondary market, shall not exceed 25% of the shareholders’ equity of Provident Bancorp, Inc. held by persons other than Provident Bancorp at the close of the offering. In calculating the number of shares held by insiders and their associates, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such persons shall not be counted; and

•	The aggregate amount of common stock acquired by all stock benefit plans of Provident Bancorp, Inc. and The Provident Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than Provident Bancorp at the closing of the offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the corporators of Provident Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

126

In the event of an increase in the offering range of up to 4,856,220 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of stock issuance:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan and our 401(k) plan, for up to 10% of the total number of shares of common stock sold in the offering and issued to the charitable foundation;
(ii)	in the event that there is an oversubscription at the Eligible Account Holder or employee, officer, director, trustee and corporator levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and
(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than The Provident Bank, Provident Bancorp, Inc. or Provident Bancorp or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial shareholder;
(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and
(iii)	any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of The Provident Bank, Provident Bancorp, Inc. or Provident Bancorp.

The following relatives of directors, trustees and officers will be considered “associates” of these individuals regardless of whether they share a household with the director, trustee or officer: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. This also includes adoptive relationships.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Massachusetts Commissioner of Banks. Persons who have the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise. Our directors and trustees are not treated as associates of each other solely because of their membership on the boards of directors or trustees.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Provident Bancorp, Inc. or The Provident Bank and except as described below. Any purchases made by any associate of Provident Bancorp, Inc. or The Provident Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their

127

associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of stock offering and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After the Stock Offering” and “Restrictions on Acquisition of Provident Bancorp, Inc.”

Plan of Distribution; Selling Agent Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting as to the marketing implications of the plan of stock issuance, including the percentage of common stock to be offered in the offering;
•	reviewing with the boards the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;
•	reviewing all offering documents, including the prospectus, stock order forms and related marketing materials;
•	assisting us in the design and implementation of a marketing strategy for the structuring and marketing of the offering;
•	assisting our management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and
•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by directors, trustees, corporators, officers, employees or their immediate families and their personal trusts, shares purchased by our employee benefit plans or trusts established for the benefit of our directors, officers and employees, and shares issued to the charitable foundation.

Syndicated Offering. In the event that shares of common stock are sold in a syndicated offering, we will pay fees of 5.5% of the aggregate dollar amount of common stock sold in the syndicated offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the syndicated offering.

Expenses. Sandler O’Neill & Partners, L.P. also will be reimbursed for reasonable out-of-pocket accountable expenses, including legal fees, in an amount not to exceed $110,000, of which we have advanced $25,000 to date. Sandler O’Neill & Partners, L.P. will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses. If the plan of stock issuance is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated in accordance with the provisions of the agency agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We have separately agreed to pay Sandler O’Neill & Partners, L.P. up to $55,000 in fees and expenses for serving as records agent, as described below.

128

Records Management

We have also engaged Sandler O’Neill & Partners, L.P. as records agent in connection with the subscription and community offerings. In its role as records agent, Sandler O’Neill & Partners, L.P., will assist us in the offering by:

•	consolidating deposit accounts;

•	designing and preparing stock order forms;

•	organizing and supervising our Stock Information Center; and

•	providing subscription services.

Sandler O’Neill & Partners, L.P. will receive fees of $25,000 for these services. Sandler O’Neill & Partners, L.P. also will be reimbursed for reasonable out-of-pocket accountable expenses in an amount not to exceed $30,000, of which we have advanced $10,000 to date and will advance an additional $15,000 upon the mailing of the offering materials. Sandler O’Neill & Partners, L.P. will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses.

Indemnity

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Sandler O’Neill & Partners, L.P.’s engagement with respect to the stock offering.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of The Provident Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 5:00 p.m., Eastern Time, on June 16, 2015, unless we extend one or both for up to 45 days, with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond July 31, 2015 would require the Massachusetts Commissioner of Banks’ and the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and

129

funds submitted to us will be returned promptly, with interest at 0.15% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.15% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 5:00 p.m., Eastern Time, on June 16, 2015. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, or by overnight delivery to our Stock Information Center, which will be located at our main office, 5 Market Street, Amesbury, Massachusetts 01913. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking offices. Please do not mail stock order forms to The Provident Bank’s other offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of stock issuance. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by The Provident Bank, the Federal Deposit Insurance Corporation, the federal government or the Depositors Insurance Fund, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Provident Bancorp, Inc.; or
(ii)	authorization of withdrawal of available funds from your The Provident Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at The Provident Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be

130

canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at The Provident Bank and will earn interest at 0.15% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, The Provident Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Provident Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from a retirement account held at The Provident Bank. See “—Using Individual Retirement Account Funds.” If permitted by the Massachusetts Commissioner of Banks and the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by July 31, 2015. If the subscription and community offerings are extended past July 31, 2015, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit The Provident Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the stock offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Provident Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, The Provident Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a retirement account held at The Provident Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at The Provident Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the June 16, 2015 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

131

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of stock issuance, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of stock issuance reside in such state;
(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or
(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders and employees, officers, directors, trustees and corporators, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the stock offering, please call our Stock Information Center. The telephone number is (978) 834-8505. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays. Please note

132

that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

Material Income Tax Consequences

Completion of the stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the stock offering to Provident Bancorp, Provident Bancorp, Inc., The Provident Bank, Eligible Account Holders and employees, officers, directors, trustees and corporators. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Provident Bancorp, Provident Bancorp, Inc. or The Provident Bank would prevail in a judicial proceeding.

Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the stock offering, which includes the following:

1.	Provident Bancorp and Provident Bancorp, Inc. will not recognize gain or loss upon the exchange by Provident Bancorp of the shares of Provident Bancorp, Inc. common stock that Provident Bancorp presently holds for the shares of our common stock that will be issued to it in connection with the stock offering.
2.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Provident Bancorp, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, officers, directors, trustees or corporators upon distribution to them of nontransferable subscription rights to purchase shares of Provident Bancorp, Inc. common stock. Eligible Account Holders and officers, directors, trustees or corporators will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.
3.	It is more likely than not that the fair market value of the interest in the liquidation account will be zero.
4.	It is more likely than not that the basis of the shares of Provident Bancorp, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Provident Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.
5.	No gain or loss will be recognized by Provident Bancorp, Inc. on the receipt of money in exchange for Provident Bancorp, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Provident Bancorp, Provident Bancorp, Inc., The Provident Bank and persons receiving subscription rights. With respect to items 2 and 4 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, officers, directors, trustees and corporators are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those

133

Eligible Account Holders, officers, directors, trustees and corporators who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, officers, directors, trustees and corporators are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 3 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; and (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in The Provident Bank are reduced.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the liquidation account does not have any economic value at the time of the stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount of such fair market value as of the date of the stock offering.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received opinions from Baker Newman & Noyes LLC that the Massachusetts and New Hampshire state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Provident Bancorp, Inc.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares After the Stock Offering

All shares of common stock purchased in the offering by a director, trustee, corporator or certain officers of Provident Bancorp, Provident Bancorp, Inc. or The Provident Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the stock offering, except in the event of the death or substantial disability of the individual. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Provident Bancorp, Inc. also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, trustees, corporators. certain officers and their associates, during the three-year period following the closing of the stock offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit Provident Bancorp, Inc. from repurchasing its shares of common stock during the first year following stock offering unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by shareholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies. Massachusetts regulations

134

prohibit Provident Bancorp, Inc. from repurchasing its shares of our common stock during the first three years following the completion of the stock offering except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

SBLF Preferred Stock

We have registered 17,145 shares of SBLF Preferred Stock for the benefit of the U.S. Treasury. We will not receive proceeds from the sale of shares of SBLF Preferred Stock by the U.S. Treasury.

The SBLF preferred stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate was subject to fluctuation on a quarterly basis during the first ten quarters during which the SBLF Preferred Stock was outstanding, based upon changes in the level of Qualified Small Business Lending, or QSBL, of The Provident Bank. As of December 31, 2014, the dividend rate was 1.00%. For additional information, see “Description of Capital Stock of Provident Bancorp, Inc.— Senior Non-Cumulative Perpetual Preferred Stock, Series A—Dividends.”

Our SBLF preferred stock is subordinate to any debt we may issue in the future.

The U.S. Treasury is not a party to the agency agreement we have entered into with Sandler O’Neill & Partners, L.P., and Sandler O’Neill & Partners, L.P. has not been engaged to underwrite any offering of SBLF preferred stock. If the U.S. Treasury engages an agent to facilitate the sale of shares of SBLF preferred stock under the registration statement of which this prospectus is a part, we will file a post-effective amendment to this registration statement to provide required information with respect to any such agent prior to any such sales of shares of the SBLF preferred stock.

You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider regarding the registration of the SBLF preferred stock.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the SBLF preferred stock by the U.S. Treasury. We will not receive any proceeds from the sale of any shares of SBLF preferred stock sold by the U.S. Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by the U.S. Treasury. Other than through its role as a regulator and the acquisition of the SBLF preferred stock, U.S. Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. The U.S. Treasury acquired the SBLF preferred stock because the SBLF program encourages banks to increase lending to small businesses by offering low cost capital to qualified issuers.

135

The table below sets forth information with respect to the number of shares of SBLF preferred stock beneficially owned by the U.S. Treasury as of December 31, 2014, the number of the shares of SBLF preferred stock that may be offered by the U.S. Treasury, and the number of shares of SBLF preferred stock owned by the U.S. Treasury after such sale, assuming all of the shares of SBLF preferred stock offered by the U.S. Treasury are sold. The U.S. Treasury is not offering any shares of SBLF preferred stock in connection with the offering of our common stock. The percentages below are calculated based on 17,145 shares of SBLF preferred stock issued and outstanding as of December 31, 2014. The address of the U.S. Treasury is 1500 Pennsylvania Avenue, N.W., Washington, D.C. 20220.

	Beneficial Ownership of SBLF		Number of Shares	Beneficial Ownership of SBLF
	Preferred Stock Prior to the		of SBLF Preferred	Preferred Stock After the
	Completion of this Offering		Stock That May be	Sale of SBLF Preferred Stock
	Number	Percentage	Sold	Number	Percentage
United States Department of Treasury	17,145	100%	17,145	—	—%

THE PROVIDENT COMMUNITY CHARITABLE ORGANIZATION, INC.

General

In furtherance of our commitment to the communities in our market area, the plan of stock issuance provides that we will establish a new charitable foundation, The Provident Community Charitable Organization, Inc., as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below.

By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of The Provident Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community through The Provident Community Charitable Organization, Inc.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, The Provident Bank intends to contribute $250,000 in cash and we intend to issue a number of shares up to 2% of our outstanding shares of common stock (including shares issued to Provident Bancorp) to The Provident Community Charitable Organization, Inc.

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The Provident Community Charitable Organization, Inc. will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. The Provident Community Charitable Organization, Inc. will also support our ongoing obligations to the community under the Community Reinvestment Act. The Provident Bank received a “Satisfactory” rating in its most recent Community Reinvestment Act examination by the Massachusetts Commissioner of Banks.

Funding The Provident Community Charitable Organization, Inc. with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because The Provident Community Charitable Organization, Inc. will benefit directly from any increases in the value of our shares of common stock. In addition, The Provident Community Charitable Organization, Inc. will maintain close ties with The Provident Bank, thereby forming a partnership within the communities in which The Provident Bank operates.

136

Structure of the Charitable Foundation

The Provident Community Charitable Organization, Inc. will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of The Provident Community Charitable Organization, Inc. will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Provident Community Charitable Organization, Inc.’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The Provident Community Charitable Organization, Inc. will be governed by a board of directors, initially consisting of our President and Chief Executive Officer David P. Mansfield, our Chief Financial Officer Carol L. Houle and one individual who is not affiliated with us. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Donald E. Askey as a director to satisfy these requirements. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of The Provident Bank’s directors.

The board of directors of The Provident Community Charitable Organization, Inc. will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of The Provident Community Charitable Organization, Inc. will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Federal Reserve Board regulations, all shares of our common stock held by The Provident Community Charitable Organization, Inc. must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

The Provident Community Charitable Organization, Inc.’s place of business will be located at our administrative offices. The board of directors of The Provident Community Charitable Organization, Inc. will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and Massachusetts banking regulations governing transactions between The Provident Bank and the charitable foundation.

The Provident Community Charitable Organization, Inc. will receive working capital from the initial cash contribution of $250,000 and:

(1)	any dividends that may be paid on our shares of common stock in the future;
(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and
(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Provident Community Charitable Organization, Inc. will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

137

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as The Provident Community Charitable Organization, Inc. files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether The Provident Community Charitable Organization, Inc.’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by The Provident Community Charitable Organization, Inc. must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

Under the Internal Revenue Code, The Provident Community Charitable Organization, Inc. is limited to owning no more than 2% of our voting stock and no more than 2% in value of all outstanding shares of all classes of our stock. Our contribution to The Provident Community Charitable Organization, Inc. will not exceed this limitation.

We believe that our contribution of shares of our common stock to The Provident Community Charitable Organization, Inc. should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that The Provident Community Charitable Organization, Inc. is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The Provident Community Charitable Organization, Inc. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to The Provident Community Charitable Organization, Inc. would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to The Provident Community Charitable Organization, Inc. in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The Provident Community Charitable Organization, Inc. will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Provident Community Charitable Organization, Inc. will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Federal Reserve Board regulations require that, before our board of directors adopted the plan of stock issuance, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of stock issuance.

Federal Reserve Board regulations provide that the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. The Provident Bank qualifies as a well-capitalized savings bank for purposes

138

of this limitation, and the contribution to The Provident Community Charitable Organization, Inc. will not exceed this limitation.

Federal Reserve Board and Massachusetts Commissioner of Banks regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;
•	the Federal Reserve Board and the Massachusetts Commissioner of Banks may examine the charitable foundation at the foundation’s expense;
•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board and the Massachusetts Commissioner of Banks;
•	the charitable foundation must provide annually to the Federal Reserve Board and the Massachusetts Commissioner of Banks a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;
•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;
•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and
•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP, INC.

The following discussion is a general summary of the material provisions of Massachusetts law, Provident Bancorp, Inc.’s articles of organization and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Provident Bancorp, Inc.’s articles of organization and bylaws are included as part of Provident Bancorp’s application to conduct a stock offering filed with the Federal Reserve Board and Provident Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Mutual Holding Company Structure

Provident Bancorp will own a majority of the outstanding common stock of Provident Bancorp, Inc. after the offering and, through its board of trustees, will be able to exercise voting control over virtually all matters put to a vote of shareholders. For example, Provident Bancorp may exercise its voting control to prevent a sale or merger transaction or to defeat a shareholder nominee for election to the board of directors of Provident Bancorp, Inc. It will not be possible for another entity to acquire Provident Bancorp, Inc. without the consent of Provident Bancorp. Provident Bancorp, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Provident Bancorp, Inc.

Massachusetts Law and Articles of Organization and Bylaws of Provident Bancorp, Inc.

Although the board of directors of Provident Bancorp, Inc. is not aware of any effort that might be made to obtain control of Provident Bancorp, Inc. after the stock offering, the board of directors believes that it is appropriate to include certain provisions as part of Provident Bancorp, Inc.’s articles of organization to protect the interests of

139

Provident Bancorp, Inc. and its shareholders from takeovers which the board of directors might conclude are not in the best interests of The Provident Bank, Provident Bancorp, Inc. or Provident Bancorp, Inc.’s shareholders. In addition, Massachusetts law contains a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of The Provident Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. Such notice and information requirements are applicable to all shareholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of shareholders can be called by the chairman, the chief executive officer, by a majority of the board of directors then in office or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Restrictions on Removing Directors from Office. The articles of organization provide that provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Provident Bancorp, Inc.’s then-outstanding common stock entitled to vote.

Authorized but Unissued Shares. Provident Bancorp, Inc. has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Provident Bancorp, Inc.” The articles of organization authorize 32,855 shares of preferred stock, no par value per share, and 17,145 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A. Provident Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Bancorp, Inc. that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Provident Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Restrictions on Acquisitions of Securities. The articles of organization provide that no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding voting stock of Provident Bancorp, Inc. Shares acquired in excess of this limitation will not be entitled to vote or to take other shareholder action or to be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, and such shares may be required to be sold through an independent trustee. The foregoing provision of the articles of organization does not apply to:

•	Provident Bancorp;

•	Provident Bancorp, Inc. or any subsidiary or any pension, profit-sharing, stock bonus or other compensation plan maintained by Provident Bancorp, Inc. or by a member of a controlled group of corporations or trades or businesses of which Provident Bancorp, Inc. is a member for the benefit of the employees of Provident Bancorp, Inc. or any subsidiary, or any trust or custodial arrangement established in connection with any such plan;

•	any offer with a view toward public resale made exclusively to Provident Bancorp, Inc. by underwriters or a selling group acting on its behalf;

140

•	a corporate reorganization without a change in the respective beneficial ownership interests of Provident Bancorp, Inc.’s shareholders other than pursuant to the exercise of any dissenters’ appraisal rights; or

•	any offer or acquisition of shares of voting stock that has been approved in advance by an affirmative vote of not less than two-thirds of the directors then in office (plus an affirmative vote of two-thirds of the independent directors then in office if there is an interested shareholder at the time of the offer or acquisition).

Amendments to Articles of Organization and Bylaws. Provident Bancorp, Inc.’s articles of organization may be amended by the board of directors without shareholder action to the fullest extent permitted by the Massachusetts Business Corporation Act. Provident Bancorp, Inc.’s articles of organization may also be amended by the affirmative vote of at least 80% of the total votes eligible to be cast by shareholders on such amendment; provided, however, that if the board of directors recommends, by the affirmative vote of at least two-thirds of the “Independent Directors” (as defined in the articles of organization) then in office at a duly constituted meeting of the board of directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment. However, to the extent that any provision of Provident Bancorp, Inc.’s articles of organization provides for shareholder approval by a vote of more than a majority of the total votes eligible to be cast, such provision may only be amended, altered, changed or repealed after approval by the same percentage vote as is provided for in such provision. Provident Bancorp, Inc.’s bylaws may be amended by the affirmative vote of a majority of Provident Bancorp, Inc.’s directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders; provided, however, that if the board of directors recommends, by the affirmative vote of two-thirds of the Independent Directors, as defined, then in office at a duly constituted meeting of the board of directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment.

Business Combinations with Interested Shareholders. Provident Bancorp, Inc.’s articles of organization provide that certain “Business Combinations” require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Provident Bancorp, Inc. A Business Combination means: (1) any merger or consolidation of Provident Bancorp, Inc. or any of its subsidiaries with or into any Interested Shareholder (as defined in the articles of organization) or its affiliate; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or its affiliate having an aggregate fair market value equal to or greater than 10% of the combined assets of Provident Bancorp, Inc. and its subsidiaries; (3) the issuance or transfer by Provident Bancorp, Inc. or any subsidiary of any securities of Provident Bancorp, Inc. or any subsidiary to any Interested Shareholder or its affiliate in exchange for cash, securities or other property having an aggregate fair market value equal to or greater than 10% of the combined assets of Provident Bancorp, Inc. and its subsidiaries; (4) the adoption of any plan or proposal for the liquidation or dissolution of Provident Bancorp, Inc. proposed by or on behalf of any Interested Shareholder or its affiliate; and (5) any reclassification of securities (including any reverse share split) or recapitalization of Provident Bancorp, Inc. or any merger or consolidation of Provident Bancorp, Inc. with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of Provident Bancorp, Inc. or any subsidiary which is directly or indirectly owned by any Interested Shareholder or its affiliate. However, if certain conditions are met, including the Business Combination being approved by two-thirds of the independent directors then in office and/or certain price and procedure conditions, then only the affirmative vote, if any, as may be required by law would be required to approve the Business Combination.

Vote Required for Certain Transactions. The articles of organization further provide that, unless a higher percentage vote is required by law or the fair price provision of the articles, any sale, lease or exchange of all or substantially all of Provident Bancorp, Inc.’s property or assets, including goodwill; or the merger, share exchange or consolidation of Provident Bancorp, Inc. with or into any other entity must be approved by an affirmative vote of at least two-thirds of the total votes that may be cast by Provident Bancorp, Inc.’s shareholders on such a

141

transaction. However, only a majority vote of Provident Bancorp, Inc.’s shareholders is necessary if the transaction has been recommended to the shareholders for approval by two-thirds of the directors then in office (unless there is an interested shareholder, in which case the recommendation to shareholders must also be approved by the vote of a majority of the independent directors then in office).

Purpose and Anti-Takeover Effects of Provident Bancorp, Inc.’s Articles of Organization and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of Provident Bancorp, Inc. and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of Provident Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of all our shareholders. Accordingly, our board of directors believes that it is in the best interests of Provident Bancorp, Inc. and all of our shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Provident Bancorp, Inc. and that is in the best interests of all our shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

Despite our belief as to the benefits to shareholders of these provisions of Provident Bancorp, Inc.’s articles of organization and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Federal Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its stock offering. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of The Provident Bank or Provident Bancorp, Inc. for a period of three years from the date of the completion of the stock offering if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for

142

willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Massachusetts Regulations

Massachusetts regulations provide that, without prior written notice to us and the prior written approval of the Massachusetts Commissioner of Banks, no person may directly or indirectly offer to acquire the beneficial ownership of more than 10% of any class of our equity securities for a period of three years from the date of the completion of the stock offering. Where a person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of our equity securities, without prior written notice to us and the prior written approval of the Massachusetts Commissioner of Banks, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to shareholders for a vote, and the Massachusetts Commissioner of Banks may take any further action he may deem appropriate. The regulation provides for civil penalties for a violation of this regulation.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as Provident Bancorp, Inc. unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Provident Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Massachusetts Division of Banks. Provident Bancorp, Inc. would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from The Provident Bank.

DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP, INC.

General

Provident Bancorp, Inc. is authorized to issue 30,000,000 shares of common stock, no par value per share, 32,855 shares of preferred stock, no par value per share, and 17,145 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A. Provident Bancorp, Inc. currently expects to issue in the offering up to 10,791,600 shares of common stock at the adjusted maximum of the offering range. Provident Bancorp, Inc. will not issue shares of preferred stock in the stock offering. Each share of common stock will have the same relative rights as, and will be

143

identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of stock issuance, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Holders of Provident Bancorp, Inc.’s common stock will be entitled to receive and share equally in such dividends as its board of directors may declare out of funds legally available for such payments. If Provident Bancorp, Inc. issues preferred stock, holders of such stock may have a priority over holders of common stock with respect to the payment of dividends. State and federal laws and regulations place limitations on the payment of dividends. See “Our Dividend Policy.”

Voting Rights. Upon completion of the stock offering, the holders of common stock of Provident Bancorp, Inc. will have exclusive voting rights in Provident Bancorp, Inc., except as described in “—Senior Non-Cumulative Perpetual Preferred Stock, Series A—Voting Rights.” They will elect Provident Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Massachusetts law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Provident Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Provident Bancorp, Inc. issues additional shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a Massachusetts-chartered stock savings bank, corporate powers and control of The Provident Bank are vested in its board of directors, who elect the officers of The Provident Bank and who fill any vacancies on the board of directors. Voting rights of The Provident Bank are vested exclusively in the owners of the shares of capital stock of The Provident Bank, which will be Provident Bancorp, Inc., and voted at the direction of Provident Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of Provident Bancorp, Inc. will not have direct control of The Provident Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of The Provident Bank, Provident Bancorp, Inc., as the holder of 100% of The Provident Bank’s capital stock, would be entitled to receive all assets of The Provident Bank available for distribution, after payment or provision for payment of all debts and liabilities of The Provident Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders. In the event of liquidation, dissolution or winding up of Provident Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), as well as payments to the holders of our SBLF preferred stock described in “—Senior Non-Cumulative Perpetual Preferred Stock, Series A—Liquidation,” all of the assets of Provident Bancorp, Inc. available for distribution. If additional preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Provident Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Senior Non-Cumulative Perpetual Preferred Stock, Series A

We have 17,145 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, also referred to as the SBLF preferred stock, authorized and outstanding. The SBLF preferred stock was issued to the U.S. Treasury on September 13, 2011 as part of the federal government’s SBLF program.

144

Voting Rights. The holders of the SBLF preferred stock do not have voting rights other than with respect to certain matters relating to the rights of holders of SBLF preferred stock, on certain corporate transactions and, if applicable, the election of additional directors described below.

In addition to any other vote or consent required by law or by our articles of organization, the written consent of the U.S. Treasury, if the U.S. Treasury holds any shares of SBLF preferred stock, or the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, if the U.S. Treasury does not hold any shares of SBLF preferred stock, is required to:

•	amend our articles of organization for the SBLF preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the SBLF preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up by or of us;

•	amend our articles of organization so as to adversely affect the rights, preferences, privileges or voting powers of the SBLF preferred stock;

•	consummate a binding share exchange or reclassification involving the SBLF preferred stock or a merger or consolidation with another entity, unless (1) the shares of SBLF preferred stock remain outstanding or, in the case of a merger or consolidation in which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) the shares of SBLF preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF preferred stock immediately prior to consummation of the transaction, taken as a whole; provided, that in all cases, our obligations are assumed by the resulting entity or its ultimate parent;

•	sell all, substantially all or any material portion of, our assets, if the SBLF preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of SBLF preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of us or the acquirer. Any such preferred stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the SBLF preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the SBLF preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the SBLF preferred stock and will not require the vote or consent of the holders of the SBLF preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (1) becoming the direct or indirect ultimate beneficial owner of our common equity representing more than 50% of the voting power of the outstanding shares of our common stock or (2) being otherwise required to consolidate for GAAP purposes, or (b) any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets

145

to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), we or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the SBLF preferred stock are entitled to vote, holders of shares of the SBLF preferred stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the SBLF preferred stock would otherwise be required, all outstanding shares of the SBLF preferred stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

Dividends. The SBLF preferred stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The SBLF preferred stock pays a contractual dividend rate of between 1.00% and 9.00% per annum depending on the amount of qualified small business lending The Provident Bank engages in and the amount of time the SBLF preferred stock remains outstanding. As of December 31, 2014, the SBLF preferred stock is paying a dividend rate of 1.00%. In the first quarter of 2016, regardless of the levels of small business lending at The Provident Bank, the dividend rate will increase to 9.00% until such time as the SBLF preferred stock is redeemed.

Dividends on the SBLF preferred stock are non-cumulative. If for any reason our board of directors does not declare a dividend on the SBLF preferred stock for a particular dividend period, then the holders of the SBLF preferred stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period. We must, however, within five calendar days, deliver to the holders of the SBLF preferred stock a written notice executed by our chief executive officer and chief financial officer stating our board of directors’ rationale for not declaring dividends. Our failure to pay a dividend on the SBLF preferred stock also will restrict our ability to pay dividends on and repurchase other classes and series of our capital stock, including our common stock.

When dividends have not been declared and paid in full on the SBLF preferred stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the SBLF preferred stock a certificate executed by at least a majority of the members of our board of directors stating that it used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, (i) our failure to pay dividends on the SBLF preferred stock for five or more dividend periods, whether consecutive or not, will give the holders of the SBLF preferred stock the right to appoint a non-voting observer on our board of directors, and (ii) our failure to pay dividends on the SBLF preferred stock for six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the SBLF preferred stock then outstanding is of $25,000,000 or more, will give the holders of the SBLF preferred stock the right to elect two directors. However, given that the liquidation preference for the SBLF preferred stock is less than $25,000,000, it is unlikely that the foregoing provisions described in the last sentence would be applicable.

No Sinking Fund. The SBLF preferred stock is not subject to any sinking fund.

Priority of Dividends. So long as any share of the SBLF preferred stock remains outstanding, we may declare and pay dividends on our common stock only if full dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock.

Restrictions on Repurchases. So long as any share of the SBLF preferred stock remains outstanding, we may repurchase or redeem shares of our common stock, only if dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and

146

paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the SBLF preferred stock as of the applicable record date). If a dividend is not declared and paid in full on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no redemptions or repurchases of our common stock may be carried out, except in certain limited cases.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the SBLF preferred stock will be entitled to receive for each share of SBLF preferred stock, out of our assets or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock, payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share and (2) the amount of any accrued and unpaid dividends on the SBLF preferred stock.

For purposes of the liquidation rights of the SBLF preferred stock, neither a merger nor consolidation of us with another entity nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Redemption and Repurchases. The SBLF preferred stock may be redeemed at any time at our option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, regardless of whether such dividends have been declared for that period, all subject to the approval of the Federal Reserve Board.

To exercise the optional redemption right, we must give notice of the redemption to the holders of record of the SBLF preferred stock, not less than 30 days and not more than 60 days before the date of redemption. In the case of a partial redemption of the SBLF preferred stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors or a committee of the board of directors determines to be fair and equitable but in any event the shares to be redeemed shall not be less than the lesser of (1) the amount equal to 25% of the aggregate liquidation amount of the SBLF preferred stock as of the date first issued and (2) all of the outstanding SBLF preferred stock.

Shares of SBLF preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the SBLF preferred stock.

Conversion. Holders of the SBLF preferred stock have no right to exchange or convert their shares into any other securities.

Fully Paid and Nonassessable. The outstanding shares of SBLF preferred stock are fully paid and non-assessable.

Registration Rights. As part of the terms of our participation in the U.S. Treasury’s SBLF program, we agreed to provide the holders of our SBLF preferred stock with the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For the reasons set forth below, the demand registration rights will not apply at the time of this offering. However, the “piggyback” registration rights granted to the U.S. Treasury do apply to this offering. The U.S. Treasury has exercised its piggyback registration rights and, as a result, we have included the U.S. Treasury’s SBLF preferred stock in the registration statement of which this prospectus is a part. Under the securities purchase agreement, we must file a registration statement covering all of the SBLF preferred stock of such holders as promptly as practicable after the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, and no later than 30 days after such date. Notwithstanding the foregoing, if we are not eligible to file a registration statement on Form S-3 (which we currently are not eligible for), then we will not be obligated to file such a registration statement unless requested to do so by the U.S. Treasury. In the event that we propose to register any of our securities under the Securities Act of 1933 (including in this offering), either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to certain “piggyback” registration

147

rights allowing the holder to include their preferred stock in such registration, subject to certain limitations. We may, in certain circumstances, defer such registrations, and any underwriters will have the right, subject to certain limitations, to limit the number of shares included in such registrations.

Preferred Stock – Not Classified

None of the shares of Provident Bancorp, Inc.’s authorized preferred stock will be issued as part of the stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Provident Bancorp, Inc.’s common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Provident Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and for the years then ended, that have been included in this prospectus and the registration statement of which this prospectus is a part, have been so included in the registration statement in reliance on the reports of Whittlesey & Hadley, P.C., independent registered public accounting firm, appearing elsewhere herein, given the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the stock offering and its letters with respect to subscription rights and the liquidation account.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Provident Bancorp, Provident Bancorp, Inc. and The Provident Bank, has issued to Provident Bancorp, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the stock offering. Baker Newman & Noyes LLC, Portland, Maine has provided opinions to us regarding the Massachusetts and New Hampshire income tax consequences of the stock offering. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Nutter McClennen & Fish LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Provident Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Provident Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

148

Provident Bancorp, Inc. has filed applications for approval of the stock offering with the Massachusetts Commissioner of Banks and the Federal Reserve Board. The application for stock offering filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve Board, you may contact Scott Chu, Supervisory Analyst, of the Federal Reserve Bank of Boston, at (617) 973-3088. The plan of stock issuance is available, upon request, at each of The Provident Bank’s offices.

In connection with the offering, Provident Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Provident Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of stock issuance, Provident Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

149

Provident Bancorp, Inc. and Subsidiary

F-1

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholder

Provident Bancorp, Inc. and Subsidiary

Amesbury, Massachusetts

We have audited the accompanying consolidated balance sheets of Provident Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Provident Bancorp, Inc. and Subsidiary as of December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Hartford, Connecticut

March 10, 2015

Offices in Hartford, Connecticut & Holyoke, Massachusetts

F-2

Provident Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands)	2014	2013
Assets
Cash and due from banks	$7,533	$9,809
Interest-bearing demand deposits with other banks	1,311	2,577
Money market mutual funds	714	2,970
Cash and cash equivalents	9,558	15,356
Investments in available-for-sale securities (at fair value)	76,032	87,647
Investments in held-to-maturity securities (fair values of $47,435 as of December 31, 2014 and $45,524 as of December 31, 2013)	45,559	46,729
Federal Home Loan Bank stock, at cost	3,642	5,318
Loans, net	494,183	439,712
Bank owned life insurance	12,144	11,764
Premises and equipment, net	10,503	10,694
Accrued interest receivable	2,056	1,958
Deferred tax asset, net	3,632	3,754
Other assets	1,297	1,727
Total assets	$658,606	$624,659

Liabilities and Stockholder's Equity
Deposits:
Noninterest-bearing	$128,407	$109,257
Interest-bearing	408,527	399,297
Total deposits	536,934	508,554
Federal Home Loan Bank advances	39,237	40,988
Other liabilities	6,644	5,290
Total liabilities	582,815	554,832
Stockholder's equity:
Preferred stock; authorized 50,000 shares: senior non-cumulative perpetual, Series A, no par, 17,145 shares issued and outstanding at December 31, 2014 and 2013; liquidation value $1,000 per share	17,145	17,145
Common stock, no par value: 275,000 shares authorized; 1,000 shares issued and outstanding	-	-
Additional paid-in capital	275	275
Retained earnings	55,959	51,569
Accumulated other comprehensive income	2,412	838
Total stockholder's equity	75,791	69,827
Total liabilities and stockholder's equity	$658,606	$624,659

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Provident Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

For the Years Ended December 31, 2014 and 2013

(In thousands)	2014	2013
Interest and dividend income:
Interest and fees on loans	$20,030	$18,368
Interest and dividends on securities	3,274	3,247
Interest on interest-bearing deposits	5	23
Other interest	2	-
Total interest and dividend income	23,311	21,638
Interest expense:
Interest on deposits	1,724	1,717
Interest on Federal Home Loan Bank advances	567	908
Total interest expense	2,291	2,625
Net interest and dividend income	21,020	19,013
Provision for loan losses	1,452	1,175
Net interest and dividend income after provision for loan losses	19,568	17,838
Noninterest income:
Service charges on deposit accounts	149	156
Service charges and fees - other	1,821	1,783
Gain on sales, calls and donated securities, net	428	2,253
Writedown of securities	-	(141)
Loss on sales and writedowns of foreclosed real estate, net	-	(33)
Other income	1,470	1,125
Total noninterest income	3,868	5,143
Noninterest expense:
Salaries and employee benefits	10,687	11,007
Occupancy expense	1,308	1,267
Equipment expense	617	429
FDIC assessment	361	356
Data processing	507	490
Marketing expense	79	234
Professional fees	519	518
Other	3,343	3,061
Total noninterest expense	17,421	17,362
Income before income tax expense	6,015	5,619
Income tax expense	1,453	1,607
Net income	$4,562	$4,012

Net income attributable to common shareholders	$4,390	$3,840

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Provident Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2014 and 2013

(In thousands)	2014	2013

Net income	$4,562	$4,012
Other comprehensive income (loss) before tax:
Unrealized gains on securities:
Change in net unrealized holding gains arising during the period	3,102	614
Less: Reclassification adjustment for realized gains in net income	(512)	(2,112)
Other comprehensive income (loss) before tax	2,590	(1,498)
Income tax (expense) benefit	(1,016)	609
Other comprehensive income (loss), net of tax	1,574	(889)
Total comprehensive income	$6,136	$3,123

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Provident Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2014 and 2013

				Accumulated
		Additional		Other
	Preferred	Paid-in	Retained	Comprehensive
(In thousands)	Stock	Capital	Earnings	Income (Loss)	Total

Balance, December 31, 2012	$17,145	$275	$47,729	$1,727	$66,876
Net income	-	-	4,012	-	4,012
Net change in other comprehensive income	-	-	-	(889)	(889)
Preferred stock dividends	-	-	(172)	-	(172)
Balance, December 31, 2013	17,145	275	51,569	838	69,827
Net income	-	-	4,562	-	4,562
Net change in other comprehensive income	-	-	-	1,574	1,574
Preferred stock dividends	-	-	(172)	-	(172)
Balance, December 31, 2014	$17,145	$275	$55,959	$2,412	$75,791

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Provident Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

(In thousands)	2014	2013

Cash flows from operating activities:
Net income	$4,562	$4,012
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of securities premiums, net of accretion	919	1,229
Gain on sales, calls and donations of securities, net	(428)	(2,253)
Writedown of securities	-	141
Change in deferred loan fees, net	(36)	80
Provision for loan losses	1,452	1,175
Depreciation and amortization	767	646
Loss on disposals of premises and equipment	-	1
Loss on sales and writedowns of foreclosed real estate, net	-	33
Increase in accrued interest receivable	(99)	(189)
Decrease (increase) in taxes receivable	791	(333)
Deferred tax (benefit) expense	(893)	664
Increase in cash surrender value of life insurance	(380)	(251)
(Increase) decrease in other assets	(361)	1,040
Increase (decrease) in other liabilities	1,354	(3,490)
Net cash provided by operating activities	7,648	2,505

Cash flows from investing activities:
Purchases of available-for-sale securities	(12,028)	(12,149)
Proceeds from sales of available-for-sale securities	12,353	8,120
Proceeds from paydowns, maturities and calls of available-for-sale securities	13,948	29,584
Purchases of held-to-maturity securities	(1,434)	(13,081)
Proceeds from paydowns, maturities and calls of held-to-maturity securities	2,045	430
Purchase of Federal Home Loan Bank Stock	-	(1,519)
Redemption of Federal Home Loan Bank Stock	1,676	-
Loan originations and principal collections, net	(45,375)	(46,535)
Recoveries of loans previously charged off	59	43
Loans purchased	(10,571)	(17,417)
Proceeds from sales of foreclosed real estate	-	27
Additions to premises and equipment	(576)	(536)
Purchase of bank owned life insurance	-	(6,051)
Proceeds from sale of customer lists and other intangibles	-	105
Net cash used in investing activities	(39,903)	(58,979)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Provident Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows – (Continued)

For the Years Ended December 31, 2014 and 2013

(In thousands)	2014	2013
Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	27,542	8,931
Net increase in time deposits	838	48,195
Proceeds from advances from Federal Home Loan Bank	-	3,351
Payments made on Federal Home Loan Bank long-term advances	(3,351)	(11,824)
Net change in short-term advances	1,600	-
Preferred stock dividends	(172)	(172)
Net cash provided by financing activities	26,457	48,481

Net decrease in cash and cash equivalents	(5,798)	(7,993)
Cash and cash equivalents at beginning of year	15,356	23,349
Cash and cash equivalents at end of year	$9,558	$15,356

Supplemental disclosures:
Interest paid	$2,339	$2,591
Income taxes paid	1,555	1,276
Loan transferred to foreclosed real estate	-	60

The accompanying notes are an integral part of these consolidated financial statements.

F-8

Notes to Consolidated Financial Statements

Note 1 - Nature of Operations

Provident Bancorp, Inc. (the “Company”) is a wholly-owned subsidiary of Provident Bancorp, MHC (the “Holding Company”). These consolidated financial statements include the Company and its wholly-owned subsidiary, Provident Bank (the “Bank”).

The Company is headquartered in Amesbury, Massachusetts. The Bank operates its business from seven banking offices located in Amesbury and Newburyport, Massachusetts and Portsmouth, Exeter and Seabrook, New Hampshire. The Bank provides a variety of financial services to individuals and small businesses. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are commercial mortgage loans, commercial loans, residential mortgage loans and consumer loans.

Note 2 - Accounting Policies

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America (“GAAP”) and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and deferred income taxes.

Basis of Presentation

The consolidated financial statements include the accounts of Provident Bancorp, Inc., its wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiaries, Provident Security Corporation and 5 Market Street Security Corporation. Provident Security Corporation was established to buy, sell, and hold investments for its own account, and 5 Market Street Security Corporation, an inactive corporation, was established to buy, sell, and hold investments for its own account. All material intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing demand deposits with other banks, money market mutual funds and federal funds sold.

Investment Securities

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis and are recorded as of the trade date.

F-9	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•	Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or as a separate component of stockholder’s equity. They are merely disclosed in the notes to the consolidated financial statements.

•	Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) as a separate component of stockholder’s equity until realized.

•	Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

A decline in fair value of a debt security below amortized cost that is deemed other than temporary is charged to earnings for the credit-related component of the impairment write-down. The non-credit related OTTI is recognized in other comprehensive income if there is no intent to sell or the Company will not be required to sell the security.

Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank of Boston (“FHLB”), the Company is required to invest in $100 par value stock of the FHLB. The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member’s Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement. The Membership Stock Investment Requirement is calculated as 0.35% of a member’s Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000. The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The Activity-Based Stock Investment Requirement is calculated as 3.0% for overnight advances, 4.0% for FHLB advances with original terms to maturity of two days to three months and 4.5% for other advances plus a percentage of advance commitments, 0.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts. FHLB stock is a non-marketable equity security that is carried at cost and evaluated for impairment when deemed necessary.

Loans

Loan receivables that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest income is accrued on the unpaid principal balance.

F-10	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is recognized as an adjustment of the related loan yield using the interest method. The Company is amortizing these amounts over the contractual life of the related loans.

Residential real estate loans are generally placed on nonaccrual status when reaching 90 days past due or in process of collection. Past due status is based on the contractual terms of the loan. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Interest income received on non-accrual loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is allocated to loan types using both a formula-based approach (general component) and an analysis of certain individual loans for impairment (allocated component).

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment

F-11	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction and land development, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Commercial real estate: Loans in this segment are primarily income-producing properties throughout Massachusetts and New Hampshire. The underlying cash flows generated by the properties can be adversely impacted by a downturn in the economy resulting in increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows and collateral value of these loans.

Commercial: Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Residential real estate: The Company generally does not originate loans with a loan-to-value ratio greater than 80% and does not grant subprime loans. Loans with loan to value ratios greater than 80% require the purchase of private mortgage insurance. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower and value of collateral. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Construction and land development: Loans in this segment primarily include speculative and pre-sold real estate development loans for which payment is derived from sale of the property and construction to permanent loans for which payment is derived from cash flows of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Consumer: Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

F-12	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

The Company from time to time, may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Bank-Owned Life Insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are reflected in non-interest income on the consolidated statements of income and are not subject to income taxes.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Generally, depreciation on the buildings and equipment is calculated principally on the straight line method, and depreciation and amortization expense is charged against operations over the estimated useful lives of the related assets.

Foreclosed and Repossessed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are held for sale and are initially recorded at the lower of the investment in the loan or fair value less estimated costs to sell at the date of foreclosure or repossession, establishing a new cost basis. Subsequently, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations, changes in the valuation allowance, any direct write-downs and gains or losses on sales are included in other real estate owned expense.

Advertising

The Company directly expenses costs associated with advertising as they are incurred.

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

The Company examines its significant income tax positions annually to determine whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.

F-13	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Fair Values of Financial Instruments

GAAP requires that the Company disclose estimated fair values for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximate fair values.

Investments (including government mortgage-backed securities): Fair values for investments are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for deposits (e.g., interest and non-interest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances: Fair values of Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Securities sold under agreements to repurchase: Security sold under agreements to repurchase are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portions of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

F-14	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

ASU No. 2014-01 - Investments - Equity Method and Joint Ventures (Topic 323) - "Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force)." The ASU permits an entity to make an accounting policy election to account for its investment in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportionate amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The decision to apply the proportionate amortization method of accounting should be applied consistently to all qualifying affordable housing project investments. A reporting entity that uses the effective yield or other method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply such method to those preexisting investments. The amendments are effective for the Company on January 1, 2015. The Company does not expect the application of this guidance to have a material impact on the Company's financial statements.

ASU No. 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) - "Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)." The ASU clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (i) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (ii) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar agreement. In addition, the amendments require disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure in accordance with local requirements of the applicable jurisdiction. An entity can elect to adopt the amendments using either a modified retrospective method or a prospective transition method. The amendments are effective for the Company on January 1, 2015. The Company does not expect the application of this guidance to have a material impact on the Company's financial statements.

ASU No. 2014-09 - Revenue from Contracts with Customers (Topic 606). The ASU establishes a single comprehensive model for an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled, and will supersede nearly all existing revenue recognition guidance, to clarify and converge revenue recognition principles under US GAAP and IFRS. The update outlines five steps to recognizing revenue: (i) identify the contracts with the customer; (ii) identify the separate performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the separate performance obligations; (v) recognize revenue when each performance obligation is satisfied. The update requires more comprehensive disclosures, relating to quantitative and qualitative information for amounts, timing, the nature and uncertainty of revenue, and cash flows arising from contracts with customers, which will mainly impact construction and high-tech industries. The most significant potential impact to banking entities relates to less prescriptive derecognition requirements on the sale of OREO property. The amendments are effective for the Company on January 1, 2018. An entity may elect either a full retrospective or a modified retrospective application. The Company does not expect the application of this guidance to have a material impact on the Company's financial statements.

F-15	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

ASU No. 2014-14, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40) - "Classification of Certain Government-Guaranteed Residential Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)." The ASU has been issued to reduce diversity in practice in the classification of foreclosed residential mortgage loans held by creditors that are fully guaranteed under certain government programs, including the Federal Housing Administration guarantees. A residential mortgage loan would be derecognized and a separate other receivable would be recognized upon foreclosure if the loan has both of the following characteristics: (i) the loan has a government guarantee that is not separable from the loan before foreclosure entitling the creditor to the full unpaid principal balance of the loan; and (ii) at the time of foreclosure, the creditor has the intent to make a claim on the guarantee and the ability to recover the full unpaid principal balance of the loan through the guarantee. Notably, upon foreclosure, the separate other receivable would be measured based on the current amount of the loan balance expected to be recovered under the guarantee. The amendments are effective for the Company beginning on January 1, 2016. The Company does not expect the application of this guidance to have a material impact on the Company's financial statements.

ASU No. 2014-17, Business Combinations (Topic 805) – “Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force).” Current generally accepted accounting principles (GAAP) offer limited guidance for determining whether and at what threshold an acquiree (acquired entity) can reflect the acquirer’s accounting and reporting basis (pushdown accounting) in its separate financial statements. The objective of this ASU is to provide guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The amendments in this Update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this ASU were effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. This ASU did not impact the Company’s financial statements and the Company does not expect the application of this guidance will have a material impact on the Company's financial statements in the future.

ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20) – “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”. Under the existing guidance, an entity is required to separately disclose extraordinary items, net of tax, in the income statement after income from continuing operations if an event or transaction is of an unusual nature and occurs infrequently. Under this ASU, separate, net-of-tax presentation (and corresponding earnings per share impact) will no longer be allowed. The existing requirement to separately present items that are of an unusual nature or occur infrequently on a pre-tax basis within income from continuing operations has been retained. The new guidance also requires similar separate presentation of items that are both unusual and infrequent. The standard is effective for the Company on January 1, 2016. Early adoption is permitted, but only as of the beginning of the fiscal year of adoption. Upon adoption, a reporting entity may elect prospective or retrospective application. If adopted prospectively, both the nature and amount of any subsequent adjustments to previously reported extraordinary items must be disclosed. The Company does not expect the application of this guidance will have a material impact on the Company's financial statements.

F-16	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 3 - Investments in Securities

The following summarizes the amortized cost of investment securities classified as available-for-sale and their approximate fair values at December 31, 2014 and 2013:

	Amortized	Gross	Gross
	Cost	Unrealized	Unrealized	Fair
(In thousands)	Basis	Gains	Losses	Value

December 31, 2014
U.S. Government and federal agency	$1,991	$92	$-	$2,084
State and municipal	3,479	422	-	3,901
Corporate debt	1,000	114	-	1,114
Asset-backed securities	2,733	-	87	2,645
Government mortgage-backed securities	54,063	989	199	54,853
Trust preferred securities	1,502	-	380	1,122
Marketable equity securities	8,063	3,048	84	11,027
	72,831	4,665	750	76,746
Money market mutual funds included in cash and cash equivalents	(714)	-	-	(714)
Total available-for-sale securities	$72,117	$4,665	$750	$76,032

December 31, 2013
U.S. Government and federal agency	$4,391	$139	$127	$4,403
State and municipal	3,485	148	4	3,629
Corporate debt	1,000	153	-	1,153
Asset-backed securities	738	-	14	723
Government mortgage-backed securities	67,515	733	771	67,478
Trust preferred securities	2,706	-	1,314	1,392
Marketable equity securities	9,457	2,410	28	11,839
	89,292	3,583	2,258	90,617
Money market mutual funds included in cash and cash equivalents	(2,970)	-	-	(2,970)
Total available-for-sale securities	$86,322	$3,583	$2,258	$87,647

F-17	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following summarizes the amortized cost of investment securities classified as held-to-maturity and their approximate fair values at December 31, 2014 and 2013:

	Amortized	Gross	Gross
	Cost	Unrealized	Unrealized	Fair
(In thousands)	Basis	Gains	Losses	Value

December 31, 2014
State and municipal	$45,559	$1,940	$64	$47,435
	$45,559	$1,940	$64	$47,435
December 31, 2013
State and municipal	$46,729	$545	$1,750	$45,524
	$46,729	$545	$1,750	$45,524

The scheduled maturities of debt securities were as follows at December 31, 2014:

	Available- for- Sale	Held-to-Maturity
	Fair	Amortized	Fair
(In thousands)	Value	Cost Basis	Value

Due within one year	$101	$90	$90
Due after one year through five years	3,452	2,305	2,380
Due after five years through ten years	539	4,649	4,823
Due after ten years	4,129	38,515	40,142
Government mortgage-backed securities	54,853	-	-
Asset-backed securities	2,645	-	-
	$65,719	$45,559	$47,435

During the years ended December 31, 2014 and 2013, gross realized gains on sales, calls and donated securities were $513,000 and $2,253,000, respectively, and gross losses realized were $85,000 and $-0-, respectively.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of equity at December 31, 2014.

Securities with carrying amounts of $86,883,000 and $109,662,000 were pledged to secure available borrowings with the Federal Reserve Bank and Federal Home Loan Bank at December 31, 2014 and 2013, respectively.

F-18	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are temporarily impaired, are as follows at December 31, 2014 and 2013:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

December 31, 2014
Temporarily impaired securities:
State and municipal	$-	$-	$5,847	$64	$5,847	$64
Asset-backed securities	-	-	2,645	87	-	87
Government mortgage-backed securities	2,472	4	12,518	195	14,990	199
Trust preferred securities	26	36	1,096	344	1,122	380
Marketable equity securities	683	80	115	4	798	84
Total temporarily impaired securities	$3,181	$120	$22,221	$694	$22,757	$814

December 31, 2013
Temporarily impaired securities:
State and municipal	$22,675	$1,348	$3,831	$406	$26,506	$1,754
U.S. Government and federal agency	1,429	79	848	48	2,277	127
Asset-backed securities	724	14	-	-	-	14
Government mortgage-backed securities	28,675	639	5,341	132	34,016	771
Trust preferred securities	20	42	542	1,272	562	1,314
Marketable equity securities	461	25	24	3	485	28
Total temporarily impaired securities	$53,984	$2,147	$10,586	$1,861	$63,846	$4,008

Government mortgage-backed securities, state and municipal securities and asset-backed securities: Because the decline in fair value of the government mortgage-backed securities, asset backed securities and state and municipal securities is primarily attributable to changes in interest rates and not credit quality, and because the Company has the intent and ability to hold these investments until market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Marketable equity securities: Management continuously monitors equity securities for impairment by reviewing the financial condition of the issuer, company-specific events, industry developments, and general economic conditions. Management reviews corporate financial reports, credit agency reports and other publicly available information. Based on these reviews, these securities are not considered to be other-than-temporarily impaired.

Trust preferred securities: Management monitors its pooled-trust preferred securities for possible other-than-temporary-impairment on a quarterly basis.  This review included an analysis of collateral reports, cash flows, stress default levels and financial ratios of the underlying issuers. Management utilizes a third party to compile this data and perform other-than-temporary-impairment cash flow testing.  Critical assumptions that go into the other-than-temporary-impairment cash flow testing are prepayment speeds, default rates of the underlying issuers and discount margins.  The result of the third-party other-than-temporary-impairment cash flow testing noted no other-than-temporary-impairment in 2014.

F-19	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Activity related to the credit component recognized in earnings on debt securities held by the Company for which a portion of other-than-temporary impairment was recognized in other comprehensive income for the years ended December 31, 2014 and 2013 is as follows:

(In thousands)

Trust preferred securities:
Balance, December 31, 2012	$688
Additions for the credit component on debt securities in which an other-than-temporary impairment was previously recognized	-
Balance, December 31, 2013	688
Additions for the credit component on debt securities in which an other-than-temporary impairment was previously recognized	-
Balance, December 31, 2014	$688

As of December 31, 2013, the Company was required to divest of a trust preferred security by 2015. As such, on December 31, 2013 the Company began accounting for this security at market value until such divestiture took place. The Company recorded a $141,000 loss on this security in 2013. During 2014 the Company sold the security with no additional losses recorded.

Note 4 - Loans

Loans consisted of the following at December 31, 2014 and 2013:

(In thousands)	2014	2013

Commercial real estate	$249,691	$223,642
Commercial	97,589	87,405
Residential real estate	104,568	111,244
Construction and land development	47,079	20,588
Consumer	2,863	3,329
	501,790	446,208
Allowance for loan losses	(7,224)	(6,077)
Deferred loan fees, net	(383)	(419)
Net loans	$494,183	$439,712

F-20	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following tables set forth information regarding the allowance for loan losses by portfolio segment at December 31, 2014 and 2013:

(In thousands)	Commercial Real Estate	Commercial	Residential Real Estate	Construction and Land Development	Consumer	Unallocated	Total

December 31, 2014
Allowance for loan losses:
Beginning balance	$3,207	$1,331	$725	$363	$206	$245	$6,077
Charge-offs	(243)	-	(30)	-	(91)	-	(364)
Recoveries	24	5	24	-	6	-	59
Provision (benefit)	512	415	(159)	509	63	112	1,452
Ending balance	$3,500	$1,751	$560	$872	$184	$357	$7,224

Ending balance:
Individually evaluated for impairment	$-	$62	$-	$-	$-	$-	$62
Ending balance:
Collectively evaluated for impairment	3,500	1,689	560	872	184	357	7,162
Total allowance for loan losses ending balance	$3,500	$1,751	$560	$872	$184	$357	$7,224

Loans:
Ending balance:
Individually evaluated for impairment	$4,276	$821	$221	$-	$-	$-	$5,318
Ending balance:
Collectively evaluated for impairment	245,415	96,768	104,347	47,079	2,863	-	496,472
Total loans ending balance	$249,691	$97,589	$104,568	$47,079	$2,863	$-	$501,790

December 31, 2013
Allowance for loan losses:
Beginning balance	$2,499	$795	$1,038	$192	$155	$334	$5,013
Charge-offs	-	(19)	(50)	-	(85)	-	(154)
Recoveries	-	5	37	-	1	-	43
Provision (benefit)	708	550	(300)	171	135	(89)	1,175
Ending balance	$3,207	$1,331	$725	$363	$206	$245	$6,077

Ending balance:
Individually evaluated for impairment	$358	$68	$-	$-	$-	$-	$426
Ending balance:
Collectively evaluated for impairment	2,849	1,263	725	363	206	245	5,651
Total allowance for loan losses ending balance	$3,207	$1,331	$725	$363	$206	$245	$6,077

Loans:
Ending balance:
Individually evaluated for impairment	$2,488	$668	$412	$-	$-	$-	$3,568
Ending balance:
Collectively evaluated for impairment	221,154	86,737	110,832	20,588	3,329	-	442,640
Total loans ending balance	$222,642	$87,405	$111,244	$20,588	$3,329	$-	$446,208

F-21	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

At December 31, 2014 and 2013, loans with an aggregate principal balance of $207,255,000 and $136,405,000, respectively, were pledged to secure possible borrowings from the Federal Reserve Bank.

Certain trustees and executive officers of the Company and companies in which they have significant ownership interests were customers of the Bank during 2014. Total loans to such persons and their companies amounted to $8,008,000 and $8,963,000 at December 31, 2014 and 2013, respectively.  During the years ended December 31, 2014 and 2013, $513,000 and $3,110,000 of advances and principal payments of $1,468,000 and $897,000 were made, respectively.

The following tables set forth information regarding nonaccrual loans and past-due loans by portfolio segment at December 31, 2014 and 2013:

							90 Days
							or More
			90 Days	Total			Past Due
	30 - 59	60 - 89	or More	Past	Total	Total	and	Nonaccrual
(In thousands)	Days	Days	Past Due	Due	Current	Loans	Accruing	Loans

December 31, 2014
Commercial real estate	$110	$132	$363	$605	$249,086	$249,691	$-	$3,002
Commercial	149	108	350	607	96,982	97,589	-	516
Residential real estate	-	404	423	827	103,741	104,568	-	1,564
Construction and land development	-	-	-	-	47,079	47,079	-	-
Consumer	9	-	-	9	2,854	2,863	-	-
Total	$268	$644	$1,136	$2,048	$499,742	$501,790	$-	$5,082

December 31, 2013
Commercial real estate	$366	$141	$464	$971	$222,671	$223,642	$-	$1,049
Commercial	238	24	31	293	87,112	87,405	-	474
Residential real estate	427	345	937	1,709	109,535	111,244	-	1,608
Construction and land development	50	-	-	50	20,538	20,588	-	185
Consumer	4	-	-	4	3,325	3,329	-	2
Total	$1,085	$510	$1,432	$3,027	$443,181	$446,208	$-	$3,318

F-22	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Information about the Company’s impaired loans by portfolio segment was as follows at December 31, 2014 and 2013:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(In thousands)	Investment	Balance	Allowance	Investment	Recognized

December 31, 2014
With no related allowance recorded:
Commercial real estate	$4,276	$4,276	$-	$3,070	$161
Commercial	506	506	-	370	20
Residential real estate	221	221	-	368	24
Construction and land development	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired with no related allowance	$5,003	$5,003	$-	$3,808	$205

With an allowance recorded:
Commercial real estate	$-	$-	$-	$279	$-
Commercial	315	318	62	328	12
Residential real estate	-	-	-	-	-
Construction and land development	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired with an allowance recorded	$315	$318	$62	$607	$12

Impaired loans
Commercial real estate	$4,276	$4,276	$-	$3,349	$161
Commercial	821	824	62	698	32
Residential real estate	221	221	-	368	24
Construction and land development	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired loans	$5,318	$5,321	$62	$4,415	$217

December 31, 2013
With no related allowance recorded:
Commercial real estate	$2,024	$2,024	$-	$1,923	$74
Commercial	329	329	-	322	16
Residential real estate	412	412	-	424	11
Construction and land development	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired with no related allowance	$2,765	$2,765	$-	$2,669	$101

With an allowance recorded:
Commercial real estate	$464	$547	$358	$475	$-
Commercial	339	342	68	265	26
Residential real estate	-	-	-	-	-
Construction and land development	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired with an allowance recorded	$803	$889	$426	$740	$26

Impaired loans
Commercial real estate	$2,488	$2,571	$358	$2,398	$74
Commercial	668	671	68	587	42
Residential real estate	412	412	-	424	11
Construction and land development	-	-	-	-	-
Consumer	-	-	-	-	-
Total impaired loans	$3,568	$3,654	$426	$3,409	$127

F-23	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following summarizes troubled debt restructurings entered into during the years ended December 31, 2014 and 2013:

(Dollars in thousands)	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Year-Ended December 31, 2014
Troubled debt restructurings:
Commercial	1	$31	$31
Commercial real estate	1	1,229	1,229
	2	$1,260	$1,260

Year-Ended December 31, 2013
Troubled debt restructurings:
Commercial	4	$231	$229
	4	$231	$229

None of the loans modified as troubled debt restructuring during 2014 and 2013 defaulted during the period after modification.

There were two loans modified as troubled debt restructures during 2014. The Commercial loan was modified to reduce the interest and extend the term of the loan. The Commercial real estate loan was modified into two loans. The TDR is a loan that is secured by properties that are on the market to sell. The Company has evaluated the collateral and has deemed that there is sufficient collateral and no specific reserves are necessary. The loans are on non-accrual and reported as impaired loans as of December 31, 2014.

There were four loans modified as troubled debt restructures during 2013. Two of the loans were modified for interest only payments for a period of time followed by a reduced principal and interest payment by rate reduction. The other two were modified to extend the maturity date and modify the interest rate. The Company has established a specific allowance totaling $51,000. Three of the loans totaling $152,000 are on non-accrual and all four loans are reported as impaired loans as of December 31, 2013.

At December 31, 2014 and 2013, there were no commitments to lend additional funds to borrowers whose loans were modified in troubled debt restructurings.

F-24	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following tables present the Company’s loans by risk rating and portfolio segment at December 31, 2014 and 2013:

(In thousands)	Commercial Real Estate	Commercial	Residential Real Estate	Construction and Land Development	Consumer	Total

December 31, 2014
Grade:
Pass	$236,689	$89,269	$-	$37,867	$-	$363,825
Special mention	5,336	6,498	-	9,212	-	21,046
Substandard	7,666	1,822	1,374	-	-	10,862
Not formally rated	-	-	103,194	-	2,863	106,057
Total	$249,691	$97,589	$104,568	$47,079	$2,863	$501,790

December 31, 2013
Grade:
Pass	$215,572	$84,021	$-	$18,203	$-	$317,796
Special mention	2,674	2,745	-	-	-	5,419
Substandard	5,396	639	1,740	2,385	-	10,160
Not formally rated	-	-	109,504	-	3,329	112,833
Total	$223,642	$87,405	$111,244	$20,588	$3,329	$446,208

Credit Quality Information

The Company utilizes a seven grade internal loan rating system for commercial real estate, construction and land development, and commercial loans as follows:

Loans rated 1-3: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and land development, and commercial loans.

For residential real estate and consumer loans, the Company initially assesses credit quality based upon the borrower’s ability to pay and rates such loans as pass. Subsequent risk rating downgrades are based upon the borrower’s payment activity.

F-25	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Bank has sold mortgage loans with servicing rights retained. The fair value of those servicing rights under GAAP is not material and has not been recognized in the 2014 and 2013 consolidated financial statements.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $12,588,000 and $9,798,000 at December 31, 2014 and 2013, respectively.

Note 5 - Premises and Equipment

The following is a summary of premises and equipment at December 31, 2014 and 2013:

(In thousands)	2014	2013
Land	$2,424	$2,424
Buildings and leasehold improvements	9,102	8,861
Furniture and equipment	3,733	3,359
Leasehold improvements	2,890	2,928
	18,149	17,572
Accumulated depreciation and amortization	(7,646)	(6,878)
Premises and equipment, net	$10,503	$10,694

Depreciation and amortization expense was $767,000 and $646,000 for the years ended December 31, 2014 and 2013, respectively.

Note 6 - Deposits

The aggregate amount of time deposit accounts in denominations of $100,000 or more at December 31, 2014 and 2013 was $96,781,000 and $92,184,000, respectively.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), signed into law on July 21, 2010, permanently raised the maximum deposit insurance amount to $250,000, retroactive to January 1, 2008.

The aggregate amounts of time deposits in denominations over $250,000 were $73,120,000 and $75,411,000 at December 31, 2014 and 2013, respectively.

At December 31, 2014 and 2013, the aggregate amount of brokered time deposits was $66,956,000 and $66,294,000, respectively. At December 31, 2014 and 2013, $66,871,000 and $66,209,000, respectively, of brokered time deposits were included in time deposit accounts in denominations of $100,000 or more above.

At December 31, 2014, the scheduled maturities for time deposits for each of the following five years are as follows:

(In thousands)	2014	2013
2014	$-	$63,036
2015	53,180	29,170
2016	56,184	29,251
2017	11,113	1,169
2018	3,077	685
2019	595	-
Total	$124,149	$123,311

Deposits from related parties held by the Company at December 31, 2014 and 2013 amounted to $3,282,000 and $2,772,000, respectively.

F-26	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 7 - Federal Home Loan Bank Advances

Advances consist of funds borrowed from the FHLB. Maturities of advances from the FHLB for years ending after December 31, 2014 and 2013 are summarized as follows:

(In thousands)	2014	2013

2014	$-	$23,351
2015	21,600	-
2016	9,112	9,112
2017	8,525	8,525
Total	$39,237	$40,988

At December 31, 2014, the following advances from the FHLB were redeemable at par at the option of the FHLB:

Maturity Date	Optional Redemption Date	Amount
		(In thousands)

July 27, 2017	January 27, 2015 and quarterly thereafter	$2,000
March 16, 2017	March 16, 2015 and quarterly thereafter	1,525

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain commercial loans and other qualified assets.

At December 31, 2014, the interest rates on FHLB advances ranged from 0.23% to 4.25%. At December 31, 2014, the weighted average interest rate on FHLB advances was 1.43%.

Note 8 - Income Taxes

The components of income tax expense are as follows for the years ended December 31, 2014 and 2013:

(In thousands)	2014	2013

Current tax expense (benefit):
Federal	$2,163	$659
State	197	298
Net operating loss carryforward	(14)	(14)
	2,346	943
Deferred tax (benefit) expense:
Federal	(689)	518
State	(204)	146
	(893)	664
Net income tax expense	$1,453	$1,607

F-27	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following is a summary of the differences between the statutory federal income tax rate and the effective tax rates for the years ended December 31, 2014 and 2013:

	2014	2013

Federal income tax at statutory rate	34.0%	34.0%
Increase (decrease) in tax resulting from:
State tax, net of federal tax benefit	2.2	3.5
Tax exempt income and dividends received deduction	(10.6)	(9.7)
Gain on donated securities	(1.3)	-
Other	(0.1)	0.3
Effective tax rate	24.2%	28.1%

The following is a summary of the Company’s gross deferred tax assets and gross deferred tax liabilities at December 31, 2014 and 2013:

(In thousands)	2014	2013
Deferred tax assets:
Allowance for loan losses	$2,885	$2,298
Depreciation	129	-
Net operating loss carryforward	83	97
Deferred compensation	1,582	1,360
Deferred loan fees, net	161	154
Writedown of securities	235	291
Reserve for unfunded commitments	43	61
Other	17	21
Gross deferred tax assets	5,135	4,282

Deferred tax liabilities:
Depreciation	-	(41)
Net unrealized holding gain on securities	(1,503)	(487)
Gross deferred tax liabilities	(1,503)	(528)
Net deferred tax asset	$3,632	$3,754

At December 31, 2014, the Company had federal net operating loss carryovers of $244,000. The carryovers were transferred to the Company upon the merger with Amesbury Cooperative Bank during the year ended December 31, 2001. The losses will expire in 2020 and are subject to certain annual limitations which amount to $42,000 per year.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. At December 31, 2014 and 2013, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2011 through December 31, 2013.

F-28	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9 - Employee Benefits

The Company sponsors a 401(k) plan. All employees are eligible to join the 401(k) plan. However, participants in the 401(k) plan must complete one year of service to be eligible for safe harbor contributions and employer discretionary contributions. A Safe Harbor Plan was adopted by the Company effective January 1, 2007. Under the Safe Harbor Plan, the Company matches 100% of employee contributions up to 6% of compensation. In addition, the Company may make a discretionary contribution to the 401(k) plan determined on an annual basis. Employees may contribute up to 75% of their salary subject to certain limits based on federal tax laws. The expense recognized under the 401(k) plan was $308,000 and $334,000 for the years ended December 31, 2014 and 2013, respectively.

The Company has Supplemental Executive Retirement Agreements with certain Executive Officers. These agreements are designed to supplement the benefits available through the Company’s retirement plan. The liability for the retirement benefits amounted to $2,579,000 and $2,028,000 at December 31, 2014 and 2013, respectively, and is included in other liabilities. The expense recognized for these benefits was $551,000 and $991,000 for the years ended December 31, 2014 and 2013, respectively.

Note 10 - Long-Term Incentive Plan

The Bank awards phantom shares through a plan called The Provident Bank Long-Term Incentive Plan. The purpose of the plan is to provide deferred compensation to officers and directors of the Bank and to provide performance incentives for such persons. Such deferred compensation is based upon the award of phantom stock, the value of which is based on the Bank’s ability to grow earnings and capital. The Plan was funded with 500,000 shares for employees and 121,000 shares for Directors. In 2010, the Bank amended the plan to no longer award shares to Directors.

Each phantom stock grant has a five year cliff vesting provision that requires the participant to wait five years before the value of the grant is awarded. All grants are considered fully vested upon retirement at age 62 or later, death, or termination as a result of full disability of the participant. All Directors’ shares are fully vested upon issue; however, shares may not be redeemed prior to five years following the date of the grant unless the Director no longer serves as a member of the Board. If the participant leaves the Bank prior to satisfying the vesting requirement, his/her grant will be forfeited. Plan participants terminated for cause will forfeit all rights to their unvested grants. Compensation under the Plan is accrued over the vesting period.

In 2014 and 2013, the Bank awarded 41,000 and 48,000 shares, respectively. At December 31, 2014 and 2013, respectively, there were 166,000 and 260,000 phantom shares outstanding. The liability for the plan amounted to $1,246,000 and $1,231,000 at December 31, 2014 and 2013, respectively, and is included in other liabilities. Expenses relating to the plan amounted to $448,000 and $455,000 for the years ending December 31, 2014 and 2013, respectively. The Bank has 334,000 shares remaining to issue to employees.

Note 11 - Employment Agreements

The Bank is party to employment agreements with four senior executive officers. One agreement is for three years and the other three agreements are for two years each. All three of the two-year agreements contain automatic extension provisions.

In the case of a change-in-control, as defined within the agreements, one executive will receive three years’ base salary and the other three executives will each receive two years’ base salary, as defined within the agreements.

F-29	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 12 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2014, management believes that the Bank met all capital adequacy requirements to which they are subject.

At December 31, 2014, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank’s actual capital amounts and ratios at December 31, 2014 and 2013 are summarized as follows:

						To Be Well
						Capitalized Under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio

December 31, 2014
Total Capital (to Risk Weighted Assets)	$81,229	15.37%	$42,273	>	8.0%	$52,841	>	10.0%

Tier 1 Capital (to Risk Weighted Assets)	73,282	13.87	21,136	>	4.0	31,705	>	6.0

Tier 1 Capital (to Average Assets)	73,282	11.31	25,915	>	4.0	32,393	>	5.0

December 31, 2013
Total Capital (to Risk Weighted Assets)	$75,450	16.61%	$36,339	>	8.0%	$45,424	>	10.0%

Tier 1 Capital (to Risk Weighted Assets)	68,849	15.16	18,169	>	4.0	27,254	>	6.0

Tier 1 Capital (to Average Assets)	68,849	11.08	24,853	>	4.0	31,067	>	5.0

In July 2013, the Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation approved final rules to implement the Basel III capital framework. The rules are effective on January 1, 2015 and phased-in over a multiple year period becoming fully effective on January 1, 2019. The new capital rules call for higher quality capital with higher minimum capital level requirements. Consistent with the international Basel framework, the rules include a new minimum ratio of common equity tier I capital to risk-weighted assets of 4.5 percent, and a common equity tier I capital conservation buffer of 2.5 percent of risk-weighted assets. The rules also raise the minimum ratio of tier I capital to risk-weighted assets from 4.0 percent to 6.0 percent and includes a minimum leverage ratio of 4.0 percent. Management expects to meet all minimum regulatory capital requirements under the final rule when it becomes effective.

F-30	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13 - Commitments and Contingent Liabilities

At December 31, 2014, the Company was obligated under non-cancelable operating leases for bank premises and equipment.

The total minimum rental due in future periods under these existing agreements is as follows at December 31, 2014:

(In thousands)
2015	$234
2016	209
2017	209
2018	207
2019	198
Years thereafter	1,047
Total minimum lease payments	$2,104

The total rental expense amounted to $237,000 and $222,000 for the years ended December 31, 2014 and 2013, respectively.

Note 14 - Financial Instruments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in real property, accounts receivable, inventory, property, plant and equipment and income producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2014 and 2013, the maximum potential amount of the Company’s obligation was $3,631,000 and $3,145,000, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

F-31	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows at December 31, 2014 and 2013:

(In thousands)	2014	2013

Commitments to originate loans	$9,061	$3,551
Letters of credit	3,631	3,145
Unadvanced portions of loans	115,382	97,597
	$128,074	$104,293

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

Note 15 - Significant Group Concentrations of Credit Risk

Most of the Company's business activity is with customers located within the states of Massachusetts and New Hampshire. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the states of Massachusetts and New Hampshire.

Note 16 - Fair Value Measurements

The Company reports certain assets at fair value in accordance with GAAP, which defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair values:

Basis of Fair Value Measurements

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

•	Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair Values of Financial Instruments Measured on a Recurring Basis

The Company’s investments in U.S. Government and federal agency, state and municipal, corporate debt, asset-backed and government mortgage-backed securities available-for-sale is generally classified within Level 2 of the fair value hierarchy. For these investments, we obtain fair value measurements from

F-32	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows. The Company classifies its investments in trust preferred securities as Level 3 securities. The Company classified its investments in marketable equity securities as Level 1 securities.

The following summarizes financial instruments measured at fair value on a recurring basis at December 31, 2014 and 2013:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant	Significant
		Active Markets for	Other Observable	Unobservable
		Identical Assets	Inputs	Inputs
(In thousands)	Total	Level 1	Level 2	Level 3

December 31, 2014
U.S. Government and federal agency	$2,084	$-	$2,084	$-
State and municipal	3,901	-	3,901	-
Corporate debt	1,114	-	1,114	-
Asset-backed securities	2,645	-	2,645	-
Government mortgage-backed securities	54,853	-	54,853	-
Trust preferred securities	1,122	-	-	1,122
Marketable equity securities	10,313	10,313	-	-
Totals	$76,032	$10,313	$64,597	$1,122

December 31, 2013
U.S. Government and federal agency	$4,403	$-	$4,403	$-
State and municipal	3,629	-	3,629	-
Corporate debt	1,153	-	1,153	-
Asset-backed securities	723	-	723	-
Government mortgage-backed securities	67,478	-	67,478	-
Trust preferred securities	1,392	-	-	1,392
Marketable equity securities	8,869	8,869	-	-
Totals	$87,647	$8,869	$77,386	$1,392

The Company did not have any significant transfers of financial instruments measured at fair value on a recurring basis between Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2014 and 2013.

F-33	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following is a summary of activity for Level 3 financial instruments measured at fair value on a recurring basis at December 31, 2014 and 2013:

(In thousands)	Available-for- Sale Securities

Balance beginning January 1, 2013	$621
Total gains or (losses) (realized/unrealized)
Included in earnings	(141)
Included in other comprehensive income	912
Transfers out, net	-
Ending balance, December 31, 2013	$1,392

Balance beginning January 1, 2014	$1,392
Total gains or (losses) (realized/unrealized)
Included in earnings	-
Included in other comprehensive income	934
Transfers out, net	(1,204)
Ending balance, December 31, 2014	$1,122

Fair Values of Financial Instruments Measured on a Nonrecurring Basis

The Company’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based upon appraisals of similar properties obtained from a third party. For Level 3 inputs, fair value is based upon management estimates of the value of the underlying collateral or the present value of the expected cash flows.

The following summarizes financial instruments measured at fair value on a nonrecurring basis at December 31, 2014 and 2013:

	Fair Value Measurements at Reporting Date Using:
		Quoted Prices in	Significant	Significant
		Active Markets for	Other Observable	Unobservable
		Identical Assets	Inputs	Inputs
(In thousands)	Total	Level 1	Level 2	Level 3

December 31, 2014
Impaired loans	$253	$-	$-	$253

December 31, 2013
Impaired loans	$377	$-	$-	$377

F-34	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following is a summary of the valuation methodology and unobservable inputs for Level 3 assets measured at fair value on a nonrecurring basis at December 31, 2014 and 2013:

(In thousands)	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

December 31, 2014
Impaired loans	$253	Real estate appraisals	Discount for dated appraisals	6-10%

December 31, 2013
Impaired loans	$377	Real estate appraisals	Discount for dated appraisals	6-10%

Note 17 - Disclosures About Fair Values of Financial Instruments

GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The carrying amounts and estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows at December 31, 2014 and 2013:

	Carrying	Fair Value
(In thousands)	Amount	Level 1	Level 2	Level 3	Total

December 31, 2014
Financial assets:
Cash and cash equivalents	$9,558	$9,558	$-	$-	$9,558
Available-for-sale securities	76,032	10,313	64,597	1,122	76,032
Held-to-maturity securities	45,559	-	47,435	-	47,435
Federal Home Loan Bank of Boston stock	3,642	3,642	-	-	3,642
Loans, net	494,183	-	-	501,049	501,049
Accrued interest receivable	2,056	-	2,056	-	2,056
Financial liabilities:
Deposits	536,934			537,281	537,281
Federal Home Loan Bank advances	39,237		40,020		40,020

December 31, 2013
Financial assets:
Cash and cash equivalents	$15,356	$15,356	$-	$-	$15,356
Available-for-sale securities	87,647	8,869	77,386	1,392	87,647
Held-to-maturity securities	46,729	-	45,524	-	45,524
Federal Home Loan Bank of Boston stock	5,318	5,318	-	-	5,318
Loans, net	439,712	-	-	442,525	442,525
Accrued interest receivable	1,958	-	1,958	-	1,958
Financial liabilities:
Deposits	508,554	-	-	508,798	508,798
Federal Home Loan Bank advances	40,988	-	42,042	-	42,042

The carrying amounts of financial instruments shown above are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

F-35	Provident Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 18 - Small Business Lending Fund

On September 13, 2011, as part of the Small Business Lending Fund Program (“SBLF”) of the U. S. Treasury (“Treasury”), the Company entered into a Letter Agreement pursuant to which the Company issued and sold to the Treasury 17,145 shares of the Company’s Non-Cumulative Perpetual Preferred Stock, Series A, no par value, having liquidation preference of $1,000 per preferred share (the “Series A Preferred Stock”).

The initial rate payable on SBLF capital is, at most, five percent, and the rate falls to one percent if a bank’s small business lending increases by ten percent or more. Banks that increase their lending by less than ten percent pay rates between two percent and four percent. If a bank’s lending does not increase in the first two years, however, the rate increases to seven percent, and after 4.5 years total, the rate for all banks increases to nine percent (if the bank has not already repaid the SBLF funding). The dividend will be paid only when declared by the Company’s Board of Directors. The Series A Preferred Stock has no maturity date and ranks senior to Common Stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Company’s dividend rate on SBLF capital at December 31, 2014 and 2013 was 1.0%. SBLF dividends paid for the years ended December 31, 2014 and 2013 amounted to $172,000, respectively.

Note 19 - Subsequent Events

Management has evaluated subsequent events through March 10, 2015, which is the date the consolidated financial statements were available to be issued. There were no subsequent events that require adjustment in the consolidated financial statements. There were no subsequent events that required disclosure in the consolidated financial statements except as discussed below.

On March 10, 2015, the Board of Directors of the Company adopted a plan of stock issuance (“the Plan”) pursuant to which the Company will sell shares of common stock, representing a minority ownership of the estimated pro forma market value of the Company that will be determined by an independent appraisal. Shares will be sold to eligible depositors, the tax qualified employee benefit plans of the Company and possibly others, in a subscription offering and, if necessary, to the general public in a community and/or syndicated community offering. The majority of the shares of common stock will be owned by the Holding Company. In connection with the Plan, the Company will establish a charitable foundation, which will be funded with $250,000 in cash and 2% of the Company’s outstanding shares of common stock.

The Plan provides for the establishment, upon the completion of the stock offering, of a special “liquidation account” for the benefit of certain depositors of the Bank in an amount equal to the percentage ownership interest in the equity of the Company to be held by persons other than the Holding Company as of the date of the latest balance sheet contained in the prospectus. Following the completion of the conversion, the Company will not be permitted to pay dividends on its capital stock if the Company’s shareholders’ equity would be reduced below the amount of the liquidation account, as applicable. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts.

Costs associated with the stock offering have been deferred and will be deducted from the proceeds of the shares sold in the stock issuance. If the stock offering is not completed, all costs will be charged to expense. At December 31, 2014, approximately $86,000 of stock offering costs had been incurred and deferred.

Note 20 - Reclassification

Certain amounts in the prior year have been reclassified to be consistent with the current year's consolidated financial statement presentation, and had no effect on the net income reported in the consolidated income statement.

F-36	Provident Bancorp, Inc. and Subsidiary

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Provident Bancorp, Inc. or The Provident Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Provident Bancorp, Inc. or The Provident Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 4,222,800 Shares

(Subject to increase to up to 4,856,220 Shares)

(Holding Company for
The Provident Bank)

COMMON STOCK

no par value

PROSPECTUS

May 14, 2015

These securities are not deposits or accounts and are not insured or guaranteed.

Until June 16, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.